     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 2000

                                                      REGISTRATION NO. 333-35756
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                        REGENERATION TECHNOLOGIES, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                        8731                     59-3466543
 (State or other jurisdiction        (Primary Standard       (I.R.S. Employer Number)
              of                        Industrial             Identification No.)
incorporation or organization)     Classification Code)

                              ONE INNOVATION DRIVE
                             ALACHUA, FLORIDA 32615
                                 (904) 418-8888

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JAMES M. GROOMS
                            CHIEF EXECUTIVE OFFICER
                        REGENERATION TECHNOLOGIES, INC.
                              ONE INNOVATION DRIVE
                             ALACHUA, FLORIDA 32615
                                 (904) 418-8888

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                WITH COPIES TO:

               WARREN J. NIMETZ, ESQ.                                    JOSEPH E. MULLANEY III, ESQ.
             FULBRIGHT & JAWORSKI L.L.P.                                  PETER T. BUTTERFIELD, ESQ.
                  666 FIFTH AVENUE                            MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
              NEW YORK, NEW YORK 10103                                       ONE FINANCIAL CENTER
                   (212) 318-3000                                         BOSTON, MASSACHUSETTS 02111
                                                                                (617) 542-6000

                         ------------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus (Not Complete)
The information in this prospectus is not complete and may be changed without notice. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Issued August 2, 2000


                                5,700,000 Shares

                                     [LOGO]

                                  Common Stock

                                ----------------

    Regeneration Technologies, Inc. is offering 3,800,000 shares of common stock, and the selling stockholder is offering 1,900,000 shares of our common stock in our initial public offering. We will not receive any of the proceeds from the sale of shares by the selling stockholder. No public market currently exists for our common stock. We anticipate that the initial public offering price will be between $12.00 and $14.00 per share.

                            ------------------------

    We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "RTIX."

                            ------------------------

    Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

                             ---------------------

                                                              Per Share      Total
                                                              ---------   -----------
Offering Price..............................................   $          $
Discounts and Commissions to Underwriters...................   $          $
Offering Proceeds to Regeneration Technologies..............   $          $
Offering Proceeds to the Selling Stockholder................   $          $

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We have granted the underwriters the right to purchase up to an additional 855,000 shares of our common stock to cover any over-allotments. The underwriters can exercise this right at any time within thirty days after this offering. Banc of America Securities LLC expects to deliver the shares of common
stock to investors on       , 2000.

Banc of America Securities LLC

                                Lehman Brothers

                                    Stephens Inc.

                                ----------------

                                           , 2000

The BioCleanse-TM- Process

    [Photograph of a cross section of a conventionally processed human femur, as well as photograph of femur bone that has been cleansed with BioCleanse technology.]

    Processed femur before BioCleanse-TM-

    Processed femur after BioCleanse-TM-

[Photograph of Class 100 packaging room.]

    Class 100 packaging room: Cleaned, processed tissue being packaged for distribution

    BioCleanse-TM-: Advanced Allograft Processing

[Photograph of BioCleanse chamber]

    BioCleanse-TM- chamber

[Photograph of processing room]

    Processing room: Cleaning tissue in preparation for the BioCleanse-TM-process

[Photograph of chemical mix unit]

    Chemical mix unit

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1

Risk Factors................................................      4

Forward-Looking Statements..................................     13

Use of Proceeds.............................................     14

Dividend Policy.............................................     14

Capitalization..............................................     15

Dilution....................................................     16

Selected Consolidated Financial Data........................     17

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     19

Business....................................................     30

Management..................................................     55

Related Party Transactions..................................     63

Principal and Selling Stockholders..........................     65

Description of Capital Stock................................     67

Shares Eligible for Future Sale.............................     70

Underwriting................................................     72

Legal Matters...............................................     74

Experts.....................................................     75

Where You Can Find More Information.........................     75

Index to Consolidated Financial Statements..................    F-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

                        REGENERATION TECHNOLOGIES, INC.

    We are a leader in the use of natural tissue and innovative technologies to repair and promote the natural healing of human bone and other human tissues. Using core human physiology--the basic biology of natural tissues as they function in the body--our human tissue implants are improving surgical outcomes. We process "allograft" tissue, which is tissue recovered from deceased human donors, for biologic safety and implant mechanical characteristics. A surgeon transplants these allografts into a patient's body to make the needed repair. By contrast, an "autograft" procedure is one in which the surgeon harvests tissue from one part of a patient's body for transplant to another part of the body to make the needed repair. Our goal is to replace conventional implant approaches, including metals, synthetics and autograft implants with allograft, and to establish our allografts as the implant of choice for tissue repair.

    We are a provider of comprehensive healing and natural tissue products in a broad range of markets. In addition, we were the largest U.S. processor and distributor of allografts that are precisely tooled for specific surgical uses, in terms of revenues, for the year ended December 31, 1999. Our allografts are distributed in all 50 states and in nine countries internationally. We are also a processor of "conventional allografts," which are allografts that are not tooled by the processor for a specific surgical use. We process human musculoskeletal and other tissues, including bone, cartilage, tendon, ligament, pericardial and cardiovascular tissue in producing our allografts. Surgeons then use these tissues to repair and promote the healing of a wide variety of bone and other tissue defects, including spinal vertebrae repair, musculoskeletal reconstruction, fracture repair, repairs to the jaw and related tissues, urinary incontinence and heart valve disorders. Our current grafts range from conventional allografts to precision tooled grafting material, including bone dowels, that are cylindrical-shaped round pins that join adjacent tissues, wedges, pastes and pins, urological allografts and heart valves. During 1999, we shipped over 90,000 processed allografts used in an estimated 60,000 procedures. Often, surgeons use more than one allograft in a given procedure.

    The overall market in the United States for tissue repair and healing through the use of surgical implants, including metals, synthetics and allografts, has grown considerably over the last several years, with revenues in the orthopedic and cardiovascular segments of this market exceeding an estimated $6.4 billion in 1999. In these segments, procedures using allografts, either conventional graft, bone paste, or specialty tooled tissues, totaled over 310,000 during 1999, accounting for revenues of over $410.0 million. We believe that the use of allografts will continue to increase and represent a growing portion of the surgical implant market.

    Processors of tissue supply allografts to hospitals and surgeons for use in surgery. The need for tissue is increasing each year and currently is served by approximately 30 tissue banks in the United States that process and/or distribute bone or cardiovascular allografts. We have one of the most extensive tissue recovery programs in the United States, recovering bone or cardiovascular tissue from over 4,000 human donors during 1999, up from over 2,300 in 1998 and 1,500 in 1997. We believe our network of recovery groups accounted for approximately 32% of the human tissue recovered for processing in the United States during 1999.

    We pursue a market-by-market approach to distribution of our allografts, including strategic arrangements in order to increase our penetration in selected markets. We have an alliance with Medtronic Sofamor Danek in the spinal market, with Exactech, Inc. in portions of the bone paste market, and with C.R. Bard, Inc. in the urological market.

    Using our proprietary BioCleanse system, we believe we are the only processor of human tissue currently able to safely process tissue in a single system from multiple donors simultaneously. This system, which kills or inactivates all classes of conventional pathogens, viruses, microbes, bacteria and fungi, and which cleanses tissue both before and after processing, allows us to safely process tissue from up to 100 donors at the same time, thereby significantly increasing the efficiency of our tissue processing. In addition, our BioCleanse system is able to remove blood, fats, lipids and other unwanted materials from the tissue we process more successfully than traditional processing. We believe the removal of blood, fat, lipids and other unwanted materials results in faster patient healing since it eliminates the need for the patient's body to remove these substances using natural processes following surgery. In contrast to traditional tissue processing, our BioCleanse system also permits us to process tissue at lower average cost and to safely and economically process tissue from donors and age groups that might not have been feasible without BioCleanse.

    We plan to continue to develop new allografts and technologies within the orthopedics, urological and cardiovascular markets, and to develop additional tissue-related technologies for other markets. To accomplish this, we intend to continue to use our core technologies and processes which include precision machined bone tissue, allograft bone pastes that stimulate the growth of new bone, our proprietary BioCleanse system, segmentally demineralized bone allografts which have been treated to remove unwanted materials, osteoarticular grafts designed to fit specific surgical instruments, growth factors to stimulate bone or tissue growth, allografts assembled from various smaller bone pieces, xenograft, or animal tissue, and bone treated to significantly reduce materials that could cause immune responses.
                                  THE OFFERING


Common stock offered by:
  Regeneration Technologies, Inc.......  3,800,000 shares
  Selling stockholder..................  1,900,000 shares
      Total............................  5,700,000 shares
Common stock to be outstanding after
  the offering.........................  21,308,562 shares
Use of proceeds........................  To fund continued research and development, to construct and equip a new manufacturing facility, to construct
                                         additional BioCleanse systems and other automated
                                         processing systems, to expand our tissue recovery and
                                         distribution activities, and for general corporate
                                         purposes, including working capital. In addition, we may
                                         use a portion of the proceeds to acquire businesses,
                                         assets, technologies or product lines that complement our
                                         existing business. We will not receive any proceeds from
                                         the shares sold by the selling stockholder. See "Use of
                                         Proceeds."
Proposed Nasdaq National Market
  Symbol...............................  RTIX


                            ------------------------

    The above information excludes:

    - 1,825,166 shares of our common stock subject to options granted under our Omnibus Stock Option Plan and outstanding as of June 30, 2000 at a weighted average exercise price of $4.29 per share;


    - 226,930 shares of our common stock reserved for issuance upon the exercise of warrants outstanding as of June 30, 2000 at a weighted average exercise price of $5.65 per share; and

    - 269,231 shares of our common stock we anticipate issuing when we complete our acquisition of Alabama Tissue Center when we complete this offering, assuming an initial public offering price of $13.00 per share.

    Unless otherwise indicated, the information in this prospectus assumes:
    - that the underwriters will not exercise their over-allotment option;
    - the conversion of all shares of our outstanding preferred stock into shares of our common stock;
    - a 4.8-for-1 stock split of our common stock to be effected prior to the completion of this offering;
    - the reorganization of our company as a Delaware corporation; and
    - the completion of our acquisition of the tissue processing and distribution business of Alabama Tissue Center.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    You should read the following summary consolidated financial data together with (1) the statements of revenues and direct costs and accompanying notes of our predecessor business; (2) our consolidated financial statements and accompanying notes; and (3) "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

    Set forth below are the statement of operations data for the years ended December 31, 1995, 1996 and 1997 and the period from January 1, 1998 to
February 11, 1998 for our predecessor business. In addition, set forth below are statement of operations data for the period from February 12, 1998 to December 31, 1998, the year ended December 31, 1999 and the six months ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 (1) on an actual basis and (2) on an as-adjusted basis to give effect to the sale by us of 3,800,000 shares of our common stock in this offering at an assumed initial public offering price of $13.00 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, and the application of net proceeds from this offering.

                                                                        PERIOD FROM   PERIOD FROM                   SIX MONTHS
                                                                        JANUARY 1,    FEBRUARY 12,                    ENDED
                           YEAR ENDED     YEAR ENDED     YEAR ENDED     1998 TO         1998 TO      YEAR ENDED      JUNE 30,
                           DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     FEBRUARY 11,     DECEMBER 31,  DECEMBER 31, ----------
                             1995           1996           1997           1998           1998           1999           1999
                           ------------   ------------   ------------   -----------   ------------   ------------   ----------
STATEMENT OF OPERATIONS
  DATA:
Total revenues...........     $1,192         $2,291        $13,509        $2,826       $   35,257    $    73,020    $   31,561
Net revenues.............      1,192          1,726          4,634           894           11,128         33,026        14,099
Total costs and
  expenses...............      1,304          2,555          5,180           866           15,304         30,587        13,648
Operating (loss)
  income.................                                                                  (4,176)         2,439           451
Net (loss) income........                                                              $   (4,142)   $     2,960    $      155
                                                                                       ==========    ===========    ==========
Net (loss) income per
  common share--basic....                                                              $    (1.12)   $      0.81    $     0.04
Net (loss) income per
  common share--diluted..                                                              $    (1.12)   $      0.18    $     0.01
Weighted average shares
  outstanding--basic.....                                                               3,686,770      3,669,970     3,672,790
Weighted average shares
  outstanding--diluted...                                                               3,686,770     16,636,791    15,936,747
Pro forma net income per
  common share--basic....                                                                            $      0.18
Pro forma net income per
  common share--diluted..                                                                            $      0.18
Pro forma weighted
  average shares
  outstanding--basic.....                                                                             16,161,269
Pro forma weighted
  average shares
  outstanding--diluted...                                                                             16,636,791

                           SIX MONTHS
                              ENDED
                            JUNE 30,
                           -----------
                              2000
                           -----------
STATEMENT OF OPERATIONS
  DATA:
Total revenues...........  $    54,079
Net revenues.............       25,144
Total costs and
  expenses...............       22,859
Operating (loss)
  income.................        2,285
Net (loss) income........  $     1,219
                           ===========
Net (loss) income per
  common share--basic....  $      0.34
Net (loss) income per
  common share--diluted..  $      0.07
Weighted average shares
  outstanding--basic.....    3,629,400
Weighted average shares
  outstanding--diluted...   18,312,307
Pro forma net income per
  common share--basic....  $      0.07
Pro forma net income per
  common share--diluted..  $      0.07
Pro forma weighted
  average shares
  outstanding--basic.....   17,522,952
Pro forma weighted
  average shares
  outstanding--diluted...   18,312,307



                                                                AS OF JUNE 30, 2000
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
BALANCE SHEET DATA:                                           ----------   -----------
Cash and cash equivalents...................................   $   763       $45,705
Working capital.............................................    12,600        57,542
Total assets................................................    56,341       101,283
Long-term obligations, less current portion.................     3,912         3,912
Total stockholders' equity..................................    17,113        62,055


                       ----------------------------------

    We originally incorporated in Florida on August 21, 1997 and began operations on February 12, 1998 upon our separation from the University of Florida Tissue Bank, Inc. Prior to the completion of this offering, we intend to reorganize as a Delaware corporation. Our principal executive offices are located at One Innovation Drive, Alachua, Florida 32615 and our telephone number is (904) 418-8888. Our Web site is located at www.rtitechnology.com. The information contained on our Web site should not be considered a part of this prospectus.


    Alloanchor-TM-, BioCleanse-TM-, Cornerstone-TM- SR, FasLata-TM- Fascia Lata Allograft, MD-Series-TM- Threaded Bone Dowels, Opteform-TM-, Osteofil-TM-, Precision-TM- Cortical Bone Wedge, Regenaderm-TM-, Regenafil-TM-, Regenaform-TM-, Regeneration Technologies, Inc.-TM- and Tangent-TM- Cortical Bone Wedge are some of our trademarks. Any other trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                  RISK FACTORS

    THIS OFFERING AND AN INVESTMENT IN OUR COMMON STOCK INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER EACH OF THE RISKS AND UNCERTAINTIES DESCRIBED IN THIS SECTION AND ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. ANY OF THE RISK FACTORS WE DESCRIBE BELOW COULD SEVERELY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE IF ANY OF THESE RISKS OR UNCERTAINTIES DEVELOP INTO ACTUAL EVENTS. YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

    WE HAVE A LIMITED OPERATING HISTORY, ARE AT AN EARLY STAGE OF DEVELOPMENT AND MAY NOT SUCCEED OR CONTINUE TO BE PROFITABLE.

    We incorporated in 1997 and commenced operations as an independent entity in 1998, and are at an early stage of development. Accordingly, we have a limited operating history on which to base an evaluation of our business and prospects. We expect our operating expenses to increase and we will need to generate significant revenues to maintain profitability. We may not be able to achieve growth in our revenues at levels which will sustain or increase profitability on a quarterly or annual basis.

    Many of the risks inherent in the development of a new enterprise will affect our business, including:

    - market acceptance of our existing and future allografts and technologies;

    - our ability to continue to develop markets for our allografts and technologies;

    - our ability to raise sufficient capital to support the cost of commercializing our current allografts and technologies and developing new allografts and technologies to remain competitive; and

    - our ability to attract and retain qualified management, sales, technical and scientific staff.

    It is difficult for us to predict our future results of operations due to our limited operating history and the uncertain nature of our markets. As we increase our operating expenses to continue our research and development, expand manufacturing and add to our tissue recovery and distribution programs, these expenditures may not result in increased revenues and we may incur sizable losses.

    WE DEPEND HEAVILY UPON A LIMITED NUMBER OF SOURCES OF HUMAN TISSUE, AND ANY FAILURE TO OBTAIN TISSUE FROM THESE SOURCES IN A TIMELY MANNER WILL INTERFERE WITH OUR ABILITY TO PROCESS AND DISTRIBUTE ALLOGRAFTS.

    The University of Florida Tissue Bank, Inc., Tutogen Medical, Inc. and Allograft Resources of Wisconsin collectively supplied us with approximately 58% of the human tissue we obtained in the year ended December 31, 1999. The limited supply of human tissue has at times limited our growth, and may not be sufficient to meet our future needs. In addition, due to seasonal changes in mortality rates, some scarce tissues that we use for our allografts are at times in particularly short supply. We cannot be sure that our supply of tissue will continue to be available at current levels or will be sufficient to meet our needs. If we are no longer able to obtain tissue from these sources sufficient to meet our needs, we may not be able to locate replacement sources of tissue on commercially reasonable terms, if at all. Any interruption of our business caused by the need to locate additional sources of tissue would significantly hurt our revenues, which could cause the market price of our common stock to decline. We expect our revenues would continue to suffer for at least as long as needed tissue is in short supply.

    OUR SUCCESS WILL DEPEND ON THE CONTINUED ACCEPTANCE OF OUR ALLOGRAFTS AND TECHNOLOGIES BY THE MEDICAL COMMUNITY.

    Our new allografts, technologies or enhancements to existing allografts may never achieve broad market acceptance, which can be affected by numerous factors, including:

    - clinical acceptance of our allografts and technologies;

    - introduction of competitive tissue repair treatment options which render our allografts and technologies too expensive or obsolete;

    - lack of availability of third-party reimbursement; and

    - our ability to train surgeons in the use of our allografts and technologies.

    Market acceptance will also depend on our ability to demonstrate that our existing and new allografts and technologies are an attractive alternative to existing tissue repair treatment options. Our ability to do so will depend on surgeons' evaluations of the clinical safety, efficacy, ease of use, reliability and cost-effectiveness of these tissue repair options and technologies. For example, we believe that a small portion of the medical community has lingering concerns over the risk of disease transmission through the use of allografts. Furthermore, we believe that even if the medical community generally accepts our allografts and technologies, recommendations and endorsements by influential surgeons will be important to the commercial success of our allografts and technologies. If our allografts and technologies are not broadly accepted in the marketplace, we may not achieve a competitive position in the market.

    IF WE FAIL TO ACHIEVE AND MAINTAIN THE HIGH PROCESSING AND MANUFACTURING STANDARDS THAT OUR ALLOGRAFTS REQUIRE OR IF WE ARE UNABLE TO DEVELOP ADDITIONAL MANUFACTURING CAPACITY, OUR COMMERCIAL OPPORTUNITY WILL BE REDUCED OR ELIMINATED.

    Our allografts require careful calibration and precise, high-quality processing and manufacturing. Achieving precision and quality control requires skill and diligence by our personnel. If we fail to achieve and maintain these high processing and manufacturing standards, including avoiding manufacturing errors, design defects or component failures:

    - we could be forced to recall or withdraw our allografts;

    - our allografts and technologies could fail quality assurance and performance tests;

    - production and deliveries of our allografts could be delayed or cancelled; and

    - our production costs could increase.

    We can never completely eliminate the risk of errors, defects or failures. Further, to be successful, we will need to increase our manufacturing capacity, which we intend to do using a portion of the proceeds from this offering. It may be difficult for us to increase our manufacturing capacity due to problems related to yields, quality control and assurance, tissue availability, adequacy of control policies and procedures, and lack of skilled personnel. If we are unable to process and produce our allografts on a timely basis, at acceptable quality and costs, and in sufficient quantities, or if we experience unanticipated technological problems or delays in production, it will reduce our revenues and the market price of our common stock could decline as a result.

    RAPID TECHNOLOGICAL CHANGE WILL AFFECT US AND OUR CUSTOMERS, WHICH COULD RESULT IN REDUCED DEMAND FOR OUR ALLOGRAFTS.

    Technologies change rapidly in our industry and there are frequent introductions of new technologies. For example, steady improvements have been made in synthetic human tissue substitutes which compete with our allografts. Unlike allografts, synthetic tissue technologies are not dependent on the availability of human tissue. If one of our competitors successfully introduces synthetic technologies using recombinant technologies, it could result in a decline in demand for allografts. Although our growth strategy contemplates introducing new allografts and technologies, including the use of recombinant technologies, the development of these new allografts and technologies is a complex and uncertain process, requiring a high level of innovation, as well as the ability to accurately predict future technology and market trends. The allografts we currently have in development will require significant additional development, investment and testing. We may need to undertake costly and time-consuming efforts to achieve these objectives. We may not be able to respond effectively to technological changes and emerging industry standards, or to successfully identify, develop or support new technologies or enhancements to existing allografts in a timely and cost-effective manner, if at all. If we are unable to achieve the improvements in our allografts necessary for their successful commercialization, the demand for our allografts will suffer.

    WE FACE INTENSE COMPETITION, WHICH COULD RESULT IN REDUCED ACCEPTANCE AND DEMAND FOR OUR ALLOGRAFTS AND TECHNOLOGIES.

    The medical technology/biotechnology industry is intensely competitive. We compete with companies in the United States and internationally that engage in the development and production of medical technologies and processes including:

    - biotechnology, orthopedic, pharmaceutical, biomaterial, chemical and other companies such as Johnson & Johnson, Osteotech and the Musculoskeletal Tissue Foundation;

    - academic and scientific institutions; and

    - public and private research organizations.

    Many of our competitors have much greater financial, technical, research, marketing, sales, distribution, service and other resources than we have. Moreover, our competitors may offer a broader array of tissue repair treatment products and technologies or may have greater name recognition than we do in the marketplace. For example, we compete with a number of divisions of Johnson & Johnson, a company with significantly greater resources and brand recognition than we have. Our competitors, including several development stage companies, may develop or market technologies that are more effective or commercially attractive than ours, or that may render our technologies obsolete. For example, the successful development of a synthetic tissue product that permits remodeling of bones could result in a decline in the demand for allograft-based products and technologies.

    Allograft implants compete with autograft, metals and synthetic tissues, as well as with alternative medical procedures. For the foreseeable future, we believe a significant number of surgeons will continue to choose to perform autograft procedures when feasible, despite the necessity for performing a second surgery. In addition, many members of the medical community will continue to prefer the use of metals and synthetics due in part to their familiarity with these products and the procedures required for their use. In order to compete effectively in the marketplace, we intend to continue to pursue our strategies of being an innovator in the industry, expanding our use of new technologies and expanding our sales and marketing capabilities.

    IF WE FAIL TO MAINTAIN OUR EXISTING STRATEGIC RELATIONSHIPS OR ARE UNABLE TO IDENTIFY ADDITIONAL DISTRIBUTORS OF OUR ALLOGRAFTS, OUR REVENUES MAY DECREASE.

    While we market a portion of our current technologies directly to our customers, we currently derive the majority of our revenues through our relationships with three companies, Medtronic Sofamor Danek, Exactech and C.R. Bard. In the year ended December 31, 1999, we derived approximately 52% of our net revenues from distribution assisted by management services provided by one company, Medtronic Sofamor Danek. This company provides nearly all of the instrumentation, surgeon training, distribution assistance and marketing materials for our line of spinal allografts. If our relationship with this distributor was terminated for any reason, our revenues would be materially and adversely affected.

    We may need to obtain the assistance of additional distributors to market and distribute our new allografts and technologies, as well as to market and distribute our existing allografts and technologies to new market segments or geographical areas. We may not be able to find additional distributors who will agree to market and distribute our allografts and technologies on commercially reasonable terms, if at all. If we are unable to establish new distribution relationships or renew our current distribution arrangements on favorable terms, our revenues may decline which could cause the market price of our shares to decline.


    OUR ALLOGRAFTS AND TECHNOLOGIES COULD BECOME SUBJECT TO SIGNIFICANTLY GREATER REGULATION BY THE FDA, WHICH COULD DISRUPT OUR BUSINESS.



    The U.S. Food and Drug Administration has statutory authority to regulate allograft processing and allograft-based materials. The U.S. Food and Drug Administration has statutory authority to regulate allograft processing, allograft-based materials and facilities in which allografts are processed. For example, the FDA recently inspected our facility and reviewed the steps that we took to validate the use of our BioCleanse system for the simultaneous processing of tissue from multiple donors. While the FDA left without noting any deficiencies, the FDA could identify deficiencies in a future inspection. In addition, information gathered from this inspection likely will be forwarded to FDA's Center for Biologics Evaluation and Research, which could conclude that our system is improperly validated. Such a finding potentially could disrupt our business, hurting our profitability.


    Since 1997, the FDA has worked to establish a more comprehensive regulatory framework for human tissue-based allografts. The framework under FDA consideration would establish criteria for determining whether a particular human tissue-based product will be classified as human tissue, a medical device or biologic drug requiring premarket clearance or approval. The FDA currently regulates our heart valve allografts as medical devices and we cannot be sure that the FDA will not seek to regulate our other allografts as medical devices or biologics in the future. If the FDA decides to do so, it could significantly increase our cost of doing business which could hurt our revenues and operating margins.

    If the FDA decides to adopt and implement its proposed regulatory framework, one or more of our current allografts would be regulated to a much greater extent. In addition to our heart valve allografts, one or more of our allografts in development may become subject to regulation as medical devices or biologic drugs. For allografts regulated as medical devices, we will need to obtain premarket clearance or approval through either the 510(k) premarket notification process, or the FDA's premarket approval process. Some of our proposed grafts will contain tissue derived from animals, commonly referred to as xenografts. Xenografts also are subject to premarket review by the FDA.

    To obtain the necessary approvals or clearances, we would be required to submit premarket notifications, premarket approval applications and/or biologics license applications. The clinical testing and preparation of required applications would be time consuming and costly. In addition, the FDA could decide not to approve our applications. The FDA could also require us to stop marketing our current allografts pending their approval or clearance. The FDA may require post-market testing and surveillance to monitor the effects of approved allografts, may restrict the commercial applications of our allografts, and may conduct periodic inspections of our facility and our suppliers' facilities. The FDA may withdraw our product approvals or clearances if we do not comply with its regulatory standards or if we encounter problems after the initial marketing. If we encounter delays during the FDA approval process, the period during which we have the exclusive right to commercialize any allografts for which we have received patent protection may be shortened.

    It is possible that others may make allegations against us or against donor recovery groups or tissue banks, including those with which we have a relationship, about non-compliance with applicable FDA regulations or other relevant statutes and regulations. Allegations like these could cause regulators or other authorities to take investigative or other action, or could cause negative publicity for us or our industry generally. These actions or any negative publicity could cause the market price of our shares to decline.

    IF OUR PATENTS AND THE OTHER MEANS WE USE TO PROTECT OUR INTELLECTUAL PROPERTY PROVE TO BE INADEQUATE, OUR COMPETITORS COULD EXPLOIT OUR INTELLECTUAL PROPERTY TO COMPETE MORE EFFECTIVELY AGAINST US.

    The law of patents and trade secrets is constantly evolving and often involves complex legal and factual questions. The U.S. government may deny or significantly reduce the coverage we seek in our patent applications before or after a patent is issued. We therefore cannot be sure that any particular patent we apply for will be issued, that the scope of the patent protection will exclude our competitors, that interference proceedings regarding any of our patent applications will not be filed, or that we will achieve any other competitive advantage from a patent. In addition, it is possible that one or more of our patents will be held invalid if challenged or that others will claim rights in or ownership of our patents and other proprietary rights. If any of these events occur, our competitors may be able to use our intellectual property and compete more effectively against us.

    Because patent applications are secret until patents are actually issued and the publication of discoveries in the scientific or patent literature lags behind actual discoveries, we cannot be certain if our patent application was the first application filed covering a particular invention. If another party's rights to an invention are superior to ours, we may not be able to obtain a license to use that party's invention on commercially reasonable terms, if at all. In addition, our competitors, many of which have greater resources than we do, could obtain patents that will prevent, limit or interfere with our ability to make use of our inventions either in the United States or in international markets. Further, the laws of some foreign countries do not always protect our intellectual property rights to the same extent as do the laws of the United States. Litigation or regulatory proceedings in the United States or foreign countries also may be necessary to enforce our patent or other intellectual property rights or to determine the scope and validity of our competitors' proprietary rights. These proceedings can be costly, result in product development delays, and divert our management's attention from our business.

    We also rely upon unpatented proprietary techniques and processes in tissue recovery, research and development, tissue processing and quality assurance. It is possible that others will independently develop technology similar to ours or otherwise gain access to or disclose our proprietary technologies. We may not be able to meaningfully protect our rights in these proprietary technologies, which would reduce our ability to compete.

    In 1996, a law was passed in the United States that limits the enforcement of patents covering the performance of surgical or medical procedures on a human body. This law prevents medical practitioners and health care entities who practice these procedures from being sued for patent infringement. Therefore, depending upon how these limitations are interpreted by the courts, they could have a material adverse effect on our ability to enforce any of our proprietary methods or procedures deemed to be surgical or medical procedures.

    THE CONFIDENTIALITY AGREEMENTS WE HAVE WITH OUR EMPLOYEES AND OTHERS MAY NOT ADEQUATELY PREVENT DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION, ALLOWING OUR COMPETITORS TO LEARN THIS INFORMATION AND COMPETE MORE EFFECTIVELY AGAINST US.

    Our policy is to execute confidentiality agreements with our employees and consultants. These agreements generally require that all confidential information be kept confidential even after the individual has left our employment. These agreements also generally provide that inventions conceived by the individual while he or she is one of our employees or consultants are our exclusive property. It is possible, however, that these agreements will not provide meaningful protection of our proprietary and other confidential information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees or consultants have prior employment or consulting relationships. We may be forced to engage in costly and time-consuming litigation to determine the scope of and to enforce our proprietary rights. Even if successful, any litigation could divert our management's attention from our business.

    OUR SUCCESS WILL DEPEND IN PART ON OUR ABILITY TO OPERATE WITHOUT INFRINGING ON OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS, AND IF WE ARE UNABLE TO DO SO WE MAY BE LIABLE FOR DAMAGES.

    We cannot be certain that U.S. or foreign patents or patent applications of other companies do not exist or will not be issued that would prevent us from commercializing our allografts and technologies. Third parties may sue us for infringing or misappropriating their patent or other intellectual property rights. Intellectual property litigation is costly. If we do not prevail in litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license requiring us to make royalty payments. It is possible that a required license will not be available to us on commercially acceptable terms, if at all. In addition, a required license may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around another company's patent, we may be unable to make use of some of our technologies or distribute our allografts. This could hurt our revenues and the market price of our shares.

    WE OR OUR COMPETITORS MAY BE EXPOSED TO PRODUCT LIABILITY CLAIMS WHICH COULD CAUSE US TO BE LIABLE FOR DAMAGES OR CAUSE INVESTORS TO THINK WE WILL BE LIABLE FOR SIMILAR CLAIMS IN THE FUTURE.

    The development of allografts and technologies for human tissue repair and treatment entails an inherent risk of product liability claims, and substantial product liability claims may be asserted against us. Although we have not received any material product liability claims to date and have a $20.0 million insurance policy with Steadfast Insurance Company of Delaware to cover these claims should they arise, claims could arise in the future for which our insurance will not be adequate. Moreover, insurance covering our business may not always be available in the future on commercially reasonable terms, if at all. If our insurance proves to be inadequate to pay a damage award, we may not have sufficient funds to do so which would harm our financial condition. In addition, successful product liability claims made against one of our competitors could cause claims to be made against us or expose us to a perception that we are vulnerable to similar claims. In addition, claims against us, regardless of their merit or potential outcome, may also hurt our ability to obtain surgeon endorsement of our allografts or to expand our business.

    NEGATIVE PUBLICITY CONCERNING METHODS OF TISSUE RECOVERY AND SCREENING OF DONOR TISSUE IN OUR INDUSTRY COULD REDUCE DEMAND FOR OUR ALLOGRAFTS AND IMPACT THE SUPPLY OF AVAILABLE DONOR TISSUE.

    Media reports or other negative publicity concerning both improper methods of tissue recovery from donors and the risk of disease transmission from donated tissue could limit widespread acceptance of our allografts. Unfavorable reports of illegal tissue recovery practices, both in the United States and internationally, as well as incidents of improperly processed tissue leading to transmission of disease, may broadly affect the rate of future tissue donation and market acceptance of allograft technologies. Potential patients may not distinguish our allografts, technologies and the tissue recovery and processing procedures we have in place, from those of our competitors or others engaged in tissue recovery. In addition, families of potential donors may become reluctant to agree to donate tissue to "for profit" tissue processors.

    WE MAY NEED TO RAISE ADDITIONAL FUNDS TO OPERATE AND GROW OUR BUSINESS, AND IF WE ARE UNABLE TO RAISE THESE FUNDS, OUR ABILITY TO EFFECT OUR BUSINESS STRATEGY COULD BE DISRUPTED.

    Pursuing our business strategy may require us to raise additional funds. At present we do not believe we will need to raise additional capital solely to operate our business. In addition, we have a line of credit facility in place allowing us to borrow up to $6.0 million, with availability of $2.1 million as of June 30, 2000. However, the extent of our future capital requirements and the adequacy of available funds will depend on numerous factors, including:

    - market acceptance of our existing and future allografts and tissue-based technologies;

    - progress in our efforts to develop new allografts and tissue-based technologies;

    - our success in commercializing technologies we have in development; and

    - the development of strategic distribution alliances.

    If we decide to raise additional funds, we likely would do so through equity or debt financings, strategic alliances or other sources. The terms of any future equity financings may be dilutive to our stockholders and the terms of any debt financings likely will contain restrictive covenants that limit our ability to pursue particular courses of action, including paying dividends. Our ability to obtain financing depends upon the status of our future business prospects, as well as conditions prevailing in the capital markets.

    IF WE ARE NOT SUCCESSFUL IN EXPANDING OUR DISTRIBUTION ACTIVITIES INTO INTERNATIONAL MARKETS, WE WILL NOT BE ABLE TO PURSUE ONE OF OUR STRATEGIES FOR INCREASING OUR REVENUES.

    We plan to expand our operations outside the United States. To date, we have distributed our allografts in Germany, Austria, Switzerland, South Korea, Turkey, Greece, Spain, Portugal, Canada and the Netherlands, and we plan to begin operating in France, the United Kingdom and Japan. In the year ended December 31, 1999, international sales comprised approximately 2.6% of our net revenues. Our international operations will be subject to a number of risks which may vary from the risks we face in the United States, including:

    - the need to obtain regulatory approvals in foreign countries before we can offer our grafts and technologies for use;

    - longer distribution-to-collection cycles, as well as difficulty in collecting amounts owed to us;

    - dependence on local distributors;

    - limited protection of intellectual property rights;

    - fluctuations in the values of foreign currencies; and

    - political and economic instability.

    If we are unable to effectively expand our operations in international markets, we will not be able to pursue one of our most important strategies for increasing our revenues.

    OUR INDUSTRY IS SUBJECT TO GOVERNMENT REGULATION AND ANY INCREASED REGULATIONS OF OUR CURRENT OR FUTURE ACTIVITIES COULD SIGNIFICANTLY INCREASE THE COST OF DOING BUSINESS THEREBY REDUCING OUR PROFITABILITY.

    Some aspects of our business are subject to local, state, federal or international regulation. Changes in the laws or new interpretations of existing laws could negatively affect our business, revenues or prospects, and increase the costs associated with conducting our business. In particular, the procurement and transplantation of allograft tissue is subject to federal regulation under the National Organ Transplant Act, or NOTA, a criminal statute that prohibits the purchase and sale of human organs, including bone and other tissue. NOTA permits the payment of reasonable expenses associated with the transportation, processing, preservation, quality control and storage of human tissue, which are the types of services we perform. If in the future NOTA were amended or interpreted in a way that makes us unable to include some of these costs in the amounts we charge our customers, it could reduce our revenues and therefore hurt our business. It is possible that more restrictive interpretations or expansions of NOTA could be adopted in the future which could require us to change one or more aspects of our business, at a substantial cost, in order to continue to comply with this statute.

    A variety of additional local, state, federal and international government laws and regulations govern our business, including those relating to the storage, handling, generation, manufacture and disposal of medical wastes from the production of our allografts. While at present we believe we comply with these laws and regulations, if we fail to conduct our business in compliance with these laws and regulations, it could subject us to significant liabilities. We carry $21.0 million of insurance that would cover some liabilities arising from hazardous biological materials. We cannot be certain, however, that this insurance will continue to be available.

    IF THIRD PARTY PAYORS FAIL TO PROVIDE APPROPRIATE LEVELS OF REIMBURSEMENT FOR THE USE OF OUR ALLOGRAFTS, OUR REVENUES WOULD BE ADVERSELY AFFECTED.

    Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. Any new federal or state legislation could result in significant changes in the availability, delivery, pricing and payment for healthcare services and products. While we cannot predict what form any new legislation will take, it is possible that any significant healthcare legislation, if adopted, could lower the amounts paid to us for our services, which would decrease our revenues.

    Our revenues depend largely on the reimbursement of patients' medical expenses by government health care programs and private health insurers. Governments and private insurers closely examine medical procedures incorporating new technologies to determine whether the procedures will be covered by payment, and if so, the level of payment which may apply. We cannot be sure that third party payors will continue to reimburse us or provide payment at levels which will be profitable to us.

    OUR STOCK PRICE MAY DECLINE AFTER THIS OFFERING AND MAY BE VOLATILE IN THE FUTURE.

    The market for shares in newly public technology companies, particularly medical device or biotechnology-related companies, is subject to extreme price and volume fluctuations. Our shares will be exposed to these fluctuations. You may not be able to resell any shares you buy from us at or above the initial public offering price due to a number of factors, including:

    - actual or anticipated fluctuations in our operating results;

    - changes in investors' and securities analysts' expectations as to our future financial performance or changes in financial estimates of securities analysts;

    - announcements of new allografts or product enhancements by us or our competitors;

    - technological innovations by us or our competitors;

    - negative publicity concerning methods of tissue recovery and screening;
      and

    - the operating and stock price performance of comparable companies.

    In addition, although our common stock will be quoted on the Nasdaq National Market, an active trading market may not develop or sustain itself after this offering.

    OWNERSHIP OF OUR STOCK IS HEAVILY CONCENTRATED AND THESE STOCKHOLDERS WILL CONTROL ALL MATTERS REQUIRING STOCKHOLDER APPROVAL AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF ALL OF OUR STOCKHOLDERS.

    After giving effect to this offering, our directors, executive officers, and stockholders holding greater than 5% of our common stock beneficially will own approximately 40.0% of our outstanding common stock. As a result, these stockholders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company, which could deny our stockholders the chance to realize a premium on their shares.

    PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW COULD DISCOURAGE ACQUISITION PROPOSALS OR DELAY A CHANGE IN OUR CONTROL, AND THIS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR DENY OUR STOCKHOLDERS A CHANCE TO REALIZE A PREMIUM ON THEIR SHARES.

    Our certificate of incorporation and by-laws contain anti-takeover provisions, including those listed below, that could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to our stockholders:

    - our board of directors has the authority to issue common stock and preferred stock and to determine the price, rights and preferences of any new series of preferred stock without further stockholder approval;

    - our board of directors is divided into three classes, with each class serving staggered three-year terms;

    - supermajority voting is required to amend key provisions of our certificate of incorporation and by-laws;

    - there are limitations on who can call special meetings of stockholders;

    - stockholders may not take action by written consent; and

    - in order to nominate a director or make a proposal at a stockholders' meeting, a stockholder must give us advance notice.

    In addition, provisions of Delaware law and our stock option plans may also discourage, delay or prevent a change of control of our company or unsolicited acquisition proposals.

    OUR MANAGEMENT WILL HAVE BROAD DISCRETION AS TO THE USE OF PROCEEDS OF THIS OFFERING AND IF MANAGEMENT DOES NOT USE THESE PROCEEDS EFFECTIVELY, WE MAY NOT SUCCEED IN EXECUTING OUR BUSINESS STRATEGY AND INCREASING OUR REVENUES.

    Our management will have broad discretion as to how to use the net proceeds of this offering. You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of the proceeds are uncertain.

    YOU WILL INCUR IMMEDIATE DILUTION IN THIS OFFERING.


    The initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding shares of common stock immediately after this offering. Therefore, if you purchase our common stock in this offering at an assumed initial public offering price of $13.00 per share, you will incur immediate dilution of $10.09 in the net tangible book value per share from the price you pay for the shares you purchase.


    FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.


    Sales of our common stock in the public market following this offering could adversely affect the market price of our common stock since these sales could cause an excess supply of available shares which typically results in lower prices. Of the estimated 21,308,562 shares that will be outstanding upon the completion of this offering:


    - all of the 5,700,000 shares offered under this prospectus generally will be freely tradable in the public market; and


    - approximately 15,608,562 additional shares may be sold after the expiration of the 180-day lock-up agreements entered into by our officers, directors and existing stockholders.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. We based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements in these documents include, but are not necessarily limited to, those relating to:

    - our ability to obtain human tissue from our current and future sources;

    - our ability to maintain or obtain protection for the know-how and proprietary technologies necessary to develop, market and distribute our technologies and allografts;

    - current and future tissue repair or replacement treatment options offered by our competitors;

    - the state of government regulation of our allografts, processes and technologies in the United States and internationally, and our ability to comply with these regulations;

    - our plans to develop and market new allografts and technologies; and

    - our ability to carry out our business strategy.

    Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the "Risk Factors" section and elsewhere in this prospectus.

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                                USE OF PROCEEDS

    We estimate the net proceeds to us from the sale of the 3,800,000 shares of common stock we are offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $45 million, assuming an initial public offering price of $13.00 per share. We will not receive any proceeds from the sale of shares by the selling stockholder. See "Underwriting."

    We intend to use the net proceeds of this offering in the following manner:

    - $16 million for continued research and development of our existing as well as new products;

    - $9 million to construct and equip a new manufacturing facility on recently acquired property;

    - $8 million for construction of additional BioCleanse-systems and other automation of our processing facility;

    - $3 million to expand our tissue supply and distribution programs; and

    - $9 million for general corporate purposes, including increases in working capital.

    In addition, we may also use a portion of the net proceeds from this offering to acquire businesses, assets, technologies or product lines that complement our existing business if we could make these acquisitions on terms which we deem to be favorable. Other than our acquisition of the tissue processing and distribution business of Alabama Tissue Center for $3.5 million in shares of our common stock and up to $0.6 million in cash, which we intend to complete immediately prior to the closing of this offering, we do not have any commitments to make any acquisition and have not allocated a specific amount of the net proceeds for this purpose.

    Our management will have significant flexibility in applying the net proceeds of the offering. Pending any use as described above, we intend to invest the net proceeds in short-term, interest-bearing investment-grade instruments.

                                DIVIDEND POLICY

    We have never declared nor paid any cash dividends on our capital stock. In addition, our current credit facility restricts our ability to pay any dividends and any future facility may contain similar restrictions. We currently anticipate that we will retain any future earnings for the development and operation of our business. Accordingly, we do not anticipate paying cash dividends on our capital stock in the foreseeable future.

                                 CAPITALIZATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


    The following table sets forth our capitalization as of June 30, 2000:
(1) on an actual basis; (2) on a pro forma basis to reflect the conversion of our outstanding preferred stock into common stock; and (3) on a pro forma as adjusted basis to reflect the sale of the shares of common stock to be sold by us (assuming an initial public offering price of $13.00 per share) after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and the application of the estimated net proceeds. This table should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.



                                                                      AS OF JUNE 30, 2000
                                                              -----------------------------------
                                                                                       PRO FORMA
                                                               ACTUAL     PRO FORMA   AS ADJUSTED
                                                              ---------   ---------   -----------
Long-term debt, including current portion...................   $ 4,943     $ 4,943      $ 4,943
Stockholders' equity:
  Series A preferred stock, $.001 par value, 1,777,348
    shares authorized, issued and outstanding, actual; no
    shares authorized, issued and outstanding, pro forma and
    pro forma as adjusted...................................         2          --           --
  Series B preferred stock, $.001 par value, 748,152 shares
    authorized, issued and outstanding, actual; no shares
    authorized, issued and outstanding, pro forma and pro
    forma as adjusted.......................................     6,580          --           --
  Series C preferred stock, $.001 par value, 368,990 shares
    authorized, issued and outstanding, actual; no shares
    authorized, issued and outstanding, pro forma and pro
    forma as adjusted.......................................    10,000          --           --
  Preferred stock, $.001 par value, no shares authorized,
    issued and outstanding, actual; 5,000,000 shares
    authorized and no shares issued and outstanding, pro
    forma and pro forma as adjusted.........................        --          --           --
  Common stock, $.001 par value, 6,000,000 shares authorized and 3,743,410 shares issued, actual; 50,000,000 shares
    authorized and 17,636,962 shares issued, pro forma;
    50,000,000 shares authorized and 21,436,962 shares
    issued, pro forma as adjusted...........................         4          18           21
Additional paid-in capital..................................     3,292      19,860       64,799
Retained earnings...........................................        37          37           37
Deferred compensation.......................................    (2,607)     (2,607)      (2,607)
Due from stockholder-net of due to stockholder..............      (180)       (180)        (180)
Less treasury stock, 128,400 shares, actual, pro forma, and
  pro forma as adjusted.....................................       (15)        (15)         (15)
                                                               -------     -------      -------
    Total stockholders' equity..............................    17,113      17,113       62,055
                                                               -------     -------      -------
      Total capitalization..................................   $22,056     $22,056      $66,998
                                                               =======     =======      =======


    The above information excludes:


    - 1,825,166 shares of our common stock subject to options granted under our Omnibus Stock Option Plan and outstanding as of June 30, 2000 at a weighted average exercise price of $4.29 per share;



    - 226,930 shares of our common stock reserved for issuance upon the exercise of warrants outstanding as of June 30, 2000, at a weighted average exercise price of $5.65 per share;


    - 855,000 shares of our common stock issuable by us if the underwriters exercise their over-allotment option; and

    - 269,231 shares of our common stock anticipated to be issued when we acquire Alabama Tissue Center upon the completion of this offering, assuming an initial public offering price of $13.00 per share.

                                    DILUTION


    Our historical net tangible book value as of June 30, 2000 was $17,112,935, or $4.73 per share of common stock. Our pro forma net tangible book value per share as of June 30, 2000, after giving effect to the conversion of all outstanding shares of preferred stock, was $0.98. Pro forma net tangible book value per share is equal to the amount of our tangible net assets, less total liabilities, divided by the pro forma number of shares of our common stock outstanding as of June 30, 2000. After giving effect to the sale by us of the shares of common stock offered hereby, assuming an initial public offering price of $13.00 per share, and the application of the net proceeds from this offering, our pro forma net tangible book value at June 30, 2000 would have been $62,054,935, or $2.91 per share of our common stock. This amount represents an immediate increase in our pro forma net tangible book value of $1.93 per share to existing stockholders and an immediate dilution in net tangible book value of $10.09 per share to new investors in this offering. To the extent any outstanding options or warrants are exercised, there will be further dilution to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............              $13.00
  Pro forma net tangible book value per share at June 30,
    2000....................................................   $  .98
  Increase per share attributable to new investors..........     1.93
                                                               ------
Pro forma net tangible book value per share after the
  offering..................................................                2.91
                                                                          ------
Dilution per share to new investors.........................              $10.09
                                                                          ======



    If the underwriters' over-allotment option is exercised in full, our pro forma as adjusted net tangible book value at June 30, 2000 would have been approximately $3.27 per share, representing an immediate increase in net tangible book value of $2.29 per share to existing stockholders and an immediate dilution in net tangible book value of $9.73 per share to new investors.



    The following table summarizes, on a pro forma basis as of June 30, 2000, the total number of shares of our common stock purchased from us, the total consideration paid for these shares, and the average price per share paid by our existing stockholders and by new investors purchasing shares in this offering:



                                                SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                              ---------------------   ----------------------   PRICE PER
                                                NUMBER     PERCENT      AMOUNT      PERCENT      SHARE
                                              ----------   --------   -----------   --------   ---------
Existing stockholders.......................  17,508,562     82.2%    $17,445,454      26.1%    $ 1.00
New investors...............................   3,800,000     17.8      49,400,000      73.9      13.00
                                              ----------    -----     -----------    ------
  Total.....................................  21,308,562    100.0%    $66,845,454     100.0%
                                              ==========    =====     ===========    ======


    If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by our existing stockholders will be reduced to approximately 79.0% of the total number of shares of our common stock to be outstanding after this offering, and will increase the number of shares of our common stock held by the new investors to 4,655,000 shares, or approximately 21.0% of the total number of shares of our common stock to be outstanding immediately after this offering.

    The above information excludes:


    - 1,825,166 shares of our common stock subject to options granted under our Omnibus Stock Option Plan and outstanding as of June 30, 2000 at a weighted average exercise price of $4.29 per share;



    - 226,930 shares of our common stock reserved for issuance upon the exercise of warrants outstanding as of June 30, 2000 at a weighted average exercise price of $5.65 per share;


    - 855,000 shares of our common stock issuable by us if the underwriters exercise their over-allotment option; and

    - 269,231 shares of our common stock anticipated to be issued when we acquire Alabama Tissue Center upon the completion of this offering, assuming an initial public offering price of $13.00 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


    The statement of operations data set forth below for the years ended December 31, 1995 and 1996 for our predecessor business have been derived from the underlying accounting records of the University of Florida Tissue Bank. The statement of operations data set forth below for the year ended December 31, 1997 and the period from January 1, 1998 to February 11, 1998 for our predecessor business have been derived from our statements of revenues and direct costs and accompanying notes, which have been audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this prospectus. In addition, the statement of operations data set forth below for the period from February 12, 1998, when we began operations, to December 31, 1998 and the year ended December 31, 1999 and selected balance sheet data as of December 31, 1998 and 1999 have been derived from our consolidated financial statements and accompanying notes, which have been audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data set forth below for the six months ended June 30, 1999 and 2000 and selected balance sheet data as of June 30, 2000 have been derived from our unaudited condensed consolidated financial statements and accompanying notes included elsewhere in this prospectus. These unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in our opinion, include all adjustments and reclassifications (consisting only of normal recurring adjustments and reclassifications) necessary to present fairly the financial condition and results of operations for the periods presented. The following items should be considered when comparing the selected consolidated financial information from period to period: Beginning January 1, 1995, revenues from core operations and cost of processing and distribution for the predecessor business consisted of revenues from and costs of conventional tissue processing. Beginning in August, 1996, the predecessor business began to distribute precision tooled allografts and, therefore, revenues from core operations and cost of processing and distribution for the predecessor business consisted of both revenues for and costs of conventional tissue processing and distribution of precision tooled allografts. During the year ended December 31, 1997, the period from January 1, 1998 to February 11, 1998 and the period from February 12, 1998 to December 31, 1998, revenues from core operations and cost of processing and distribution consisted of revenues from and costs of conventional tissue processing and distribution of precision tooled allografts. Beginning in April, 1999, revenues from core operations included revenues for direct distribution of conventional tissue into Florida and Georgia as well as revenues for distribution of allografts that are precisely tooled for specific surgical uses. The selected consolidated financial data set forth below should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

                                                                               PERIOD FROM    PERIOD FROM
                                                                               JANUARY 1,     FEBRUARY 12,
                                  YEAR ENDED     YEAR ENDED     YEAR ENDED      1998 TO         1998 TO        YEAR ENDED
                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     FEBRUARY 11,     DECEMBER 31,   DECEMBER 31,
                                    1995           1996           1997           1998            1998             1999
                                  ------------   ------------   ------------   ------------   ------------   --------------
STATEMENT OF OPERATIONS DATA:
Revenues from core operations:
  Fees from tissue
    distribution................         --         $  706        $11,074         $2,416       $   31,892    $       70,783
  Other revenues from core
    operations..................     $1,192          1,585          2.435            410            3,365             2,237
                                     ------         ------        -------         ------       ----------    --------------
  Total revenues................      1,192          2,291         13,509          2,826           35,257            73,020
Management services fees........         --            565          8,875          1,932           24,129            39,994
                                     ------         ------        -------         ------       ----------    --------------
  Net revenues..................      1,192          1,726          4,634            894           11,128            33,026
Cost of processing and
  distribution..................        903          1,987          3,344            590            9,845            19,172
                                     ------         ------        -------         ------       ----------    --------------
  Gross profit..................        289           (261)         1,290            304            1,283            13,854
Expenses:
  Marketing, general and
    administrative..............        401            549          1,357            208            3,987             9,740
  Research and development......         --             19            479             68            1,472             1,675
                                     ------         ------        -------         ------       ----------    --------------
  Total expenses................        401            568          1,836            276            5,459            11,415
                                                                                               ----------    --------------
Operating (loss) income.........                                                                   (4,176)            2,439
Equity in income of
  unconsolidated subsidiary.....                                                                       --                --
Interest (expense) income:
  Interest expense..............                                                                     (153)             (285)
  Interest income...............                                                                      187               187
                                                                                               ----------    --------------
  Total interest income
    (expense)--net..............                                                                       34               (98)
                                                                                               ----------    --------------
(Loss) income before income tax
  benefit.......................                                                                   (4,142)            2,341
Income tax benefit (expense)....                                                                       --               619
                                                                                               ----------    --------------
Net (loss) income...............                                                               $   (4,142)   $        2,960
                                                                                               ==========    ==============
Net (loss) income per common
  share--basic..................                                                               $    (1.12)   $         0.81
Net (loss) income per common
  share--diluted................                                                               $    (1.12)   $         0.18
Weighted average shares
  outstanding--basic............                                                                3,686,770         3,669,970
Weighted average shares
  outstanding--diluted..........                                                                3,686,770        16,636,791
Pro forma net income per common
  share--basic..................                                                                             $         0.18
Pro forma net income per common
  share--diluted................                                                                             $         0.18
Pro forma weighted average
  shares outstanding--basic.....                                                                                 16,161,269
Pro forma weighted average
  shares outstanding--diluted...                                                                                 16,636,791

                                      SIX MONTHS ENDED
                                         JUNE 30,
                                  ------------------------
                                     1999         2000
                                  ----------   -----------
STATEMENT OF OPERATIONS DATA:
Revenues from core operations:
  Fees from tissue
    distribution................  $   30,174   $    53,216
  Other revenues from core
    operations..................       1,387           863
                                  ----------   -----------
  Total revenues................      31,561        54,079
Management services fees........      17,462        28,935
                                  ----------   -----------
  Net revenues..................      14,099        25,144
Cost of processing and
  distribution..................       8,990        13,119
                                  ----------   -----------
  Gross profit..................       5,109        12,025
Expenses:
  Marketing, general and
    administrative..............       3,856         8,539
  Research and development......         802         1,201
                                  ----------   -----------
  Total expenses................       4,658         9,740
                                  ----------   -----------
Operating (loss) income.........         451         2,285
Equity in income of
  unconsolidated subsidiary.....          --             5
Interest (expense) income:
  Interest expense..............        (113)         (267)
  Interest income...............          90           131
                                  ----------   -----------
  Total interest income
    (expense)--net..............         (23)         (136)
                                  ----------   -----------
(Loss) income before income tax
  benefit.......................         428         2,154
Income tax benefit (expense)....        (273)         (935)
                                  ----------   -----------
Net (loss) income...............  $      155   $     1,219
                                  ==========   ===========
Net (loss) income per common
  share--basic..................  $     0.04   $      0.34
Net (loss) income per common
  share--diluted................  $     0.01   $      0.07
Weighted average shares
  outstanding--basic............   3,672,790     3,629,400
Weighted average shares
  outstanding--diluted..........  15,936,747    18,312,307
Pro forma net income per common
  share--basic..................               $      0.07
Pro forma net income per common
  share--diluted................               $      0.07
Pro forma weighted average
  shares outstanding--basic.....                17,522,952
Pro forma weighted average
  shares outstanding--diluted...                18,312,307



                                                              AS OF DECEMBER 31,    AS OF JUNE 30,
                                                              -------------------   ---------------
                                                                1998       1999          2000
BALANCE SHEET DATA:                                           --------   --------   ---------------
Cash and cash equivalents...................................  $ 3,926    $ 7,536        $   763
Working capital.............................................      (13)    14,052         12,600
Total assets................................................   19,268     48,538         56,341
Long-term obligations, less current portion.................    1,522      2,027          3,912
Total stockholders' (deficiency) equity.....................   (1,431)    15,437         17,113

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    We are a leader in the use of material tissue and innovative technologies to repair and promote the natural healing of human bone and other human tissues. We were the largest U.S. processor and distributor of allografts that are precisely tooled for specific surgical uses in terms of revenues for the year ended December 31, 1999. These allograft implants are used in surgical reconstruction, bone healing and tissue repair, and are made from bone, cartilage, tendon, ligament and other soft tissues recovered from deceased tissue donors primarily through a national network of organ and tissue recovery agencies.

    We were incorporated in 1997 as a wholly owned subsidiary of the University of Florida Tissue Bank, Inc., or UFTB. We began operations on February 12, 1998 when UFTB contributed to us its allograft manufacturing and processing operations, related equipment and technologies, distribution arrangements, research and development activities and certain other assets in exchange for shares of preferred stock. We also assumed various liabilities of UFTB that were related to the transferred business. At approximately the same time, we sold shares of preferred stock to a number of unrelated investors.

    In addition, UFTB assigned to us various agreements to which it was party at the time of the separation, including an agreement with Medtronic Sofamor Danek under which that company was given the right to be the exclusive provider of management services for our current line of allografts for use in spinal and cranial medical procedures, including our bone dowels. Under this agreement, we are required to pay Medtronic Sofamor Danek 70% of the amount charged for our spinal allografts.

    At approximately the time of our separation from UFTB, James M. Grooms, our President and Chief Executive Officer and former officer of UFTB prior to our separation from that entity, contributed his royalty rights in certain intellectual property to us in exchange for shares of our preferred stock. We recorded the assets acquired from UFTB and Mr. Grooms and the liabilities assumed from UFTB at their historical cost basis since these were deemed to be transactions between entities under common control.


    On April 15, 1999, we changed our business strategy to distribute both conventional allografts and allogratfts that are precisely tooled for specific surgical uses. Prior to that time, we processed both conventional and precision tooled allografts, but we only directly distributed the precision tooled allograft, allowing UFTB to distribute the conventional tissue processed by us. On April 15, 1999, as part of this change in business strategy, we entered into a Programs Transfer Agreement with UFTB under which UFTB transferred to us its recovery operations outside of Florida and Georgia, conventional allograft distribution services, and its interests in agreements with various tissue recovery programs in exchange for the offset of amounts owed to us by UFTB. Also on that date, we entered into a Tissue Recovery Agreement with UFTB under which UFTB functions as one of our tissue recovery agencies, supplying us with the majority of the tissue it recovers. As of April 15, 1999, the total amounts owed to us by UFTB was approximately $5.0 million. Under the terms of the agreements, UFTB transferred to us its unprocessed donor tissue and conventional tissue with a fair value of approximately $3.0 million and equipment and fixtures with a fair value of approximately $0.1 million as a partial offset against the existing amounts owed to us by UFTB. UFTB agreed to repay the remaining amounts it owed to us by offsetting recovery fees from April 15, 1999 through June 30, 1999 against the outstanding balance, which fees, net of administrative costs, were approximately $0.7 million, and making monthly payments through the end of 1999 to repay the remaining balance of approximately $1.2 million.


    On November 1, 1999, we acquired the net assets of Georgia Tissue
Bank, Inc. along with certain equipment owned by a director of Georgia Tissue Bank. We financed this acquisition with a cash payment of $0.5 million and promissory notes totaling $1.3 million. We recorded our acquisition of the net assets of Georgia Tissue Bank under the purchase method of accounting.

    On April 27, 2000, we entered into an agreement to acquire the tissue processing and distribution business of Alabama Tissue Center. Under that agreement, we are obligated to pay the seller $3.5 million in shares of our common stock, valued at a price equal to the initial public offering price, and $0.3 million in cash, with the possible payment of an additional $0.3 million in cash if specified milestones are achieved by the acquired business following the acquisition. If our initial public offering is not consummated, we are not obligated to consummate the acquisition.

    All of our operations are located in the United States, although we distribute our allografts to customers both within and outside the United States. In 1999, 97.4% of our net revenues were from domestic tissue distribution compared to 100% of our net revenues in 1998. We expect the portion of our net revenues attributable to international revenues will increase in the future.

    In general, tissue recovery rates increase during the month of March and decrease during the month of August. Although this seasonality in tissue recovery affects the availability of donor tissue during these periods, it historically has not affected our ability to continue processing available donor tissue or supply needed allografts. We attempt to manage our business so that these short-term reductions in donor tissue recoveries do not affect the quarterly results of our business.


RESULTS OF OPERATIONS


    The following table sets forth, in both dollars and as a percentage of net revenues, the results of our operations for the periods indicated:


                                          PERIOD FROM
                                       FEBRUARY 12, 1998          YEAR ENDED                   SIX MONTHS ENDED JUNE 30,
                                        TO DECEMBER 31,          DECEMBER 31,         -------------------------------------------
                                             1998                    1999                    1999                    2000
                                      -------------------     -------------------     -------------------     -------------------
                                                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues from core operations:
  Fees from tissue distribution.....  $31,892                 $70,783                 $30,174                 $53,216
  Other revenues from core
    operations......................    3,365                   2,237                   1,387                     863
                                      -------                 -------                 -------                 -------
Total revenues......................   35,257                  73,020                  31,561                  54,079
Management services fees............   24,129                  39,994                  17,462                  28,935
                                      -------                 -------                 -------                 -------
Net revenues........................   11,128     100.0%       33,026     100.0%       14,099     100.0%       25,144     100.0%
Costs of processing and
  distribution......................    9,845      88.5        19,172      58.1         8,990      63.8        13,119      52.2
                                      -------     -----       -------     -----       -------     -----       -------     -----
Gross profit........................    1,283      11.5        13,854      41.9         5,109      36.2        12,025      47.8
                                      -------     -----       -------     -----       -------     -----       -------     -----
Expenses:
  Marketing, general and
    administrative..................    3,987      35.8         9,740      29.5         3,856      27.3         8,539      34.0
  Research and development..........    1,472      13.2         1,675       5.1           802       5.7         1,201       4.8
                                      -------     -----       -------     -----       -------     -----       -------     -----
Total expenses......................    5,459      49.0        11,415      34.6         4,658      33.0         9,740      38.8
                                      -------     -----       -------     -----       -------     -----       -------     -----
Operating (loss) income.............   (4,176)    (37.5)        2,439       7.3           451       3.2         2,285       9.0
Equity in income of unconsolidated
  subsidiary........................       --        --            --        --            --        --             5        --
Interest (expense) income:
  Interest expense..................     (153)     (1.4)         (285)     (0.9)         (113)     (0.8)         (267)     (1.0)
  Interest income...................      187       1.7           187       0.6            90       0.6           131       0.5
                                      -------     -----       -------     -----       -------     -----       -------     -----
Total interest income
  (expense)--net....................       34       0.3           (98)     (0.3)          (23)     (0.2)         (136)     (0.5)
                                      -------     -----       -------     -----       -------     -----       -------     -----
(Loss) income before income tax
  benefit...........................   (4,142)    (37.2)        2,341       7.0           428       3.0         2,154       8.5
Income tax benefit (expense)........       --        --           619       1.9          (273)     (1.9)         (935)     (3.7)
                                      -------     -----       -------     -----       -------     -----       -------     -----
Net (loss) income...................  $(4,142)    (37.2)%     $ 2,960       8.9%      $   155       1.1%      $ 1,219       4.8%
                                      =======     =====       =======     =====       =======     =====       =======     =====

SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999



    TOTAL REVENUES. Our total revenues increased by $22.5 million, or 71.2%, to $54.1 million for the six months ended June 30, 2000 from $31.6 million for the six months ended June 30, 1999.



    Fees from tissue distribution increased by $23.0 million, or 76.2%, to $53.2 million for the six months ended June 30, 2000 from $30.2 million for the six months ended June 30, 1999. The increase in fees from tissue distribution was due largely to an increase of $17.8 million in revenues from the distribution of our spinal allografts, an increase of $3.2 million from the distribution of conventional tissue and an increase of $2.0 million from the distribution of other precision tooled allografts. The increase in our revenues from spinal allografts was due primarily to the increase in volume from three new spinal allografts we introduced in late 1998, plus a new allograft introduced in late 1999. Conventional tissue revenues increased due to our assumption of UFTB's conventional tissue distribution business in April 1999 and the expansion of our conventional tissue business to a broader geographic range during 2000. We also expanded our conventional tissue business internationally, by adding new international distributors in Europe and Asia in the first six months of 2000. Of the increase in our revenues from other precision tooled allografts, $1.5 million was related to allografts we introduced in 1998 and 1999, with $0.5 million from two new allografts introduced in 2000. Other revenues from core operations, which consist of tissue processing fees, biomedical laboratory fees and manufacturing royalties, decreased by $0.5 million to $0.9 million for the six months ended June 30, 2000 from $1.4 million for the six months ended June 30, 1999. This decrease was due to receiving no processing fees from UFTB as a result of our assumption of their conventional tissue distribution business in April 1999 rather than continuing to process UFTB's conventional tissue for a fee.



    MANAGEMENT SERVICES FEES. Management services fees, which consist of amounts paid to Medtronic Sofamor Danek for management services they provide to assist in the distribution of our allografts, increased by $11.5 million, or 66.1%, to $28.9 million for the six months ended June 30, 2000 from $17.4 million for the six months ended June 30, 1999. The increase in the absolute amount of these fees was due to the greater revenues generated through the management services of Medtronic Sofamor Danek. As a percentage of total revenues, however, these fees decreased from 55.1% for the six months ended June 30, 1999 to 53.4% for the six months ended June 30, 2000. This decrease in management services fees as a percentage of total revenues was attributable to the management services fees payable by us on certain of our allografts being 70% of revenues derived from distribution of allografts for which Medtronic Sofamor Danek provides management services for the first six months of 2000 compared to 80% during a portion of the first six months of 1999. In addition, an increase in distribution of our non-spinal allografts, for which we do not pay a management services fee, contributed to the reduction in management services fees as a percentage of total fees.



    NET REVENUES. Our net revenues increased by $11.0 million, or 78.0%, to $25.1 million for the six months ended June 30, 2000 from $14.1 million for the six months ended June 30, 1999. As a percentage of total revenues, our net revenues increased from 44.6% for the six months ended June 30, 1999 to 46.4% for the six months ended June 30, 2000. This increase was due mainly to the impact of distribution of our non-spinal allografts, for which we do not pay management services fees.



    COSTS OF PROCESSING AND DISTRIBUTION. Costs of processing and distribution increased by $4.1 million, or 45.6%, to $13.1 million for the six months ended June 30, 2000 from $9.0 million for the six months ended June 30, 1999. As a percentage of net revenues, however, these costs decreased from 63.8% for the six months ended June 30, 1999 to 52.2% for the six months ended June 30, 2000. This reduction was attributable primarily to improvements in processing efficiencies achieved through our introduction of automated processing machinery, as well as efficiencies associated with increased volume. In addition, the increase in our net revenues due to reduced management services fees payable by us also resulted in a reduction of the percentage of our net revenues attributable to costs of processing and distribution.

    MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES. Marketing, general and administrative expenses increased by $4.6 million, or 117.9%, to $8.5 million for the six months ended June 30, 2000 from $3.9 million for the six months ended June 30, 1999. Contributing to this increase was an increase of $0.7 million in marketing and direct distribution payroll expense, as well as an increase of $0.7 million in administrative payroll expenses to support the growth of our business. Also contributing to the increase was a $0.1 million increase in facilities expense during 2000 due to additional leased space being leased by us during the period. Other cost increases included an increase in distributor commissions, primarily on conventional tissue, of $0.8 million, increased depreciation expense of $0.3 million for new equipment and the corporate buildings purchased on March 30, 2000, increased royalties of $0.1 million and increased professional fees and travel related expenses of $0.6 million to support our distribution and marketing efforts. Georgia Tissue Bank, acquired in November 1999 also added $0.5 million to these expenses. As a percentage of net revenues, marketing, general and administrative expenses increased from 27.7% for the six months ended June 30, 1999 to 34.0% for the six months ended June 30, 2000. This increase as a percentage of net revenues was due to adding additional personnel to support the expansion of our business in 2000.



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased by $0.4 million, or 50.0%, to $1.2 million for the six months ended June 30, 2000 from $0.8 million for the six months ended June 30, 1999. This increase was due largely to our hiring additional personnel to develop new allografts and technologies. We expense all research and development costs as incurred. As a percentage of net revenues, research and development expenses decreased from 5.7% for the six months ended June 30, 1999 to 4.8% for the six months ended June 30, 2000. This decrease was due to our net revenues rising without a commensurate increase in research and development expenses.



    INTEREST INCOME AND EXPENSE--NET. Net interest expense for the six months ended June 30, 2000 was $136,000 compared to net interest expense of $23,000 for the six months ended June 30, 1999. The increase in the amount of interest we paid was due largely to borrowings under our line of credit facility entered into during the second quarter of 1999, as well as interest paid on a number of capital leases entered into after the first quarter of 1999.



    INCOME TAX EXPENSE. Income tax expense for the six months ended June 30, 2000 was $0.9 million versus $0.3 million for the six months ended June 30, 1999. The increase was due to the increase in income before taxes for the six months ended June 30, 2000 versus the income before income tax for the three months ended June 30, 1999.


YEAR ENDED DECEMBER 31, 1999 COMPARED TO FORTY-SIX WEEK PERIOD ENDED
  DECEMBER 31, 1998

    AMOUNTS STATED BELOW FOR THE PERIOD ENDED DECEMBER 31, 1998 INCLUDE ONLY APPROXIMATELY TEN AND ONE-HALF MONTHS, OR 46 WEEKS, OF OPERATIONS, COMPARED TO A FULL 12 MONTHS FOR THE YEAR ENDED DECEMBER 31, 1999.

    TOTAL REVENUES. Our total revenues increased by $37.7 million, or 106.8%, to $73.0 million for the year ended December 31, 1999 from $35.3 million for the 46 week period ended December 31, 1998.

    Fees from tissue distribution increased by $38.9 million, or 121.9%, to $70.8 million for the year 46 week ended December 31, 1999 from $31.9 million for the 46 week period ended December 31, 1998. The increase in fees from tissue distribution was due primarily to an increase of $26.7 million in revenues from the distribution of our spinal allografts and from an increase of $8.0 million from the distribution of conventional tissue which we began distributing in April 1999 as a result of our change in business strategy. An additional increase of $4.2 million came from the distribution of other precision tooled allografts. The increase in our revenues from spinal allografts was due primarily to our introduction of three new spinal allografts in late 1998. Conventional tissue revenues increased due to our assumption of UFTB's conventional tissue distribution business in April 1999. Of the increase in our revenues from precision tooled allografts, $3.6 million was related to the introduction of five new allografts in 1998, and $0.6 million was related to the introduction of four new allografts in 1999.

    Other revenues from core operations, which consist of tissue processing fees, biomedical laboratory fees and manufacturing royalties, decreased by $1.2 million, or 33.5%, to $2.2 million for the year ended December 31, 1999 from $3.4 million for the 46 week period ended December 31, 1998. This decrease was due largely to a reduction during 1999 of processing fees from UFTB as a result of our assumption of their conventional tissue distribution business in April 1999 rather than continuing to process its conventional tissue for a fee.

    MANAGEMENT SERVICES FEES. Management services fees, which consist of amounts paid to Medtronic Sofamor Danek for management services provided to assist in the distribution of our allografts, increased by $15.9 million, or 66.0%, to $40.0 million for the year ended December 31, 1999 from $24.1 million for the 46 week period ended December 31, 1998. The increase in the absolute amount of these fees was due to the greater revenues generated through the management services of Medtronic Sofamor Danek. As a percentage of total revenues, however, these fees decreased from 68.4% for the 46 week period ended December 31, 1998 to 54.8% for the year ended December 31, 1999. This decrease in management services fees as a percentage of total revenues was attributable to a decrease in the management services fees payable by us on certain of our allografts from 80% of revenues derived from distribution of allografts for which Medtronic Sofamor Danek provides management services to 70% during the first quarter of 1999. In addition, an increase in distribution of our non-spinal allografts, for which we do not pay a management services fee, contributed to the reduction in management services fees as a percentage of total fees.

    NET REVENUES. Our net revenues increased by $21.9 million, or 197.3%, to $33.0 million for the year ended December 31, 1999 from $11.1 million for the 46 week period ended December 31, 1998. As a percentage of total revenues, our net revenues increased from 31.6% for the 46 week period ended December 31, 1998 to 45.2% for the year ended December 31, 1999. This increase was due mainly to the impact of distribution of our non-spinal allografts, for which we do not pay management services fees.

    COSTS OF PROCESSING AND DISTRIBUTION. Costs of processing and distribution increased by $9.4 million, or 95.9%, to $19.2 million for the year ended December 31, 1999 from $9.8 million for the 46 week period ended December 31, 1998. As a percentage of net revenues, however, these costs decreased from 88.5% for the 46 week period ended December 31, 1998 to 58.0% for the year ended December 31, 1999. This reduction was attributable primarily to improvements in processing efficiencies achieved through our introduction of automated processing machinery, as well as efficiencies associated with increased volume. In addition, the increase in our net revenues due to reduced management services fees payable by us also resulted in a reduction of the percentage of our net revenues attributable to costs of processing and distribution.

    MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES. Marketing, general and administrative expenses increased by $5.7 million, or 142.3%, to $9.7 million for the year ended December 31, 1999 from $4.0 million for the 46 week period ended December 31, 1998. Contributing to this increase was an increase of $1.1 million in marketing and direct distribution payroll expense, as well as an increase of $0.7 million in administrative expenses to support the growth of our business. Also contributing to the increase was a $0.7 million increase in facilities expense during 1999 as we went from leasing one building at the beginning of 1998 to two buildings in the last quarter of 1998. Other cost increases included an increase in distributor commissions, primarily on conventional tissue, of $1.2 million, increased depreciation expense of $0.4 million, increased royalties on conventional tissue of $0.3 million and increased professional fees and travel related expenses of $0.9 million to support our distribution and marketing efforts. As a percentage of net revenues, marketing, general and administrative expenses decreased from 35.8% for the 46 week period ended December 31, 1998 to 29.5% for the year ended

December 31, 1999. This decrease was due to our net revenues rising without a commensurate increase in marketing, general and administrative expenses.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased by $0.2 million, or 13.3%, to $1.7 million for the year ended December 31, 1999 from $1.5 million for the 46 week period ended December 31, 1998. This increase was due primarily to the hiring of additional personnel to develop new allografts and technologies. We expense research and development costs as incurred. As a percentage of net revenues, research and development expenses decreased from 13.2% for the 46 week period ended December 31, 1998 to 5.1% for the year ended December 31, 1999. This decrease was due to our net revenues rising without a commensurate increase in research and development expenses.

    INTEREST INCOME AND EXPENSE--NET. Net interest expense for the year ended December 31, 1999 was $98,000 compared to net interest income of $34,000 for the 46 week period ended December 31, 1998. The increase in the amount of interest we paid was due primarily to borrowings under our line of credit facility entered into during 1999, as well as interest paid on a number of capital leases entered into during 1999.

    INCOME TAX BENEFIT. In 1998 we recorded a valuation allowance with respect to a deferred tax asset since we believed at the time that it was unlikely to be realized. In 1999, as a result of achieving positive net income for that year, this valuation allowance was reversed resulting in an income tax benefit of $0.6 million for 1999.

FORTY-SIX WEEK PERIOD ENDED DECEMBER 31, 1998 COMPARED TO THE PREDECESSOR
  BUSINESS YEAR ENDED DECEMBER 31, 1997

    AMOUNTS STATED BELOW FOR THE PERIOD ENDED DECEMBER 31, 1998 INCLUDE ONLY APPROXIMATELY TEN AND ONE-HALF MONTHS OF OPERATIONS, OR 46 WEEKS, COMPARED TO A FULL 12 MONTHS FOR THE PREDECESSOR BUSINESS YEAR ENDED DECEMBER 31, 1997.

    TOTAL REVENUES. Our total revenues increased by $21.8 million, or 161.5%, to $35.3 million for the 46 week period ended December 31, 1998 from $13.5 million for the predecessor business year ended December 31, 1997.

    Fees from tissue distribution increased by $20.8 million, or 187.4%, to $31.9 million for the 46 week period ended December 31, 1998 from $11.1 million for the predecessor business year ended December 31, 1997. The increase in fees from tissue distribution was due largely to an increase of $19.3 million in revenues from the distribution of our spinal allografts, an increase of $1.1 million from the distribution of conventional tissue and an increase of $0.4 million from the distribution of other precision tooled allografts. The increase in our revenues from spinal allografts was due primarily to the increase in sales volume from our original spinal allograft, which increased from $11.1 million to $27.8 million. Three new spinal allografts introduced in late 1998 added $2.6 million to the 1998 revenue. Conventional tissue revenues increased due to our having donor tissue sources other than UFTB from which conventional tissue could be produced. In 1997 the predecessor business received from UFTB donor tissue which could be used to produce only spinal allografts. The increase in our revenues from precision tooled allografts was due to the introduction in 1998 of five new allografts. Other revenues from core operations, which consist of tissue processing fees, biomedical laboratory fees and manufacturing royalties, increased by $1.0 million to $3.4 million for the 46 week period ended December 31, 1998 from $2.4 million for the predecessor business year ended December 31, 1997. This increase was largely due to a $0.7 million increase in biomedical laboratory fees and a $0.3 million increase in manufacturing royalties.

    MANAGEMENT SERVICES FEES. Management services fees increased by $15.2 million, or 170.8%, to $24.1 million for the 46 week period ended December 31, 1998 from $8.9 million for the predecessor business year ended December 31, 1997. The increase in the absolute amount of these fees was due to the significantly higher revenues from spinal allografts generated through the management services of Medtronic Sofamor Danek.

    NET REVENUES. Our net revenues increased by $6.5 million, or 141.3%, to $11.1 million for the 46 week period ended December 31, 1998 from $4.6 million for the predecessor business year ended December 31, 1997. As a percentage of total revenues, our net revenues decreased from 34.1% for the predecessor business year ended December 31, 1997 to 31.4% for the 46 week period ended December 31, 1998. This decrease was due mainly to the impact of the significantly higher revenues from our spinal allografts, for which we pay management services fees and therefore receive less net revenue.

    COSTS OF PROCESSING AND DISTRIBUTION. Costs of processing and distribution increased by $6.5 million, or 197.0%, to $9.8 million for the 46 week period ended December 31, 1998 from $3.3 million for the predecessor business year ended December 31, 1997. As a percentage of net revenues, these costs increased from 71.7% for the predecessor business year ended December 31, 1997, to 88.3% for the 46 week period ended December 31, 1998. This increase was due primarily to added costs to increase production volumes and the start up costs to produce new allografts and technologies.

    MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES. Marketing, general and administrative expenses increased by $2.6 million, or 185.7%, to $4.0 million for the 46 week period ended December 31, 1998 from $1.4 million for the predecessor business year ended December 31, 1997. Contributing to this increase was $0.3 million for our new marketing department, as well as $2.3 million in administrative costs required to support the new company, including additional staffing and an increase in facilities expense due to additional leased space to support our growth.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased by $1.0 million, or 200.0%, to $1.5 million for the 46 week period ended December 31, 1998 from $0.5 million for the predecessor business year ended December 31, 1997. This increase was due largely to the hiring of additional personnel and related costs to develop new allografts and technologies. We expense research and development costs as incurred. As a percentage of net revenues, research and development expenses increased from 10.9% for the predecessor business year ended December 31, 1997 to 13.5% for the 46 week period ended December 31, 1998. This increase was due to the significant increase in research and development expenses in 1998 to advance our technology and develop new allografts.

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


    The following tables present unaudited quarterly statement of operations data in both dollars and as percentages of net revenues for the third and fourth quarters for the fiscal period ended December 31, 1998, each of the quarters for the fiscal period ended December 31, 1999 and for the quarters ended March 31, 2000 and June 30, 2000. This information is unaudited, but in our opinion has been prepared substantially on the same basis as the audited consolidated financial statements which appear elsewhere in this prospectus. All necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts to present fairly the unaudited quarterly results. You should read the quarterly data presented below in conjunction with our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus. You should not view the results of operations for any quarter as an indication of the results of operations for any future period.

                                                                       QUARTER ENDED
                                     ----------------------------------------------------------------------------------
                                     SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                         1998            1998         1999        1999         1999            1999
                                     -------------   ------------   ---------   --------   -------------   ------------
                                                                       (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:

Revenues from core operations:
  Fees from tissue distribution....     $ 8,794        $10,057       $13,901    $16,273       $18,938        $21,671
  Other revenues from core
    operations.....................         897            778           919        468           426            424
                                        -------        -------       -------    -------       -------        -------
    Total revenues.................       9,691         10,835        14,820     16,741        19,364         22,095
Management services fees...........       6,685          7,427         8,617      8,845        10,682         11,850
                                        -------        -------       -------    -------       -------        -------
  Net revenues.....................       3,006          3,408         6,203      7,896         8,682         10,245
Costs of processing and
  distribution.....................       2,791          3,631         4,398      4,592         4,725          5,457
                                        -------        -------       -------    -------       -------        -------
    Gross profit...................         215           (223)        1,805      3,304         3,957          4,788
                                        -------        -------       -------    -------       -------        -------
Expenses:
  Marketing, general and
    administrative.................       1,118          1,598         1,673      2,183         2,541          3,343
  Research and development.........         484            503           376        426           506            367
                                        -------        -------       -------    -------       -------        -------
    Total expenses.................       1,602          2,101         2,049      2,609         3,047          3,710
                                        -------        -------       -------    -------       -------        -------
Operating income (loss)............      (1,387)        (2,324)         (244)       695           910          1,078
Equity in income of unconsolidated
  subsidiary.......................          --             --            --         --            --             --
Interest (expense) income:
  Interest expense.................         (36)           (60)          (57)       (56)          (76)           (96)
  Interest income..................          57             66            67         23             4             93
                                        -------        -------       -------    -------       -------        -------
    Total interest (expense)
      income-net...................          21              6            10        (33)          (72)            (3)
                                        -------        -------       -------    -------       -------        -------
Income (loss) before income tax
  (expense) benefit................      (1,366)        (2,318)         (234)       662           838          1,075
Income tax (expense) benefit.......          --             --            --       (273)         (369)         1,261
                                        -------        -------       -------    -------       -------        -------
Net income (loss)..................     $(1,366)       $(2,318)      $  (234)   $   389       $   469        $ 2,336
                                        =======        =======       =======    =======       =======        =======

                                        QUARTER ENDED
                                     --------------------
                                     MARCH 31,   JUNE 30,
                                       2000        2000
                                     ---------   --------
                                        (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues from core operations:
  Fees from tissue distribution....   $25,555    $27,661
  Other revenues from core
    operations.....................       528        335
                                      -------    -------
    Total revenues.................    26,083     27,996
Management services fees...........    14,279     14,656
                                      -------    -------
  Net revenues.....................    11,804     13,340
Costs of processing and
  distribution.....................     6,327      6,792
                                      -------    -------
    Gross profit...................     5,477      6,548
                                      -------    -------
Expenses:
  Marketing, general and
    administrative.................     4,093      4,446
  Research and development.........       515        686
                                      -------    -------
    Total expenses.................     4,608      5,132
                                      -------    -------
Operating income (loss)............       869      1,416
Equity in income of unconsolidated
  subsidiary.......................         7         (2)
Interest (expense) income:
  Interest expense.................      (108)      (159)
  Interest income..................        90         41
                                      -------    -------
    Total interest (expense)
      income-net...................       (18)      (118)
                                      -------    -------
Income (loss) before income tax
  (expense) benefit................       858      1,296
Income tax (expense) benefit.......      (394)      (541)
                                      -------    -------
Net income (loss)..................   $   464    $   755
                                      =======    =======


                                                                        QUARTER ENDED
                                      ----------------------------------------------------------------------------------
                                      SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                          1998            1998         1999        1999         1999            1999
                                      -------------   ------------   ---------   --------   -------------   ------------
PERCENTAGE OF NET REVENUES:

Net revenues........................      100.0%         100.0%        100.0%     100.0%        100.0%         100.0%
Costs of processing and
  distribution......................       92.8          106.5          70.9       58.2          54.4           53.3
                                          -----          -----         -----      -----         -----          -----
    Gross profit....................        7.2           (6.5)         29.1       41.8          45.6           46.7

Expenses:
  Marketing, general and
    administrative..................       37.2           46.9          27.0       27.6          29.3           32.6
  Research and development..........       16.1           14.8           6.1        5.4           5.8            3.6
                                          -----          -----         -----      -----         -----          -----
    Total expenses..................       53.3           61.7          33.1       33.0          35.1           36.2
                                          -----          -----         -----      -----         -----          -----
Operating income (loss).............      (46.1)         (68.2)         (4.0)       8.8          10.5           10.5
Equity in income of unconsolidated
  subsidiary........................         --             --            --         --            --             --
Interest (expense) income:
  Interest expense..................       (1.2)          (1.7)         (0.9)      (0.7)         (0.9)          (0.9)
  Interest income...................        1.9            1.9           1.1        0.3           0.0            0.9
                                          -----          -----         -----      -----         -----          -----
    Total interest (expense)
      income-net....................        0.7            0.2           0.2       (0.4)         (0.9)          (0.0)
                                          -----          -----         -----      -----         -----          -----
Income (loss) before income tax
  (expense) benefit.................      (45.4)         (68.0)         (3.8)       8.4           9.6           10.5
Income tax (expense) benefit........         --             --            --       (3.5)         (4.3)          12.3
                                          -----          -----         -----      -----         -----          -----
Net income (loss)...................      (45.4)%        (68.0)%        (3.8)%      4.9%          5.3%          22.8%
                                          =====          =====         =====      =====         =====          =====

                                         QUARTER ENDED
                                      --------------------
                                      MARCH 31,   JUNE 30,
                                        2000        2000
                                      ---------   --------
PERCENTAGE OF NET REVENUES:
Net revenues........................    100.0%     100.0%
Costs of processing and
  distribution......................     53.6       50.9
                                        -----      -----
    Gross profit....................     46.4       49.1
Expenses:
  Marketing, general and
    administrative..................     34.7       33.3
  Research and development..........      4.4        5.2
                                        -----      -----
    Total expenses..................     39.1       38.5
                                        -----      -----
Operating income (loss).............      7.3       10.6
Equity in income of unconsolidated
  subsidiary........................      0.0        0.0
Interest (expense) income:
  Interest expense..................     (0.9)      (1.2)
  Interest income...................      0.8        0.3
                                        -----      -----
    Total interest (expense)
      income-net....................     (0.1)      (0.9)
                                        -----      -----
Income (loss) before income tax
  (expense) benefit.................      7.2        9.7
Income tax (expense) benefit........     (3.3)       4.0
                                        -----      -----
Net income (loss)...................      3.9%       5.7
                                        =====      =====


    Our quarterly operating results have fluctuated significantly since we began operations. One of the primary reasons for these fluctuations is our historical and current dependence upon our MD-Series Threaded Bone Dowels. In an effort to smooth these fluctuations, we have attempted to diversify the allografts we offer, including the introduction of eight new allografts during 1998. While these new allografts accounted for only $2.9 million of total revenues during 1998, they accounted for $31.3 million of the $37.7 million increase in our 1999 total revenues. Also accounting for a portion of the increase in our total revenues for 1999 was an increase of $8.0 million in conventional tissue revenues when we assumed UFTB's conventional tissue processing business in April 1999.

    Our revenue diversification efforts also favorably impacted our gross profit as a percentage of net revenues, which increased from 11.5% of our net revenues in 1998 to 41.9% in 1999. Adding to this impact was a decrease in the first quarter of 1999 in the management services fees we paid to Medtronic Sofamor Danek for a number of our spinal allografts from 80% to 70%. The impact of this decrease was an effective increase in the net revenues from each allograft distributed through that company without any change in direct costs. Also increasing our 1999 gross margin was an increase in distribution of our bone paste allografts for the spinal market, which bear lower management services fees.

    In order to permit the expansion of our business and increase revenues, we incurred additional manufacturing costs and material usage in the fourth quarter 1998. The result of these activities was a negative gross margin of $0.2 million or 6.5% of net revenues during the fourth quarter of 1998. These additional costs included higher payroll costs of approximately $0.2 million due to the hiring of additional personnel and approximately $0.3 million for additional lab testing, packaging and tools and equipment. We also incurred higher material costs of $0.4 million due to higher material usage during the early phases of production.

    In addition to the higher manufacturing costs incurred in the fourth quarter of 1998, we also hired additional marketing, distribution and administrative staff in the second through fourth quarters of 1998 to support the anticipated growth in our business. These staff increases and related costs contributed to our operating losses in the second through fourth quarters of 1998 and in the first quarter of 1999.

LIQUIDITY AND CAPITAL RESOURCES

    Since we began operations, we have financed our operations primarily through the sale of preferred stock, totaling $6.4 million in net proceeds in 1998 and $10.0 million in net proceeds in 1999.


    Our net cash used in operating activities increased by $9.9 million to $6.5 million for the year ended December 31, 1999 from net cash provided by operating activities of $3.4 million for the 46 week period ended December 31, 1998. This increase was largely due to the payment of a $4.5 million non-refundable fee by Medtronic Sofamor Danek during 1998 related to our agreement with that company and an increase in our working capital of approximately $5.5 million for the year ended December 31, 1999. For accounting purposes, we deferred the $4.5 million fee we received from Medtronic Sofamor Danek and we are recognizing it on a straight-line basis over the 20-year life of the agreement. Our net cash used in operating activities was $4.3 million for the six months ended June 30, 2000, a change of $1.1 million from net cash used in operating activities of $3.2 million for the six months ended June 30, 1999. During the six months ended June 30, 2000, cash was provided by net income of $1.2 million and an increase in accounts payable of $2.2 million. Uses of cash during that period included a $3.9 million increase in accounts receivable and a $4.4 million increase in inventory.



    Our net cash used in investing activities increased by $1.0 million to $2.9 million for the year ended December 31, 1999 from $1.9 million for the 46 week period ended December 31, 1998. This increase was due primarily to the $0.5 million we paid for the net assets of Georgia Tissue Bank, plus an increase of $0.5 million in the amount paid for the purchase of property, plant and equipment during 1999. During the year ended December 31, 1999, $0.8 million of cash was used in the purchase of property, plant and equipment largely related to our BioCleanse processing facility. Our net cash used in investing activities increased by $2.1 million to $2.9 million for the six months ended June 30, 2000 from $0.8 million for the six months ended June 30, 1999. This increase was due primarily to the $1.4 million we paid for our acquisition of the buildings and land we previously leased, and the acquisition of additional land for expansion. In order to finance these purchases, we entered into a 20-year term loan in the amount of $2.8 million, collateralized by the property. The remainder of the purchase price was financed with a portion of the proceeds from our sale of preferred stock during 1999.



    Net cash provided by financing activities increased by $10.6 million to $13.0 million for the year ended December 31, 1999 from $2.4 million for the 46 week period ended December 31, 1998. This increase was due primarily to the $10.0 million in net proceeds we realized from our sale of preferred stock during 1999, $2.8 million in net borrowings under our credit facility, and $0.7 million in proceeds due from a stockholder. In 1998, we received
$6.6 million of proceeds from our sale of preferred stock and financed $3.8 million in receivables from UFTB. Net cash provided by financing activities for the six months ended June 30, 2000 was $0.4 million, compared to $0.1 million for the six months ended June 30, 1999. A $1.1 million increase in borrowings under our line of credit during the first six months of 2000 was the primary increase in cash from financing activities.



    Our credit facility permits us to borrow up to $6.0 million on a revolving basis and is collateralized by our accounts receivable. This credit facility expires in September 2000. As of June 30, 2000, we had excess borrowing capacity of $2.1 million under this facility.



    On March 30, 2000, we purchased the buildings and land that we currently occupy, plus an additional 20.8 acres of land for future expansion. The purchase price for the two buildings and 6.2 acres on which they are situated was $3.6 million, with the additional parcel of land costing approximately
$0.6 million. In order to finance the purchase, we entered into a 20-year term loan in the amount of $2.8 million, collateralized by the property. The remainder of the purchase price was financed with a portion of the proceeds from our sale of preferred stock during 1999. We continue to lease approximately 18,000 square feet of space in buildings adjacent to those we purchased and 8,800 square feet of warehouse space. On June 7, 2000 we started construction of new manufacturing and administrative buildings on the land purchased on March 30, 2000. Total estimated cost to construct and equip the new facilities is $25.2 million. We intend to finance $16.2 million of the cost with additional long-term debt and the balance of $9.0 million from the proceeds of this offering.


    We currently believe that the net proceeds from this offering, cash from operations and our existing cash and cash equivalents will be sufficient to meet our anticipated cash requirements for at least the next 12 months. At present, we do not believe we will need to raise additional capital solely to operate our business. Nevertheless, the completion of one or more acquisitions by us could affect our need for capital.

IMPACT OF INFLATION

    Inflation generally affects us by increasing our cost of labor, equipment and processing tools and supplies. We do not believe that the relatively low rates of inflation experienced in the United States since the time we began operations has had any material effect on our business.

INTEREST RATE RISK

    We are subject to market risk from exposure to changes in interest rates based upon our financing, investing and cash management activities. We use a balanced mix of debt maturities along with both fixed-rate debt, variable-rate debt and derivative financial instruments (interest rate swaps) to manage our exposure to changes in interest rates. We do not expect changes in interest rates to have a material adverse effect on our income or our cash flows in 2000. However, we cannot assure you that interest rates will not significantly change in 2000. We do not enter into derivatives or other financial instruments for trading or speculative purposes.


    Our interest rate swap arrangement involves the exchange of variable interest rate payments, based on the 30-day LIBOR plus 150 basis points, without exchanging the notional principal amount. Payments or receipts on the agreement are recorded as adjustments to interest expense. At June 30,

2000, we had an outstanding swap agreement, maturing March 30, 2005, with a notional amount of $2.8 million. Under the agreement we receive a fixed interest rate of 8.35%. The interest will remain fixed until the 30-day LIBOR is determined to be greater than or equal to 8%, at which time the interest rate will revert to the 30 day LIBOR plus 150 basis points. The counter party to this swap arrangement is a major financial institution.



    The fair value of this interest rate swap agreement represents the estimated receipt or payment that would be made to terminate the agreement. At June 30, 2000, we would have paid approximately $32,000 to terminate the agreement. An increase of 100 basis points in the yield curve would not result in an increased penalty to us as LIBOR would still be less than 8% and our interest rate would still be equal to 8.35%.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF EFFECTIVE DATE OF FASB STATEMENT NO. 133. SFAS No. 137 defers for one year the effective date of SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The rule now will apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS
No. 137 permits early adoption as of the beginning of any fiscal quarter after its issuance. SFAS No. 133 will require us to recognize all derivatives on our balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, of firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. We have not completed our evaluation of the impact of SFAS No. 133, if any, on our consolidated financial statements.

                                    BUSINESS

INDUSTRY OVERVIEW

    Defects in bone and other human tissue can be caused by a variety of sources including trauma, congenital defect, infectious disease, cancer and other disease conditions. The prevalent method used by surgeons to repair and promote the healing of defective tissue is surgery, principally through the use of surgical implants. When considering a surgical procedure for tissue repair, surgeons and patients face a number of treatment options including metals and synthetics, "autograft" tissue, "allograft" tissue and "xenograft" tissue. An autograft procedure is one in which the surgeon harvests tissue from one part of a patient's body for transplant to another part of the body to make the needed repair. In contrast to autograft, allograft tissues are recovered from deceased human donors, processed for biologic safety and implant mechanical characteristics and then transplanted by a surgeon into the patient's body to make the needed repair. Procedures using xenograft tissue, while not widely used in the United States other than for heart valves, involve recovering animal tissue, typically from cattle or pigs, and then transplanting that recovered tissue into the patient's body.

    The overall market in the United States for tissue repair and healing through the use of surgical implants, including metals, synthetics and allografts, has grown considerably over the last several years, with revenues in the orthopedic and cardiovascular segments of this market exceeding
$6.4 billion in 1999. In these segments, procedures using allografts, either conventional graft, bone paste, or specialty tooled tissues, totaled over 310,000 during 1999, accounting for revenues of over $410.0 million. We believe that the use of allografts will continue to increase and represent a growing portion of the surgical implant market.

    Processors of tissue supply allografts consisting of bone tissue and various soft tissues, including cardiovascular and connective tissues, to hospitals and surgeons for use in surgery. The need for tissue is increasing each year and currently is served by approximately 30 tissue banks in the United States that process and/or distribute bone or cardiovascular allografts. We believe there will continue to be an increase in the use of surgical implants for tissue repair and healing, and in particular allograft implants. Reasons supporting this belief include:

    - the aging of the baby boom generation will result in a greater percentage of the population requiring tissue repair products;

    - as life expectancies increase overall, the need for tissue repair products will increase;

    - as patients and their families become increasingly proactive in determining the nature of the health care they receive and as they increasingly use the Internet to research health care alternatives, pressure will increase on medical providers for more natural healing alternatives;

    - continuing emphasis placed on health and fitness in our society will continue to drive the growth of sports medicine-related tissue repair and tissue healing;

    - increasing awareness of the safety and benefits of allografts will increase the acceptance of allografts by surgeons and patients; and

    - as the federal and state governments continue to promote organ and tissue donation, more allograft tissue will become available.

TISSUE REPAIR TREATMENT OPTIONS

    METALS AND SYNTHETICS. Historically, the medical community turned to metals and other synthetics for implant procedures, in part because they can be precisely tooled for specific surgical uses within the body. These metal and synthetic implants also can be designed for use with instrument sets designed specifically for the implant procedure. This permits faster and more precise surgeries, with the patient spending less time on the operating table, and allows the surgeon to use a uniform process that can be repeated easily.

    Metal and synthetic technologies, however, have several shortcomings. One of the principal drawbacks to the use of these materials is that they do not promote bone "remodeling." As part of normal skeletal growth and maintenance, human bones renew themselves by a continual process of breakdown and build-up known as "remodeling," the same process involved in the natural healing of fractures. Metal is stiffer than bone and its use in orthopedics can cause "stress shielding," where the bone adjoining the metal does not remodel densely enough and becomes weak and fragile or disappears altogether. This problem can be of particular concern to elderly patients who are more likely to suffer from osteoporosis. Also, a small percentage of patients display sensitivity to certain kinds of metals, such as nickel. Additionally, a number of synthetics tend to break down in the body and slowly drift from their initial implant position. Finally, metal pins and screws used in sports medicine procedures and small bone repairs have a number of disadvantages including a potentially painful removal process, uncertainty over the long-term consequences of a hard metal implant adjacent to joints, and inflammation of the surrounding natural tissues due to breakdown of metal implants over time.

    XENOGRAFT. While used in other parts of the world, including Europe, the use of xenograft, or animal tissue, is not prevalent in the United States other than for heart valve replacements. One of the reasons for this is a higher risk of immune system response to implanted xenograft tissue due principally to the greater difficulty in cleansing the tissue before implant of all the substances that can cause an immune response. An additional reason for limited use of xenograft tissue in the United States is the perceived risk of disease transmission. One area, however, in which the use of xenograft tissue within the United States is prevalent is in the cardiovascular market. This is due mainly to its long accepted use in this market and the reduced difficulty in cleaning this particular type of tissue due to its thinness.

    AUTOGRAFT AND ALLOGRAFT. In order to overcome the drawbacks to the use of metals, other synthetics and xenograft tissue, surgeons increasingly use autograft and allograft procedures. Autografts and allografts, in contrast to metals and synthetics, are not only "osteoconductive," meaning they provide a scaffold for new bone to attach itself to, but can be "osteoinductive" as well, meaning they stimulate the growth of new bone. Historically, however, allograft and autograft procedures were not as easy to perform as procedures using metals and other synthetics since grafting procedures often required the surgeon to shape the transplant tissue by hand, using standard operating room instruments before implanting the tissue. This requirement generally increases the amount of time spent in surgery.

    In addition to a lack of pre-tooling, a significant drawback to autograft procedures is that they require an additional and potentially dangerous surgery to harvest the tissue from a second site in the patient's body. In approximately 20% of autograft procedures, a patient's tissues surrounding the site where tissue is harvested becomes diseased and dies, a condition known as morbidity. Approximately one out of four morbidity complications is considered serious. Additional complications involved with autograft procedures include infection, pain, nerve and arterial injury, joint instability and hernia. Moreover, a patient may not have sufficient quantities of quality autograft tissue in other parts of his or her body available for transplant, a particular problem for elderly patients, who are more likely to suffer from osteoporosis which can compromise the quality of transplanted autograft tissue. Balanced against these disadvantages is the belief among some surgeons that a patient's own tissue will remodel better than allograft, as well as the lingering concern over the safety of allograft.

    Since the introduction of modern, precision tooled, processed allograft implants, however, more surgeons are turning to allograft procedures to treat musculoskeletal and other tissue defects. Among the reasons for this shift are that patients can enjoy the benefits of an implant that promotes bone growth and better healing without having to undergo the potentially risky second surgery to obtain autograft tissue for transplant. In addition, surgeons increasingly prefer allograft implants since, with the introduction of precision tooled allografts and accompanying custom implant surgical instruments, allograft implants now share the same convenience and ease-of-use advantages as metals and synthetics without the shortcomings. Also, concerns within the medical community about the transmission of HIV and other infectious diseases through the use of allograft largely have been addressed and more surgeons now accept allograft as safe and effective. Finally, patients and their families are increasingly proactive in determining the nature of the healthcare they receive, due in part to the availability of healthcare information on the Internet, and increasingly prefer natural healing alternatives such as allograft.

    An historical limitation within the tissue processing industry has been the requirement that tissue processing be done using clean room technology on a donor-by-donor basis in order to eliminate the risk of cross contamination of other donor tissue potentially caused by contaminated tissue from just one donor. As a result, traditional tissue processors must process donor tissue in a labor intensive process requiring extensive use of custom machinery and tools to create allograft implants.

ALLOGRAFT MARKETS

    The allograft market is limited by the supply of available cadaveric donor tissue. Of the 3.6 million deaths that occurred during 1999 in the United States, of which we believe 50% would have been eligible to donate tissue, less than 0.4% actually resulted in donated tissue.

    The allograft market can be broken down into a number of distinct segments, including orthopedic, urological and cardiovascular. The following table contains selected U.S. information for 1999 about the portions of these segments that can be addressed through the use of allograft implants:

MARKET                                                   TOTAL      ALLOGRAFT      ALLOGRAFT
                                                       PROCEDURES   PROCEDURES      REVENUES
ORTHOPEDIC                                             ----------   ----------   --------------
  Spinal Fusion......................................   445,000      113,000     $226.0 million
  Sports Medicine....................................   870,000       52,000     $ 73.0 million
  Oral-Maxillofacial.................................    67,900       15,000     $  4.5 million
  Conventional Tissue................................   485,000      125,000     $ 66.0 million

UROLOGICAL(1)
  Slings.............................................   250,000       37,000     $ 33.0 million

CARDIOVASCULAR(2)
  Heart Valves.......................................    95,000        6,500     $ 41.0 million

------------------------------

(1)   Data for 1998.

(2)   Data for 1997.

    ORTHOPEDIC MARKETS

    The market for orthopedic tissue can be broken down into the following distinct segments:

    - Spinal Fusion. The spinal market includes approximately 6.0 million people in the United States who seek treatment for back pain each year, of which approximately 650,000 to 700,000 result in surgery. Of this number, approximately 445,000 in 1999 resulted in a spinal fusion, the fusing together of two or more vertebra, approximately 90% of which included the use of an autograft or allograft implant. Surgeons commonly use autograft or allograft implants to induce fusion in metal or bone spinal fusions. Surgeons also frequently use bone paste allografts as part of these procedures. The U.S. market for spinal fusions, including metals, synthetics, autograft and allograft, has grown considerably over the last several years. Total revenues in the United States for spinal fusions grew from approximately $484.6 million in 1997 to $735.7 million in

      1999. Over the same period, the number of spinal fusion procedures performed in the United States grew from approximately 312,000 in 1997 to approximately 445,000 in 1999. Of these 445,000 procedures, approximately 113,000 involved the use of an allograft implant, accounting for approximately $226.0 million in revenues.

    - Sports Medicine. The sports medicine market includes a number of segments, including arthroscopy, powered shavers, soft goods, video imaging and "procedure-specific" surgeries. The procedure-specific segment of this market that can be addressed through the use of allograft implants includes repairs to the anterior cruciate ligament, or ACL, rotator cuff, labrum, meniscus, posterior cruciate ligament, small bone repair, osteochondral repairs and the surgical sectioning of bones, known as osteotomies. The number of procedures performed in the United States in the arthroscopy and procedure-specific segments of this market has grown from approximately 2.6 million in 1997 to over 3.0 million in 1999. The U.S. market for procedure-specific surgeries in the sports medicine market that used an implant has grown at a 6% average annual rate between 1997 and 1999. During 1999, there were approximately 870,000 procedure-specific surgeries in the United States that used an implant. Of these 870,000 procedures, approximately 52,000 involved the use of an allograft implant, accounting for approximately $73.0 million in revenues. We believe a significant number of surgical procedures that surgeons currently treat only by abrasion or removal of soft tissue could benefit from allograft technologies, including a portion of the approximately 400,000 chondroplasty procedures performed in the United States in 1999. Worldwide, the procedure-specific segment of the sports medicine market grew from approximately $315.0 million in 1997 to approximately
      $360.0 million in 1999.

    - Oral-Maxillofacial. The oral-maxillofacial market includes surgeries of the nose, face, jaw and mouth, including surgery for diseases of the jaw and related tissues. These surgeries typically are either cosmetic or to treat disease or injury. As with the sports medicine market, the aging population is fueling growth in this market by increasing demand for bone pastes used in jaw reconstruction and for support of dental implants as an alternative to dentures. Total revenues in the United States from oral-maxillofacial implants grew from approximately $195.0 million in 1997 to $224.0 million in 1999. During 1999, surgeons performed approximately 67,900 oral-maxillofacial procedures in the United States, of which approximately 15,000 involved the use of an allograft implant, accounting for approximately $4.5 million in revenues.

    - Conventional Tissue. The conventional allograft market encompasses tissues used in orthopedic surgery that have not been precision tooled and for which custom surgical instrumentation does not exist. Uses of conventional allograft include osteoarticular grafts for hip and knee reconstruction, ground bone and bone chips for trauma and bone filler, fashioned bone for various orthopedic procedures and soft tissue for ligament repair. During 1999, surgeons performed approximately 485,000 procedures in the United States, of which approximately 125,000 involved the use of an allograft implant, accounting for approximately
      $66.0 million in revenues.

    UROLOGICAL MARKET

    The urological allograft market includes tissue implant procedures to treat urinary incontinence, primarily among older women. Urinary incontinence is a problem for more than 17 million Americans, approximately 85% of them women. A widely used procedure for treatment of this condition is re-suspension of the bladder neck with a "sling" of fibrous material. This sling can be made from synthetic materials or from various natural tissues. During 1998, approximately 250,000 procedures made use of this sling technique in the United States, of which approximately 37,000 involved the use of an allograft implant, accounting for approximately $33.0 million in revenues. Although urinary incontinence can be improved in eight out of ten cases, less than half of those afflicted seek treatment.

    CARDIOVASCULAR MARKET

    The cardiovascular allograft market includes transplantation of human heart valves as an alternative to mechanical, synthetic or xenograft substitutes. Surgeons performed an estimated 349,000 heart valve and vascular graft procedures for which allograft would be appropriate in the United States in 1997, of which 95,000 were heart valve replacement procedures. Of the approximately 69,000 heart valve replacements for which more detailed data are available, approximately 6,500, or 9.4%, were performed using allograft. Total revenues in the United States from heart valve replacement procedures using allograft during 1997 totaled approximately $41.0 million.

COMPANY OVERVIEW

    We are a leader in the use of natural tissues and innovative technologies to repair and promote the natural healing of human bone and other human tissues. Using core human physiology--the basic biology of natural tissues as they function in the body--our human tissue implants are improving surgical outcomes. Our goal is to replace conventional implant approaches, including metals, synthetics and autograft implants, with allograft, and to establish our allografts as the implant of choice for tissue repair. We are a provider of comprehensive healing and natural tissue products in a broad range of markets. In addition, we are the largest processor and distributor in the United States of allografts that are precisely tooled for specific surgical uses in terms of revenues for the year ended December 31, 1999. Our distributors distribute our allografts in all 50 states and in nine countries internationally. We are also a processor of "conventional allografts," which are allografts that are not tooled by the processor for a specific surgical use.

    We process human musculoskeletal and other tissue, including bone, cartilage, tendon, ligament, pericardial and cardiovascular tissue in producing our allografts. Surgeons then use these tissues to repair and promote the healing of a wide variety of bone and other tissue defects, including spinal vertebrae repair, musculoskeletal reconstruction, fracture repair, repairs to the jaw and related tissues, urinary incontinence and heart valve disorders. Our current grafts range from conventional allografts to grafting material, which is precisely tooled for specific surgical uses, including bone dowels, wedges, pastes and pins, urological allografts and heart valves. During 1999, we shipped over 90,000 processed allografts, used in an estimated 60,000 procedures. Often, surgeons use more than one allograft in a given procedure.

    We have one of the most extensive tissue recovery programs in the United States, recovering bone or cardiovascular tissue from over 4,000 human donors during 1999, up from over 2,300 in 1998 and 1,500 in 1997. We believe our network of recovery groups accounted for approximately 32% of the human tissue recovered for processing in the United States during 1999.

    The following table outlines the markets we serve and the amount and percentage of our revenues, net of management services fees, from core operations during 1998 and 1999 for these markets:

                                                     NET REVENUES FROM               NET REVENUES FROM
                                                      CORE OPERATIONS                 CORE OPERATIONS
MARKET                                                  DURING 1998                     DURING 1999
------                                            ------------------------       -------------------------
Spinal Fusion...................................  $6,246,000         80.4%       $17,079,000         55.5%
Sports Medicine.................................     222,000          2.9          2,537,000          8.2
Oral-Maxillofacial..............................           0          0.0            191,000          0.6
Conventional Tissue.............................   1,112,000         14.3          9,026,000         29.3
Urological Sling................................     183,000          2.4          1,956,000          6.4
                                                  ----------       ------        -----------       ------
    Total.......................................  $7,763,000         100%        $30,789,000         100%

    In addition, we will enter the cardiovascular market through our acquisition of the tissue processing and distribution business of Alabama Tissue Center, which had approximately $0.5 million in revenues during 1999.

    We pursue a market-by-market approach to distribution of our allografts, including strategic arrangements in order to increase our penetration in selected markets. We have an alliance with Medtronic Sofamor Danek in the spinal market, with Exactech, Inc. in portions of the bone paste market, and with C.R. Bard, Inc. in the urological market.

    Using our proprietary BioCleanse system, we believe we are the only processor of human tissue currently able to safely process tissue in a single system from multiple donors simultaneously. This system, which kills or inactivates all classes of conventional pathogens, viruses, microbes, bacteria and fungi, and which cleanses tissue both before and after processing, allows us to safely process tissue from up to 100 donors at the same time thereby significantly increasing the efficiency of our tissue processing. In addition, our BioCleanse system is able to remove blood, fats, lipids and other unwanted materials from the tissue we process more successfully than traditional processing. We believe the removal of blood, fat, lipids and other unwanted materials results in faster patient healing since it eliminates the need for the patient's body to remove these substances using natural processes following surgery. In contrast to traditional tissue processing, our BioCleanse system also permits us to process tissue at lower average cost and to process tissue safely and economically from donors and age groups that might not have been feasible without BioCleanse.

OUR STRATEGY

    Our strategy is to be the leading worldwide provider of natural tissue-based technologies that repair and promote the healing of human bone and other tissue. The following are the key elements of our strategy:

    CONTINUE PRODUCT INNOVATION TO CREATE NEW ALLOGRAFTS AND PROCEDURES. We pioneered the development of allograft bone tissue implants that are precisely tooled for specific surgical uses. We plan to continue to use this expertise to strengthen and build upon our existing platform of allografts and procedures within our core markets, and to enter or create new markets for our current and future allografts. We do this by fostering innovation in our research personnel and product development staff. We also set corporate goals that stimulate product innovation, such as launching at least one new allograft every quarter within each of our markets.

    IDENTIFY ADDITIONAL SURGICAL APPLICATIONS FOR OUR TECHNOLOGIES AND PRODUCTS. While we intend to continue to introduce new grafts into our traditional core markets of orthopedics, urology and cardiovascular, we also intend to use our expertise in the area of natural tissue implants to develop new technologies and to enter new markets, including the use of allografts processed from skin for reconstructive and cosmetic procedures. We plan to make use of our existing infrastructure, including our research and development capabilities and sales and marketing infrastructure, in order to establish our presence in these growing markets. In addition, we plan to make selective acquisitions in order to develop or expand our presence within particular markets, such as our recent agreement to acquire the tissue processing and distribution business of the Alabama Tissue Center which will allow us to enter the cardiovascular market.

    CONTINUE PROCESS INNOVATION TO ESTABLISH PRODUCT DIFFERENTIATION. We intend to continue to reevaluate and enhance the processes we use in our business to increase efficiency and maintain our competitive advantage. Our proprietary BioCleanse system allows us to safely process, sterilize and virally inactivate tissue from up to 100 donors at the same time. In addition to the efficiencies and other advantages our BioCleanse technology permits, it provides us with a number of significant research and development advantages, including the opportunity to introduce growth factor agents into our allografts.

Additionally, we intend to continue to introduce greater automation into the processing of our allografts in order to further enhance efficiencies and reduce processing costs.

    EXPAND OUR EXTENSIVE TISSUE RECOVERY PROGRAM AND EMPLOY NEW TECHNOLOGIES TO MAKE BETTER USE OF EXISTING TISSUE SUPPLIES. We intend to continue our strategy of entering into alliances with tissue recovery sources to ensure continued growth of our tissue availability and to introduce these sources to successful tissue recovery programs within our alliance to raise the level of tissue donation. We also intend to make selective acquisitions, such as our recent acquisition of Georgia Tissue Bank, to further enhance our tissue recovery efforts. Additionally, we plan to expand our tissue recovery efforts internationally to support our projected growth in those markets. We also seek to increase the availability of donor tissue by further improving the efficiency of our tissue processing procedures and by continuing our efforts to increase the level of tissue donation. We will continue to instill in our employees and alliance partners our philosophy of honoring the gift of tissue donation and using that gift responsibly to help as many patients as possible. Finally, we plan to supplement the supply of human tissue through the use of alternative tissues, such as tissue from cattle and pigs.

    EXPAND OUR SALES AND MARKETING CAPABILITIES. We believe a significant opportunity exists to expand distribution of our grafts and technologies. We intend to continue to expand our presence both domestically and internationally by increasing the level of our sales and marketing activities, in the countries in which we presently operate, as well as in additional countries. We plan to continue to enter into new distribution relationships, expand existing distribution relationships, and increase our internal sales and marketing capabilities to increase our penetration in the markets we serve. In addition, we intend to continue to educate and support the medical community by creating an Internet-based ordering and information system for surgeons. Traditional order placement will remain in place but as e-commerce becomes increasingly important within the medical community, we believe our on-line ordering system will provide a fast and convenient means for surgeons to place orders and obtain information. The level and detail of information made available through our Web site will be adjusted based upon need, resulting in an on-line product which is educational and useful to the medical community.

PRODUCTS AND PRODUCTS IN DEVELOPMENT

    OVERVIEW

    We process human musculoskeletal and other tissue, including bone, cartilage, tendon, ligament, pericardial and cardiovascular tissue, in producing our line of proprietary allografts. Our current tissues range from conventionally processed bone and soft tissue to bone implants that are precisely tooled for specific surgical uses, soft tissue, urological allografts and heart valves. The service fees we charge for our allografts vary extensively, ranging from a list service fee of less than $200 to in excess of $7,000 per allograft. Our most commonly used precision-tooled spinal allografts have listed services fees ranging from approximately $1,000 to $2,000. The following table summarizes our current allograft offerings in each of the markets we serve, current distribution of these allografts and the products and technologies we have in development:

                                                                                                    PRODUCTS AND
                                                                                                  TECHNOLOGIES IN
MARKET                          CURRENT ALLOGRAFTS              CURRENT DISTRIBUTION                DEVELOPMENT
------                          ------------------              --------------------        ----------------------------

ORTHOPEDICS

  Spinal                  -MD-Series Threaded Bone          -Medtronic Sofamor Danek        -Demineralized and partially
                           Dowels                                                            demineralized cortical bone
                          -Cornerstone SR Wedge                                             -Bovine versions of existing
                          -Tangent Cortical Bone Wedge                                       precision tooled allografts
                          -Precision Cortical Bone Wedge
------------------------------------------------------------------------------------------------------------------------

  Sports Medicine         -Interference screws              -Network of independent         -Soft tissue tacks
                          -Pre-shaped bone-tendon-bone       distributors                   -Non-frozen, viable
                           ligament                                                          osteochondral grafts
                          -Meniscus                                                         -Suture anchors
                          -Pins                                                             -Preshaped achilles and
                                                                                             quadricep tendons
                                                                                            -Ligament alternatives
                                                                                            -Soft threaded interference
                                                                                             screws
                                                                                            -Wedge used for knee re-
                                                                                             alignment
------------------------------------------------------------------------------------------------------------------------

  Bone Paste              -Osteofil Injectable Bone         -Pastes for spinal market       -Bone pastes for use in
                           Paste                             through Medtronic Sofamor       vertebroplasty
                          -Opteform Moldable Bone Paste      Danek                          -Non-frozen injectable bone
                          -Osteofil ICM Bone Paste with     -Other bone pastes through       paste
                           cortical cancellous chips         network of independent
                                                             distributors
                                                            -Certain pre-molded bone
                                                             forms through Exactech
------------------------------------------------------------------------------------------------------------------------

  Conventional Tissue     -Frozen femoral heads             -Network of independent         -Pre-ground femoral heads
                          -Demineralized bone matrix         distributors
                          -Cortical cancellous chips and
                           cancellous chips
                          -Fibular wedges
                          -Iliac crest wedges
                          -Bulk allograft segments
                          -Non-precision tooled
                           ligaments and tendons
------------------------------------------------------------------------------------------------------------------------

  Oral-Maxillofacial      -Regenafil Injectable Bone        -Direct distribution            -Demineralized plates for
                           Paste                                                             facial surgery
                          -Regenaform Moldable Bone                                         -Orbital floor repair system
                           Paste                                                            -Regenaderm dermal membrane
                          -Pericardium membrane
------------------------------------------------------------------------------------------------------------------------

OTHER MARKETS

  Urological              -FasLata Fascia Lata              -C.R. Bard                      -Dermis-based urological
                                                                                             slings
                                                                                            -Soft tissue anchors
------------------------------------------------------------------------------------------------------------------------

  Cardiovascular          -Heart valves                     -Network of independent         -Pulmonic patches
                                                             distributors

ORTHOPEDIC ALLOGRAFTS

    SPINAL. Our principal spinal allografts are our patented MD-Series Threaded Bone Dowels, our patent-pending Cornerstone SR Wedge, Tangent Cortical Bone Wedge and Precision Cortical Bone Wedge. These allografts, which are precisely tooled for specific surgical uses, are eventually replaced by the patient's own bone through the remodeling process, typically over a one- to two-year period. During 1999, we shipped more than 43,000 spinal allografts, excluding bone pastes, which accounted for approximately $14.1 million of our net revenues.

    Surgeons use our MD-Series Threaded Bone Dowels to help restore the anatomical relationships between the disc, facet joints, vertebral bodies and the open spaces within vertebral bodies, known as foramina. As a result of injury, abnormal wear and tear, or the aging process, damage or degenerative changes to the vertebral disc and facet joints may occur and progress over time. Among other things, this can result in pinched nerves, disc injury and severe pain. Several important features of our MD-Series dowels assist in reestablishing spinal stability and reducing pain. First, our dowels are threaded, providing rigid interface above and below the vertebral body, allowing the surgeon to restore normal alignment and provide greater stability. This alignment and stability following surgery contributes to reducing pain, greater functionality and reduced risk of reoccurrence. Second, the cylindrical shape of our dowels, together with accompanying threads, provides greater surface area contact at the junction between our graft and the patient's bone, which improves healing. Third, the pre-cut precision size and shape of each graft helps in reducing surgical time. Evolving from our early unthreaded spinal dowel, our present line of dowel allografts is suitable for higher load bearing situations, making them more useful for areas such as the lumbar spine.

    Our Cornerstone SR Wedge, as with our MD-Series dowels, is used in similar cases in the cervical area of the spine, but is tapped or impacted in place, not threaded. Our Tangent Cortical Bone Wedge and Precision Cortical Bone Wedge allografts are also tapped in place. Both grafts are specially designed and contoured to promote stability and minimize disruption of the posterior portions of the spine.

    We currently have several spinal allografts in development, including demineralized and partially demineralized cortical bone for ligaments for use in fixating the vertebral bodies following a spinal fusion surgery, as well as versions of existing precision tooled allografts derived from cattle tissue.

    SPORTS MEDICINE. We focus on the highest volume procedures in the sports medicine market, primarily shoulder and knee procedures. Our principal sports medicine allografts are our patented and patent-pending interference screws for knee realignment, patent-pending pre-shaped bone-tendon-bone ligaments, meniscus allografts for kneecaps and pins. These grafts, used for the repair of sports-related injuries such as a torn anterior cruciate ligament, are precision tooled to fit surgeons' requirements. This allows the surgeon to perform the procedure without having to custom shape the implant material. Many of our sports medicine allografts also are designed for specific instrumentation, making them easier and/or faster to implant. These grafts can also be osteoinductive, meaning they promote the growth of new bone. During 1999, we shipped approximately 2,500 sports medicine allografts, excluding bone pastes, which accounted for approximately $0.3 million of our net revenues.

    We currently have several sports medicine allografts in development, including soft tissue tacks used for reconstruction of soft tissue tears such as rotator cuff injuries, non-frozen osteochondral allografts used for repair of articulating surfaces and joints, bone suture anchors used for securing sutures to bone, pre-shaped achilles tendons and quadriceps tendons. We are also developing ligament alternatives made from under-used tissue with demineralized tissue technology for use as ligament and tendon replacements, as well as soft threaded interference screws and wedges used for knee re-alignment. At the same time, we are developing the customized instrumentation to be used by surgeons implanting our sports medicine allografts.

    BONE PASTE. Surgeons use our bone paste allografts, moldable and injectable, principally in fracture treatment, bone and joint reconstruction and periodontal applications, such as jaw repairs. Our principal products in this market are our patent-pending Osteofil Injectable Bone Paste and our patent-pending Opteform Moldable Bone Paste, both of which are composed of demineralized bone matrix and biologic gel carrier made from biological materials. Our Opteform Moldable Bone Paste and new patent-pending Osteofil ICM Bone Paste also include hard bone matter, known as cortical cancellous chips. Importantly, all of our bone pastes are osteoinductive and every batch is tested for osteoinductivity before release. In addition, our bone pastes are uniquely "sticky" and not water soluble and therefore will not easily disperse or migrate within a patient's body, a potential problem with other currently available bone pastes.

    In addition, our Osteofil Injectable Bone Paste is dispensable through a syringe, an advantage not shared by all bone pastes. Our bone pastes have a gel-like consistency which hardens at or below body temperature. Our Opteform Moldable Bone Paste, which is pliable before hardening, is shaped in molded forms useful for general orthopedic applications, typically hip and knee replacements. During 1999, we shipped more than 19,000 bone paste allografts, which accounted for approximately $5.2 million of our net revenues.

    We currently have several bone paste allografts in development, including pastes for the potential use in vertebroplasty, which is the repair of degenerated vertebral bodies. We are also currently in the final stages of development of bone pastes that can be stored and distributed at room temperature and then mixed in the surgical arena, eliminating the need to keep the material frozen prior to use.

    CONVENTIONAL ALLOGRAFTS. Our conventional allograft business includes a wide variety of allograft categories including our osteoarticular grafts, such as our frozen femoral heads which are derived from the top portion of the femur and is used for cancer treatment procedures and hip and knee reconstruction. We also produce certain types of blended and milled bone allografts, such as our demineralized bone matrix, cortical cancellous chips and ground cancellous chips, used in total hip and knee replacements and for various injuries. Additionally, we produce various types of fashioned bone, such as our fibular wedges and iliac crest wedges, used for various orthopedic procedures, as well as various soft tissue implants used for ligament and articulating surface repair, such as ligaments and tendons that are not precisely tooled for a specific use.

    This growing market is important to us since it allows us to make the best possible use of the gift of tissue donation and allows us to convert a significant portion of the conventional allografts we distribute into precision tooled allografts. We currently have a pre-ground femoral head allograft in development to be used in hip revision surgery. During 1999, we shipped more than 16,000 conventional allografts, which accounted for approximately
$9.0 million of our net revenues.

    ORAL-MAXILLOFACIAL ALLOGRAFTS. Our principal oral-maxillofacial products are our patent-pending Regenafil Injectable Bone Paste, our patent-pending Regenaform Moldable Bone Paste and our pericardium membranes. Our Regenafil and Regenaform bone pastes are similar to our Osteofil and Opteform bone pastes. These allografts have a number of uses in oral-maxillofacial medicine, including use in procedures to rebuild portions of the jaw to permit the use of dental implants. Prior to the use of these allografts, many patients receiving dental implants would instead be limited to dentures or bone would have to be harvested from their hip to complete the reconstruction. Suregons use our pericardium membrane, which is made from the sac enclosing the heart, to cover the site where bone paste, or autograft or allograft bone chips, have been placed, preventing the growth of unwanted tissue from filling the space and allowing the bone to remodel. During 1999, we shipped more than 1,500 oral-maxillofacial allografts, which accounted for approximately $0.2 million of our net revenues.

    We currently have several oral-maxillofacial allografts in development, including demineralized plates that could be used in place of metal plating in oral and maxillofacial surgery, an orbital floor repair system for facial reconstruction and Regenaderm, our planned skin-derived membrane for use in the oral-maxillofacial market.

UROLOGICAL ALLOGRAFTS

    Our principal allograft in the urological market is our FasLata, which surgeons use primarily to treat urinary incontinence through re-suspension of the bladder neck. This graft is fashioned as a "sling," processed from fascia lata, the fibrous tissue covering the large muscles. Prior to the use of sling procedures, there was not an effective treatment for urinary incontinence which is caused by a specific defect to the urethra. Demand for useable tissue in this market far exceeds the supply. Additional applications we are developing for tissue in this market are soft tissue "anchors" which are precision tooled from hard bone, and slings fashioned from alternative tissue such as skin. During 1999, we shipped more than 12,000 urological sling allografts, which accounted for approximately $1.9 million of our net revenues.

CARDIOVASCULAR ALLOGRAFTS

    Our principal cardiovascular allograft is our heart valve allograft, which surgeons use to replace a patient's own heart valve during coronary surgery. Additional applications we are developing for tissue in this market are pulmonic patches used for the repair of faulty arteries, and veins for vascular tissue replacement, such as blood vessels. We are acquiring the tissue processing and distribution business of Alabama Tissue Center which shipped approximately 70 cardiovascular allografts, generating approximately $0.5 million in revenues for that year.

TISSUE RECOVERY

    BACKGROUND

    Tissue recovery is the actual removal of tissue from a donor. Tissue recovery personnel recover tissue within 24 hours following a donor's death using surgical instruments and sterilization techniques similar to those used in hospitals for routine surgery. Techniques for recovery emphasize minimizing any physical alteration of a donor's body. Recovered tissue is placed on wet or dry ice and then transported by the recovery personnel to the tissue bank.

    Under U.S. law, human tissue cannot be sold. However, the law permits the recovery of some costs, such as those involved in recovering, processing and storing tissue and for the advancement of tissue processing technologies, the types of activities in which we are involved.

    Our network of donor recovery groups recovers a variety of tissue types from donors including tissue from the fibula, femur, tibia, humerus, ilium, pericardium, fascia lata, and hearts for valve recovery. We screen recovered tissue in numerous ways to guard against transmittable diseases. This screening process includes evaluation of risk on the basis of donor lifestyle, interviews with the donor's family and physical examination of the donor. We also perform biomedical testing at various stages during the processing of tissue, using FDA licensed and other tests for known viruses and pathogens.

    In addition to screening for safety of the tissue, tissue banks develop screening criteria to help them decide what tissue grafts may be processed from each donor. We believe our biomechanical and tissue suitability screening standards are unique in the industry. Unlike traditional tissue bank guidelines, which include arbitrary criteria such as the donor's age as a determinant of suitability, our standards and criteria are based on scientifically validated testing and studies. Tissue from each donor is first examined, including radiographic and physical examination. In addition, for each type of precision tooled graft to be produced, we perform a biomechanical evaluation. Depending upon the type of graft, this evaluation may include tests for impact and stretch fatigue, static compression and torque, and pull-out strength. For our bone pastes, we test each batch in animals to ensure that the paste remodels bone, a step we believe is not taken by any other tissue bank. Our scientific screening standards, together with our tissue processing technology, allow us to make use of this recovered tissue to the fullest extent possible. They also ensure the suitability of the tissue to be used for the graft being processed. For example, we routinely reject some weight-bearing grafts from donors under the age of 50 since our tests indicate those grafts would not have adequate biomechanical properties, while traditional screening protocols used by other processors might accept any donor under the age of 55. Unlike traditional screening protocols, our screening standards allow a greater range of age among donors, and our BioCleanse system permits us to safely and economically process tissue even from lower-yielding donors. This provides the maximum benefit for the donor family as well as the donor recipient.

    TISSUE RECOVERY EXPANSION

    We have one of the most extensive tissue recovery programs in the United States, recovering tissue from over 4,000 donors during 1999, compared to 2,300 in 1998 and 1,500 in 1997. At present, there are approximately 30 tissue banks in the United States that process and/or distribute bone or cardiovascular allografts, the majority of which also function as donor recovery groups. Donor recovery groups typically promote tissue donation, educate hospitals and other institutions regarding tissue donations, support the family of the donor, and physically recover and transport the donated tissue. Donor services group staff members are trained to understand and deal with the emotional elements involved in interacting and supporting the families of donors at their time of loss.

    Of the approximately 80 donor recovery groups in the United States that recover bone tissue, we have sourcing arrangements with more than 35 including the University of Florida Tissue Bank, Inc., Tutogen Medical, Inc., Allograft Resources of Wisconsin, Inc., Allosource, Inc., Community Tissue Services Dayton and Tissue Banks International. Of these 35 donor recovery groups, we have exclusive agreements with five, non-exclusive agreements with 16, and exclusive management services agreements with four. The remaining ten groups work with us on a non-contract basis or through relationships with other recovery groups in the network. This extensive supply alliance allowed us to ship over 90,000 processed allografts during 1999, used by surgeons in an estimated 60,000 procedures. Often, surgeons use more than one allograft in a given procedure.

    Our agreements with the University of Florida Tissue Bank, Inc., Tutogen Medical, Inc. and Allograft Resources of Wisconsin, Inc. provided us with 58% of our tissue supply during 1999. In particular, our exclusive relationship with the University of Florida Tissue Bank continues to provide us with a large supply of tissue for processing and distribution. Our tissue recovery agreement with the University of Florida Tissue Bank, Inc. has a term of 10 years, expiring in April 2009 our a recovery agreement with Tutogen Medical, Inc. has a term of 5 years expiring in September 2003, subject to a provision for automatic renewal for one year. Our management services agreement with Allograft Resources of Wisconsin has a term of 10 years expiring in June 2008, with the option to extend the agreement for an additional 5 years. We plan to continue to expand our recovery programs in order to support our future growth by adding additional donor recovery groups to our supply alliance, particularly those presently acting as exclusive suppliers to others in the industry. Additionally, we may consider acquiring additional tissue banks to further increase supply, such as our recent acquisition of Georgia Tissue Bank.

    During 1999, of the more than 3.6 million deaths in the United States, of which we believe 50% would have been eligible to donate tissue, less than 0.4% actually resulted in donated tissue. To the extent possible, we work with management of the tissue banks with which we have relationships to assist them in increasing the level of tissue donation. In areas where we have had active involvement with donor recovery groups over an extended period of time, we have increased the recovery rate to in excess of 4.0%. This involvement may include entering into a management services agreement with these tissue banks. While the terms of these agreements vary, often they involve assisting with the design or improvement of the tissue bank's donor services group to increase the level of donation.

    Our strategy is to further expand our tissue recovery operations in our targeted regions, which include Florida/Georgia, Indiana/Michigan and New York, through increased professional and public education. We also plan to continue to establish relationships with medical examiners, hospitals and funeral homes in these areas. We presently have agreements with 10 donor recovery groups within these three targeted regions, two of which are management services agreements. We have a four member team operating in each of these regions consisting of one representative from each of sales, marketing, donor services, and our subsidiary, Georgia Tissue Bank. These teams are responsible for providing services to the recovery groups presently under management services agreements and also for entering into management services agreements with other donor recovery groups in these regions.

    Internationally, we currently are involved in expanding tissue recovery relationships in seven countries in order to support our planned international growth. In addition, we currently process tissue from Europe under our agreement with Tutogen. We also have planned joint efforts with foreign partners for tissue recovery in Spain, Portugal, France, Austria, Switzerland and Italy. Tissue recovery internationally presents a number of different challenges than in the United States, including different laws, societal pressures and local customs.

    We also plan to continue to recover tissue though affiliations with funeral homes, which involve presenting families of the deceased with the option of tissue donation and supplying them with the information necessary to make an informed decision. While we reimburse funeral homes for use of their facilities and materials, the principal incentive for funeral homes to participate in an affiliation with us is their ability to offer families of deceased the chance to help others through the gift of tissue donation. Since approximately two-thirds of all deaths occur outside of a hospital, we believe our strategy of recovering donor tissue from funeral homes to be important to increasing the overall level of tissue donation. Tissue recovered from funeral homes is subject to the same requirement as in a hospital setting, that it be recovered within 24 hours following a donor's death.

    We also are exploring the use of tissue from cattle in the orthopedics markets and have arrangements to procure tissue from a "closed herd" of cattle. This closed herd is one for which the source, age and lineage of each animal has been documented for more than seven years, with health and pedigree records reviewed and managed so that no animal of the herd has been suspected of a disease threatening to humans, and in which each animal is kept separated from animals not in the closed herd. We already use small amounts of gelatin derived from pigs in the production of our bone pastes.

    Donor recovery groups are part of relatively complex relationships. They deal with donor families, are regulated by the FDA and are often affiliated with hospitals, universities or organ procurement groups. Our relationship with donor recovery groups can be affected by some of the factors that affect these donor recovery groups and this could have an impact on the supply of tissue to us. For example, during March 2000, we became aware of letters from an anonymous source being circulated which made allegations against Allograft Resources of Wisconsin, or ARW, one of the donor recovery groups with which we have a management services agreement. One of these letters was addressed to the FDA and included specific alleged violations of federal regulations by ARW, including claims that tissue recipient safety had been compromised. We promptly dispatched a team to visit ARW to review its donor records and safety procedures. We also contacted the FDA and a team of FDA auditors conducted its own inspection of ARW. In addition, the board of directors of ARW engaged a law firm to interview every employee and a number of former employees of ARW about the allegations made.

    The FDA's inspection resulted in the issuance of an inspection notice, and none of the observations noted by the FDA raised concerns over the safety of ARW tissue relating to the issues raised in the anonymous letters. The FDA made six observations, however, concerning documentation and record keeping, and proposed corrective actions. None of the FDA, our own internal investigation nor the law firm engaged by ARW found evidence to support the safety allegations made against ARW. We plan to continue monitoring the situation with ARW, as well as the other donor recovery groups with which we have recovery arrangements.

TISSUE PROCESSING

    Following recovery of tissue using recovery techniques designed to minimize physical alteration of the donor's body, recovered tissue is placed on wet or dry ice and then transported by the recovery personnel to the tissue bank. After the recovered tissue arrives at the tissue bank, we place the donor tissue in freezer storage until we complete applicable quality assurance procedures and protocols, including review and approval by one of our in-house medical directors, each of whom is a medical doctor. We then move donor tissue into processing based upon the demand for some of the recoverable tissues.

    We surgically process tissue into numerous individual types of implantable allografts, with each graft being sized, evaluated and labeled. Some allografts have a much higher demand than do others, and those generally are distributed as soon as we complete processing and quality assurance. We store the remaining implantable allografts at our facility, awaiting distribution on an as-needed basis.

    A variety of allografts can be derived from a single bone. For example, from a femur, we can produce a number of allografts including bone dowels, interference screws, wedges and bone pastes. The following illustration shows some of the allografts that can be produced from the femur:

                                     [LOGO]

    Other than a number of conventional grafts, bone pastes and soft tissue which are processed using conventional techniques, we process donor tissue initially through our proprietary BioCleanse system to begin the sterilization process and to remove all blood, fat, lipids and other unwanted materials. We believe the removal of blood, fat, lipids and other unwanted materials results in faster patient healing since it eliminates the need for the patient's body to remove these substances using natural processes following surgery. Our BioCleanse tissue processing system is a proprietary, multi-step, patent-pending tissue cleansing process, using ultrasonic, temperature, and pressure cycle controls.

    Our validation studies of the BioCleanse system show this process kills or inactivates all classes of conventional pathogens, viruses, including HIV, microbes, bacteria and fungi present in the tissue, while retaining the tissue's useful properties. Specifically, the scope of the validation we performed on our

BioCleanse system included viral inactivation studies demonstrating complete clearance of relevant enveloped and non-enveloped viruses including HIV, hepatitis A, porcine parvovirus, bovine viral diarrhea virus and pseudorabies. Additionally, the validation study showed that the system effectively eliminates both endogenous and adventitious microbial contamination produced internally within the tissue or accidentally introduced. The validation included testing against a panel of known microorganisms including BACILLUS STEAROTHERMOPHILUS, recognized as the most resistant microbial species. The BioCleanse process also was shown to remove greater than 99.99% of blood and fat from allograft material. The resulting tissue passes the United States Pharmacopia standard test for sterility and has been validated to attain a Sterility Assurance Level of 10(-6). Testing of the BioCleansed allografts for mechanical properties and biological compatability for use in patients demonstrated that the functionality of the allograft was not impaired by the BioCleanse process. Based on these studies, our BioCleanse technology produces sterile allografts, which we believe to be the safest processed donor tissue in the industry. We believe the effectiveness of BioCleanse in inactivating viruses such as HIV and other harmful pathogens helps to lessen the fears of disease transmission associated with allograft procedures.

    Because the BioCleanse system is completely automated, we are able to reproduce our sterilization results in every group of tissue that we process. Our BioCleanse technology is also cost-effective since we can safely process the tissue of up to 100 donors simultaneously in our system, eliminating the risk of cross contamination to a less than one in one million probability. We believe we are the only tissue processor able to safely process tissue in a single system from multiple donors simultaneously.

    Tissue to be precisely tooled for creating our line of specialized allografts is removed from inventory after initial BioCleanse processing. Our processing and manufacturing facilities include four class 10 certified clean rooms, six class 100 clean rooms and four class 1000 clean rooms. We recently introduced the use of automated machinery in the precision tooling of our line of proprietary allografts, a task previously performed by our staff of tissue technicians using customized tools and equipment. This increased use of automation allows us to produce allografts which are precisely tooled for specific surgical uses faster and more efficiently, while significantly reducing processing costs. Automation also results in higher quality precision tooled allografts since our machines are able to reduce the risk of human error by repeating accurately and uniformly the tooling process countless times, instead of each graft being the product of the tissue technician's skill.

    Our tissue processing equipment also includes our proprietary lathes which use hydro-infused drilling technology and custom tooling employed to thread our cortical dowels and produce bone paste. Other custom equipment includes clean-room milling machines, saws, grinders, dies and mills. After our operators and technicians precision tool the donor tissue, we repeat the BioCleanse process to complete the sterilization process. We are ISO 9001 certified, an internationally recognized standard of quality assurance in product design, development and production. Our biomedical laboratory is certified under the Clinical Laboratory Improvements Act, or CLIA. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections.

MARKETING AND DISTRIBUTION

    In the spinal market, we plan to continue our strategic alliance with Medtronic Sofamor Danek. We have two management services agreements with that company under which they provide management services to assist in the distribution and marketing of our spinal allografts and our Osteofil bone paste for spinal uses. Medtronic Sofamor Danek's 350 sales representatives interact directly with surgeons, providing the necessary instrumentation, customer support, surgeon education and training, and marketing for our current spinal allografts. In exchange for its management services, we pay Medtronic Sofamor Danek service fees. Under the agreement for management services on our bone pastes, the amount of this service fee is 60% of the amount charged to each customer until November 1, 2000, after which the fee increases to 65%. This agreement expires in May 2018 or the expiration of our bone paste patent, whichever occurs later. Under the agreement for management services on our current line of spinal allografts, we pay Medtronic Sofamor Danek a service fee equal to 70% of the amount charged to each customer. Under this agreement, Medtronic Sofamor Danek also has the right for 60 days to require us to license to them on an exclusive basis any new allografts or other developments relating to spinal and cranial medical procedures. This agreement expires in July 2021. Under these agreements, subject to some exceptions, Medtronic Sofamor Danek also has exclusive rights to provide management services to assist in the distribution of our spinal and cranial allografts internationally, though it has not exercised this right to date.

    Our allografts are distributed in all 50 states and in nine countries internationally. In the United States, we have 23 independent distributors, which distribute our allografts through approximately 150 sales representatives, specializing in general orthopedics, complemented by our internal sales and marketing staff of 26 people. Internationally, we have six distributors which distribute our allografts through approximately 320 sales representatives. We pursue a market-by-market approach to distribution, including strategic relationships in selected markets, in order to increase our penetration of these markets.

    In the general orthopedics market, we have an agreement with Exactech, Inc. for the distribution of our pre-molded bone pastes in the United States. Exactech distributes our pre-molded bone pastes through its network of 50 sales agencies using approximately 139 sales representatives. Under this agreement, we receive a distribution fee from Exactech equal to 32.5% of the amount charged by Exactech to its customers. Exactech has the right to distribute any improvements related to our bone pastes which we may develop in the future, subject to the terms of this agreement. This agreement automatically terminates if we do not receive distribution fees for any period of time longer than six months. Additionally, we have the right to terminate this agreement if the amount paid to us under the agreement during any calendar year falls below a minimum specified amount. We also distribute our sports medicine allografts through our network of 23 independent distributors and 150 independent sales representatives who distribute directly to hospitals and surgeons in their exclusive territory. Our distribution arrangements entitle these distributors to receive a commission for the revenues they generate and to maintain their status as the exclusive distributor in their territory if they reach a specified annual quota.

    We distribute our bone pastes not used in the spinal and portions of the sports medicine markets through our network of 23 independent distributors specializing in general orthopedics. We also are considering creating a direct sales force in key U.S. markets to increase revenues from our Osteofil Injectable Bone Paste.

    For conventional tissue distribution, we use our network of 23 independent distributors with more than 150 independent sales representatives. Distributors and sales representatives receive a commission for the revenues they generate and have the right to maintain their status as the exclusive distributor in their territory if they reach a specified annual quota. Our recent acquisition of Georgia Tissue Bank significantly increased the size of our distribution organization for conventional allografts.

    We use direct distribution for the oral-maxillofacial market, with an emphasis on the periodontal market. We use direct mail product information sheets, and we attend trade shows to increase the exposure of our allografts. Our six person marketing staff supports these marketing efforts by speaking at various clinics and universities.

    In the urological market, we have an exclusive distribution agreement with C.R. Bard providing for the marketing and distribution of our urological allografts. Under this agreement, we ship our urological allografts directly to C.R. Bard's customers. In return, we receive reimbursement for shipping charges and a transfer fee equal to 40% of the amount charged to the customer. In order to remain our exclusive distributor of these allografts, C.R. Bard must meet a specific annual distribution quota. C.R. Bard has an exclusive 90-day right to negotiate an agreement for the distribution of any new technology, invention, process or application we may develop in the future for the treatment of "urinary voiding dysfunction or pelvic tissue defects." This agreement expires in June 2008, subject to a provision providing for automatic renewal.

    In the cardiovascular market, we intend to distribute our heart valve allografts through one or more distributors, initially within the southern United States and then expanding to other regions after obtaining adequate supply of tissue.

    Our current and planned international distribution strategies vary by market, as well as within each country in which we operate. For example, we distribute only a portion of our line of allografts within each country. We recently signed distribution agreements with distributors in several key markets internationally. These include Plus Endoprothetik in Germany, Austria and Switzerland, Korean Bone Bank in South Korea, Best Medical, Ltd. in Turkey, Medical Development S.A., in Greece, ACORN Ltd. and UFTB Italia in Italy, and CH Werfen in Spain and Portugal.

    We intend to enter into additional markets around the world, including France, the United Kingdom and Japan. During 1999, 2.6% of our net revenues were derived from international markets.

RESEARCH AND DEVELOPMENT

    We plan to continue to develop new allografts and technologies within the orthopedics, urological and cardiovascular markets, and to develop additional tissue-related technologies for other markets. To accomplish this, we intend to continue to make use of our core technologies and processes, which include:

    - hard bone precisely tooled for specific surgical uses;

    - allograft bone pastes that are osteoinductive, meaning they promote the growth of new bone;

    - our patent-pending proprietary BioCleanse system;

    - segmentally demineralized bone allografts;

    - viable osteoarticular grafts designed to fit specific surgical instruments;

    - growth factors that can be added to allografts to stimulate bone or tissue growth;

    - allografts assembled from various smaller bone pieces; and

    - xenograft or animal tissue treated to reduce material that could cause immune responses.

    We believe that these core processes and technologies, including our BioCleanse system, have far reaching uses in new markets including the use of tissue implants for growth factor delivery.


    As of June 30, 2000, our research and development staff consisted of 22 professional and technical personnel, including three with PhDs or MD/PhDs and six with masters of science degrees, in disciplines such as mechanical engineering, materials sciences, biochemistry, biomedical sciences, biomaterials and organic chemistry. Our research and development staff work closely with surgeons in the development of new techniques and procedures related to tissue healing.


    PRODUCT DEVELOPMENT PROJECTS

    We are involved in numerous development projects, including new machined orthopedic allografts for the spine and sports medicine areas which allow us to expand our existing line of allografts. Among our current product development projects are:

    - Interference Screw ST--This "soft" threaded interference screw would represent an expansion to our current offerings in the ACL reconstruction market.

    - Preshaped Tendons for Reconstruction--Achilles and quadriceps tendons with pre-shaped bone blocks attached to the tendon intended to allow for easier replacements and reduced surgical time.

    - Alloanchor RC--Targeted at the shoulder market, this allograft, similar to a "suture anchor" which could represent an allograft alternative to current metal suture anchors, as well as "resorbable" suture anchors that dissolve within a patients' body.

    - Osteofil II--A version of our Osteofil bone paste that can be transported and stored at room temperature by separating the elements of the paste and then allowing for mixing in the surgical room.

    - Osteochondral plugs--These non-frozen viable allografts could be available in a range of plug sizes for knee repairs and will represent a new method for transplanting fresh donor cartilage.

    - Tibialis tendons--An increasing popular solution for ACL reconstruction, this graft could simplify the current surgical procedures for repair of this tendon.

    - Suture anchor extensions--These grafts are further adaptions of our Alloanchor RC suture anchor, designed in smaller sizes for other procedures in the shoulder and small joints.

    - HTO wedges--This graft is designed for correction of lower extremity misalignment, a cause of loading imbalances in the knee. This precision tooled allograft would reduce the amount of "customization" normally required in this procedure.

    - Soft tissue tacks--These bone tacks will be used to reattach soft tissue to bone. The allograft tack achieves surgical repairs without the need for suture.

    - Complementary instrumentation--We are designing instruments for use with our allografts during the surgical procedure to ease the demands of the surgical procedure.

    - Pre-ground femoral heads--This allograft, used in hip revision surgery, should reduce the amount of time spent in surgery by freeing surgeons from the necessity of grinding tissue taken from the top of the femur in the operating room.

    - Dermis-based urological sling--Our BioCleanse process is, in addition to a tissue cleaning process, a decellularizing process. Studies are underway to determine the effectiveness of the BioCleanse process in producing a skin-based decellularized allograft which could be used for "sling procedures" such as urinary slings, duraplasties, pleuralplasties, gastric patches, burn treatment, and reconstructive facial surgery.

    RESEARCH AND TECHNOLOGY PROJECTS

    We also are working on a number of long-term research and technology projects that we believe have potential. Each of these projects, however, is at a very early stage and we cannot be sure that we will ever develop a working technology from this research. Among our current long-term research and technology projects are:

    - Tendon replacement--This patent-pending technology would reconfigure hard, cortical bone tissue into a tendon-like structure with tendon-like strength. Until now, most natural tissue tendons used in sports medicine are transplanted tendons, either autograft or allograft. Allograft tendons, however, continually are in short supply. The replacement under development has a wide range of applications, and would remodel from bone into the patient's own tendon over time.

    - Composite allograft--This technology involves the joining of two or more separate pieces of machined bone. This allows for a wider range of design configurations and potentially could result in higher yields per tissue donor since the bone's anatomy would no longer be a limiting factor in the size and shape of a given allograft.

    - Demineralized strip/plate for facial applications--We are researching methods for processing bone into plates and strips that are somewhat flexible, yet retain a degree of stiffness, using demineralization or partial demineralization. These plates and strips, especially useful in surgeries for children, could then be used for a variety of oral-maxillofacial applications including orbital floor and nasal reconstruction.

    - Reduced antigenicity bovine bone--We are conducting tests and validations on the use of our BioCleanse system to reduce antigenic materials (materials that can cause a rejection or immune response) from tissue taken from cattle, from which a variety of grafts could potentially be processed. We are pursuing CE Mark and 510(k) clearance for bovine versions of the Cornerstone SRs, Tangents, Precision ALIFs, Interference screws, suture anchors and CT.

MEDICAL ADVISORY BOARD

    Our Medical Advisory Board is made up of doctors, surgeons and medical experts who meet periodically as a group to provide us with advice on industry trends in product development and surgical techniques. Our Medical Advisory Board also works with members of our research and development staff in the development of new allografts and tissue technologies. Currently, this board has eight members, representing a broad range of experience in fields relevant to our technologies and technologies under development. Members of our Medical Advisory Board receive per-diem consulting fees, including payment for attendance at meetings and reimbursement of expenses. Members also may receive royalty rights on any inventions they contribute through their service with the board. Current members are:

    DENNIS ARMSTRONG, M.D. has been a private practicing orthopedic surgeon since 1977. Prior to entering private practice, Dr. Armstrong completed an orthopedic residency at Henry Ford Hospital from 1974 until 1977. Dr. Armstrong received a B.S. from Michigan State University and an M.D. from Wayne State School of Medicine.

    KELVIN G.M. BROCKBANK, PH.D. has served as President of KGB
Associates, Inc., a consulting company on research and development opportunities relating to implantable devices, tissue engineering and tissue transplantation since 1996. From 1994 until 1995, Dr. Brockbank served as Vice President of Research and Development for Edward's Cardio Vascular Surgery Division of Baxter Healthcare Corporation. From 1985 until 1994, he served as Director of Research and Development at CryoLife, Inc. Dr. Brockbank holds a B.A. and an M.A. from Trinity College Dublin and a Ph.D. in Experimental Pathology from the Medical University of South Carolina.

    JEFFREY HOLLINGER, D.D.S., PH.D. is a professor of Surgery, Anatomy and Developmental Biology at the Oregon Health Sciences University School of Medicine, a position he has held since 1993. He also serves as President and Director of Research at the Northwest Wound Healing Center. From 1980 until 1993, Dr. Hollinger was employed by the U.S. Army Institute of Dental Research where he served as the Director of the bone program from 1982 until 1993, Chief of Physiology from 1980 until 1993, and Acting Chief of the Departments of Oral and Maxillofacial Surgery, Pathology and Biochemistry from 1982 until 1985.
Dr. Hollinger received a B.A. from Hofstra University and a D.D.S. and Ph.D. from the University of Maryland.

    PAUL LAROCHELLE, M.D. has been a practicing orthopedic surgeon at the Brevard Orthopedic Clinic since 1989. From 1988 until 1995, Dr. LaRochelle was the recipient of six fellowships. He received a B.A. in Ecology and Marine Sciences from Cornell University in 1977. He holds a MDCM from McGill University.

    N. RAY LEE, D.D.S. has been an Assistant Clinical Professor in the Division of Oral and Maxillofacial Surgery at the Medical College of Virginia since 1986 and an Assistant Clinical Professor at Eastern Virginia Medical School since 1985. Dr. Lee served as the Director of the Division of Oral

Medicine at the Eastern Virginia Medical School from 1985 until 1987 and an Instructor in Advanced Trauma Life Support from 1987 until 1995. Dr. Lee holds a B.S. in Biology from The College of William and Mary and a D.D.S. from Baylor College of Dentistry.

    JACK MCCARTHY, M.D. has been in private practice as an orthopedic surgeon and a clinical instructor at the University of Nebraska since 1987.
Dr. McCarthy received the Hand Fellowship from Washington University for the 1986/1987 year. Dr. McCarthy holds a B.A. in Natural Science from St. John's University and an M.D. from the University of Iowa.

    HAROLD TU, D.M.D., M.D. has been a practicing Oral and Maxillofacial surgeon since 1982. In addition, Dr. Tu has been an Associate Professor of Surgery in the Department of Surgery at the University of Nebraska Medical Center since 1988. Dr. Tu holds a D.M.D. from the University of Oregon Dental School and an M.D. from the University of Nebraska School of Medicine.

    JEFFREY VISOTSKY, M.D. has been an Assistant Professor of Clinical Orthopedic Surgery at Northwestern University since 1990 and a Clinical Associate Professor of Orthopedic Surgery and Rehabilitation Medicine at the University of Chicago since 1992. Dr. Visotsky has been an instructor in the Physicians Assistant Department at Finch University of Health Sciences of the Chicago Medical School since 1997 and a Special Consultant to the Division of Specialized Care for Children at the University of Chicago since 1999.
Dr. Visotsky holds a B.S. from Tulane University and an M.D. from Northwestern University Medical School.

INTELLECTUAL PROPERTY

    Our business depends upon the significant know-how and proprietary technology we have developed. To protect this know-how and proprietary technology, we rely on a combination of trade secret laws, patents, trademark and confidentiality agreements with our employees and others. The effect of these intellectual property rights is to define zones of exclusive use of the covered intellectual property.

    We presently hold three patents covering our MD-Series cortical bone dowel and our interface screw technology and two allowed patent applications covering our segmentally demineralized graft, stent and conduit technology in the United States and one foreign patent covering our MD-Series cortical bone dowel technology. The duration of patent rights generally is 20 years from the date of filing of priority application, while trademarks, once registered, essentially are perpetual. We also have 18 patent applications pending and 13 patent continuations pending in the United States and 40 corresponding patents pending in various foreign countries, including in Canada, Mexico, Japan, Australia and the European Union. Our patents and patents pending cover 19 allografts or technologies that are important to our business. In addition, we rely on our substantial body of know-how, including proprietary techniques and processes in tissue recovery, research and development, tissue processing and quality assurance. The following table shows the allografts and technologies for which we have patents or pending applications. A number of our technologies, such as our BioCleanse technology, are applicable to multiple markets.


   COMMERCIAL APPLICATION     PROPRIETARY ALLOGRAFTS        PROPRIETARY TECHNOLOGIES
----------------------------  ----------------------------  ----------------------------
General Tissue Healing and    Reduced antigenicity          BioCleanse
  Processing                  implants Assembled implants   Implant perfusion
                                                            Growth factor extraction
                                                            Carriers for growth factors

Spinal                        MD-Series cortical dowel      Processes for making MD
                              SR cervical implant           Series dowels
                              Segmental demineralized       Various methods of making,
                              implants.                     processing, using implants

Sports Medicine               Interference screw            Process of ACL
                              Segmental demineralized       reconstruction
                              tendons                       Various methods of making,
                              Segmental demineralized       processing, using implants
                              ligaments
                              Segmental demineralized
                              cartilage
                              Suture anchor
                              Tissue tape
                              Cartilage derived
                              morphogenic
                              protein
                              Bone-tendon-bone implants

Bone Paste                    Bone Paste
                              Bone paste tape

Oral-Maxillofacial            Segmental demineralized
                              plates

Urological and                Demineralized vessel grafts
  Cardiovascular              &
                              stents

COMPETITION

    Competition in the bone and tissue healing industry is intense and subject to rapid technological change and evolving industry requirements and standards. Generally, competitors within the industry compete on the basis of design of related instrumentation, efficacy of products, relationships with the surgical community, depth of range of implants and pricing. Allograft implants compete with autograft, metals and synthetic tissues, as well as with alternative medical procedures. For the foreseeable future, we believe a significant number of surgeons will continue to choose to perform autograft procedures when feasible, despite the necessity of performing a second operation. In addition, many members of the medical community will continue to prefer to use metals and synthetics due in part to their familiarity with the products and the procedures required for their use. While synthetics are not osteoinductive, we believe that researchers will eventually develop methods for permitting the combination of synthetic tissue with recombinant growth stimulating materials in order to create an osteoinductive synthetic tissue. We and a number of other companies are conducting research intended to develop this technology.

    In the spinal market, we compete against other companies that produce and distribute implants and grafts that promote spinal fusion. Spinal fusion products can be metal-based fusion cages or allograft implants. Our principal metals-based competitors include SpineTech, Surgical Dynamics, Medtronic Sofamor Danek and Acromed, a division of Johnson & Johnson. Our principal allograft-based competitors include Synthes, DePuy Orthopaedics, a division of Johnson & Johnson, and Osteotech.

    In the sports medicine market, we compete against companies in the anchor and screw segment of the market and against companies in the allograft implant segment of the market. In the anchor and screw segment, our principal competitors include Mitek Products, a division of Johnson & Johnson, Arthrex, Acufex, a division of Smith & Nephew Endoscopy and Linvatec, a division of Conmed. In the allograft implant segment, our principal competitors include CryoLife and the Musculoskeletal Tissue Foundation.

    Our bone pastes compete against human tissue-derived and synthetic bone fillers. In the human tissue-derived bone paste market, our principal competitors include Osteotech, Gen-Sci Regeneration Sciences and Wright Medical Technology. In the synthetic-derived bone filler market, we principally compete against Interpore International and Wright Medical Technology.

    In the oral-maxillofacial market, we compete principally against companies that provide human-derived bone paste or synthetic bone fillers, and against companies that make periodontal membranes. Among our competitors producing human tissue derived oral-maxillofacial bone paste include Osteotech and Gen-Sci Regeneration Sciences. Among our competitors producing synthetic bone pastes include Geistlich Pharma AG and Interpore International. Competitors producing periodontal membranes include Gore Medical Products, a division of W.L. Gore & Associates, Geistlich Pharma AG and LifeCell.

    Our principal competitors in the conventional allograft market include the Musculoskeletal Tissue Foundation, the American Red Cross Tissue Services, Allosource and LifeNet. Among the companies that market devices used for soft tissue anchoring in bladder neck suspensions are Mentor, Ethicon, a division of Johnson & Johnson, Boston Scientific, Smith & Nephew and C.R. Bard.

    In the heart valve market, we face competition from non-profit tissue banks that cryopreserve and distribute human tissue, as well as from companies that market mechanical, porcine and bovine heart valves for implantation. St. Jude Medical is the leading supplier of mechanical heart valves and has a marketing and distribution arrangement with a tissue bank that supplies them with cryopreserved human heart valves. Edwards Lifesciences, until recently a division of Baxter International, is the leading supplier of porcine heart valves. CryoLife is the leading supplier of cryopreserved human heart valves and at least two other tissue banks offer cryopreserved human heart valves, including the American Red Cross Tissue Services.

GOVERNMENT REGULATION

    Government regulation plays a significant role in the processing and distribution of allografts. The production, testing, labeling, storage, record keeping, approval, advertising and promotion of allografts are governed or influenced by the Food, Drug, and Cosmetic Act, the Public Health Service Act, and other federal and state statutes and regulations. Failure to comply with applicable requirements could result in fines, injunctions, civil penalties, recall or seizure of products, suspension of production, inability to market current products, criminal prosecution, and refusal of the government to authorize the marketing of new products.

    We currently market allografts that are subject to the FDA's "Human Tissue Intended for Transplantation" regulation. Under this regulation, we are required to perform donor screening and infectious disease testing and to document this screening and testing for each tissue we process. The FDA has authority under the rule to inspect human tissue processing facilities, and to detain, recall, or destroy tissues for which appropriate documentation is not available. We are not required to obtain premarket clearance from the FDA for products that meet the regulation's definition of "human tissue."

    Some human tissues, such as heart valve allografts, corneal lenticules and dura mater, are regulated by the FDA as medical devices. However, the FDA permits entities that processed and distributed heart valve allografts before June 26, 1991 to continue distributing heart valve allografts without obtaining 510(k) clearance or pre-market approval from the FDA. Our heart valve allografts are covered by this "grandfather" policy. It is likely that in the future the FDA will regulate additional allografts as medical devices. For allografts regulated as medical devices, we will need to obtain premarket clearance or approval through either the 510(k) premarket notification process, or the FDA's premarket approval, or PMA, process. Under the 510(k) premarket notification process, we would submit an application containing data which demonstrate the "substantial equivalence" of our product to a device marketed prior to the enactment of the Medical Device Amendments of 1976 or to a device legally marketed after that statute's enactment. The FDA may request submission of clinical information in support of the 510(k). The collection of data and preparation of a 510(k) application can be costly and time consuming.

    The FDA sometimes rejects 510(k) notices or sometimes the use of a 510(k) notice may not be appropriate, requiring use of the PMA process. In addition, if a medical device is not substantially equivalent to a pre-1976 device, use of the PMA process is required. The PMA process is more complex, costly and time consuming than the 501(k) clearance procedure. To obtain premarket approval, we would be required to submit extensive preclinical and clinical data to the FDA. Upon completion and analysis of clinical studies, we then would be required to assemble and submit a PMA describing the preclinical, clinical, manufacturing and other data. Typically, the FDA also inspects the manufacturing facility for compliance with good manufacturing practice regulations. Review and approval of a PMA can take several years and some PMAs are never approved.

    If clinical trials are to be conducted, we may be required to obtain FDA approval of an investigational device exemption application, or IDE. An IDE typically contains data from laboratory and animal testing and a description of the proposed study methods and clinical protocol. We must conduct our clinical studies according to a written protocol under the oversight of an institutional review board at each site where the study will be conducted, and our investigators must adhere to good clinical practices.

    Some human tissue-based products, such as cellular therapies, are regulated by the FDA as biologics. While we do not at present market any allografts regulated as biologics, we may do so in the future. Before a biologic may be marketed, the FDA must approve a biologics license application, or BLA. An applicant must support a BLA with extensive data, including the results of preclinical and clinical testing which demonstrate that the product meets prescribed safety and efficacy standards. Before conducting required clinical testing with a biologic, we would be required to submit an investigational new drug application to the FDA. We would be required to conduct all clinical studies in accordance with an FDA approved protocol, subject to oversight by one or more institutional review boards. Clinical studies such as these may take several years and the FDA or sponsor may temporarily or permanently suspend a clinical study at any time. Upon completion and analysis of clinical trials, we would be required to submit a BLA containing the results of our clinical trials and other information, including a complete description of the manufacturing and control procedures. FDA review and approval of a BLA can take several years.

    Products marketed under the approvals and clearances described above are subject to pervasive and continuing regulation by the FDA. To the extent our allografts are regulated by the FDA, we would be required to register as a manufacturer and to manufacture these allografts in registered facilities and in accordance with good manufacturing practices. We would also be subject to post-marketing surveillance and reporting requirements. In addition, our manufacturing facilities and processes would be subject to periodic FDA inspection. Our labeling and promotional activities would be subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. The export of devices and biologics is also subject to regulation.

    Our tissue processing generates by-products classified as medical hazardous waste by the U.S. Environmental Protection Agency and the Florida Department of Environmental Protection. We segregate the material and properly dispose of it in compliance with applicable environmental regulations.

    We also are licensed by the states of New York, Florida, California and Maryland. These states are concerned primarily with ensuring proper donor screening, including screening for HIV and viral hepatitis. The state of New York also regulates the processing of tissue. We received a waiver from certain New York requirements after presenting information about the use of our BioCleanse system with pooled donor tissues.

EMPLOYEES

    As of June 30, 2000, we had a total of 346 employees. The following chart shows the number of our employees involved in the various aspects of our business:

DEPARTMENT                                                  NUMBER OF EMPLOYEES
----------                                                  -------------------
Tissue Processing and Manufacturing.......................          190
Tissue Recovery...........................................           38
Sales and Marketing.......................................           29
Research and Development..................................           22
General and Administrative................................           67

FACILITIES

    Our physical facilities, located in Alachua, Florida, include two company-owned buildings comprising 45,000 square feet, as well as leased space in nearby buildings. These facilities include 20 clean-rooms for tissue processing and packaging, freezers for storage of tissue and laboratory facilities. We currently house our BioCleanse processing and laboratory operations in approximately 15,000 square feet of space which we currently lease for approximately $18,000 per month. This lease expires in February 2002. We sublease 3,855 square feet of space in the buildings we own to the University of Florida Tissue Bank for approximately $5,000 per month, on a month-to-month basis. We also lease 8,800 square feet of warehouse space at a rate of $4,500 per month under a lease expiring in June 2002. We have the option to extend this lease for an additional year.

    Our wholly owned subsidiary, Georgia Tissue Bank, operates from a leased building in Atlanta, Georgia comprising 9,300 square feet, with three clean-rooms for tissue processing and packaging, and freezers for tissue storage. This lease has a three-year term, expiring in October 2002. The current rent under this lease is $12,365 per month.

    We plan to construct and equip a new 110,000 square foot facility on approximately 21 acres of recently acquired property adjacent to our existing facilities. We intend for this new facility to meet the FDA's "common good manufacturing practices" requirements. We believe the new facility will increase our capacity for tissue processing while allowing us to process tissue more economically. We also believe this new facility will allow us to be designated as an FDA approved medical device manufacturer. We expect to begin construction of this new facility during the third quarter of 2000.

LEGAL PROCEEDINGS

    EXACTECH LITIGATION

    On June 22, 1999, Exactech, Inc. filed a complaint against us, the University of Florida Tissue Bank, and 19 of our medical distributors and sales agents. The complaint alleges that we have breached a license agreement under which Exactech has certain rights to distribute our bone pastes. UFTB assigned this agreement to us as part of our separation from that entity. The court granted our motion to enforce an arbitration provision in the agreement, and the matter is now in arbitration. Only we, Exactech and UFTB remain as parties in the arbitration. We and Exactech each conducted discovery, including the exchange of documents and the taking of depositions. The dispute relates to the scope of rights transferred under the license agreement. We maintain that the scope of rights transferred to Exactech was narrow, while Exactech asserts that it has broad rights to distribute a range of allograft bone products processed by us. At present, the arbitrator has not set a hearing date for the arbitration. Exactech alleges it suffered monetary damages but has never placed a dollar value on these alleged damages. We further believe that, even if this arbitration results in an outcome unfavorable to us, it would not have a material adverse effect on our business, financial condition or results of operations.

    OSTEOTECH LITIGATION

    On February 25, 1999, we, UFTB and Medtronic Sofamor Danek filed a complaint in U.S. District Court against Osteotech, Inc. Our complaint alleges that Osteotech is infringing upon two patents for our Diaphysical Cortical Dowel. UFTB licenses these patents to us on an exclusive basis and we then sublicense these patents to Medtronic Sofamor Danek. We are seeking injunctive relief against Osteotech preventing it from continuing to distribute products that infringe either patent. We are also seeking monetary damages in an amount based on the profit we believe we would have made if our patents were never infringed by Osteotech. Currently, the parties are conducting discovery and a trial date has not yet been set. We do not anticipate a trial in this matter during 2000. Our legal expenses in this action are being reimbursed to us by Medtronic Sofamor Danek.

    From time to time, we are party to various legal proceedings incident to operating a company of our size which we do not deem to be material to our financial conditions or the operation of our business.

                                   MANAGEMENT

OUR EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

    Our executive officers, key employees and directors, and each of their ages and positions as of June 30, 2000 are as follows:

NAME                                       AGE      POSITION
----                                     --------   --------
James M. Grooms........................     40      President, Chief Executive Officer and Chairman
Richard R. Allen.......................     48      Chief Financial Officer, Secretary and Treasurer
James P. Abraham.......................     41      Vice President of Sales
Thomas E. Brewer.......................     52      Vice President of Marketing
Nancy R. Holland.......................     53      Vice President of Donor Services
Frederick C. Preiss....................     50      Vice President of Operations
Thomas W. Sander.......................     47      Director of Research and Development
C. Randall Mills, Ph.D. ...............     28      Director of Regulatory and Technical Affairs
Herman Baer, M.D. .....................     67      In-house Medical Director
Edward S. McIntyre, M.D. ..............     52      In-house Medical Director
David J. Selman, M.D. .................     42      In-house Medical Director
Philip R. Chapman......................     39      Director
Peter F. Gearen, M.D. .................     52      Director
Michael J. Odrich......................     36      Director
Anthony C. Phillips....................     54      Director
Daniel L. Weber........................     69      Director

    JAMES M. GROOMS has been our President, Chief Executive Officer and Chairman since we began operations in February 1998. From 1995 until joining us, he served as President and Chief Executive Officer of University of Florida Tissue Bank, Inc. Mr. Grooms served as the director of the University of Florida Tissue Bank from 1992 until 1995. Prior to joining the University of Florida Tissue Bank, Mr. Grooms was employed with CryoLife, Inc. from 1989 until 1992 where he served as Manager of the Orthopedic Laboratory from 1989 until 1992 and Manager of the Cardiovascular Laboratory during 1991. From 1987 until 1989, Mr. Grooms served as Manager of Operations and Manager of Technology at Osteotech, Inc.
Mr. Grooms was the inventor of certain of our intellectual property rights to key aspects of our allograft technology. Mr. Grooms holds a B.S. in Biology from Old Dominion University.

    RICHARD R. ALLEN has been our Chief Financial Officer, Secretary and Treasurer since we began operations in February 1998. From 1997 until joining us, Mr. Allen served as director of Finance and Business Development for the University of Florida Tissue Bank. From 1990 until 1996, Mr. Allen served as Chief Financial Officer of Sabine, Inc., a manufacturer of digital audio equipment. In addition, from 1994 until 1996, Mr. Allen served as a principal of Strategies 2000, Inc. and he was a principal of Fidelity Business
Consultants, Inc. from 1988 until 1997. Strategies 2000 and Fidelity Business Consultants are consulting firms specializing in technology development and licensing. Mr. Allen has been a partner in certified public accounting firms and holds two bachelor degrees from the University of Florida, including a B.S. in Accounting.

    JAMES P. ABRAHAM has been our Vice President of Sales since June 1999. He was our Director of Sales from December 1998 until June 1999. From 1994 until joining us in December 1998, Mr. Abraham served as Vice President of Sales and Marketing at Encore Orthapedics, Inc. Prior to 1994, he held a number of positions including the National Sales Director for Intermedics, a division of Sulzer Medica, Vice President of Marketing and then Executive Vice President of Sales and Marketing for Implant Technology Inc., Director of Sales for Orthomet, Inc., a manufacturer of orthopedic medical devices, and a Regional Sales Trainer for Stryker Corporation. Mr. Abraham holds a B.A. degree in business administration and finance from Creighton University.

    THOMAS E. BREWER has been our Vice President of Marketing since 1999 and our Director of Marketing from 1998 until 1999. Mr. Brewer held several positions at Stryker Corporation including general management from 1996 until 1998, European Marketing Director for Stryker Europe from 1993 until 1996 and various other management positions from 1988 until 1993. From 1980 until 1988, he held various marketing positions with Bard Biomedical, a division of C.R. Bard, Inc.
Mr. Brewer holds a B.A. from Hobart College, an M.B.A. from Widener University and has completed additional graduate work at Syracuse University.

    NANCY R. HOLLAND has served as our Vice President of Donor Services since we began operations in February 1998. She has also served as the President, Chief Executive Officer and member of the board of directors of UFTB since 1985, although she has submitted her resignation to UFTB effective July 2000.
Ms. Holland was a National Accounts Manager for CryoLife, Inc. From 1986 until 1990, she served as the Executive Director of the American Council on Transplantation and from 1983 to 1989 as the Executive Director of the American Blood Commission.

    FREDERICK C. PREISS joined us in November 1998 and has been our Vice President of Operations since May 1999. From 1996 until 1998, Mr. Preiss was a private consultant in the medical device industry and from 1994 until 1996, he served as Executive Vice President of Operations of Wright Medical Technologies. From 1990 until 1994, he served as Vice President of Manufacturing and Engineering at U.S. Surgical Corporation. Mr. Preiss holds a B.S. in engineering and business administration from the University of New Haven.

    THOMAS W. SANDER has been our Director of Research and Development since we began operations in February 1998. From 1996 until 1997, Mr. Sander was Vice President Research and Development with Howmedica Leibinger, Inc. and from 1991 until 1995, he was Senior Director with U.S. Surgical Corporation. Mr. Sander holds a B.S. in engineering analysis/bio-engineering from Clemson University and a Masters in Biomedical Engineering from Tulane University.

    C. RANDALL MILLS, PH.D. has served as our Director of Regulatory and Technical Affairs since January 2000. From 1998 until 1999, he served as our Senior Technical Affairs Manager. Dr. Mills was with the University of Florida Tissue Bank from 1994 until 1998, most recently as a clinical laboratory supervisor. Dr. Mills holds a B.S. in microbiology and physiology from the University of Florida. He completed his post-graduate training in clinical pathology at the Shands Hospital of the University of Florida, where he also received his Ph.D.

    DR. HERMAN BAER has been one of our In-house Medical Directors since we began operations in February 1998. Dr. Baer has been a Professor of Pathology at the University of Florida School of Medicine since 1998, where he has also served as Director of Autopsy Services in the Department of Pathology since 1981. Dr. Baer holds an M.D. from the University of Basle in Switzerland.

    DR. EDWARD S. MCINTYRE has been one of our In-house Medical Directors since November 1999. Dr. McIntyre has been in private practice in Gainesville, Florida for over ten years. Dr. McIntyre holds a B.A. from Temple University and an M.D. from the Medical School of the University of Texas.

    DR. DAVID J. SELMAN has been one of our In-house Medical Directors since February 2000. Dr. Selman has been in private practice since 1986. Dr. Selman holds an M.S. in Bioengineering from the University of Michigan, where he also earned his M.D.

    PHILIP R. CHAPMAN has served as a member of our Board of Directors since we began operations in February 1998. He is the President of Venad Administrative Services, Inc. and has been a General Partner of Adler & Company since 1995. From 1991 until 1995, he served as a Principal of Adler & Company. From 1981 until 1989, Mr. Chapman served as a Senior Consultant at Booz Allen & Hamilton International. Mr. Chapman is also a director of Shells Seafood
Restaurants, Inc. He holds a B.S. and an M.B.A. from Columbia University.

    PETER F. GEAREN, M.D. has served as a member of our Board of Directors since we began operations in February 1998. Dr. Gearen was Chief of Staff at the Shands Hospital at the University of Florida and served as Assistant Dean of Clinical Affairs at the University of Florida College of Medicine, from 1992 until 1999. He also has been an Associate Professor at the University of Florida College of Medicine since 1993. Dr. Gearen is also a director of Motion Engineering, Inc. He holds a B.A. from Spring Hill College and an M.D. from the Stritch Loyola Medical School.

    MICHAEL J. ODRICH has served as a member of our Board of Directors since we began operations in February 1998. Mr. Odrich has served as a director of Active Software, Inc. since 1997 and PEMSTAR, Inc. since 1998. Since 1986, he has held various banking positions at Lehman Brothers Inc. Currently, he is a Managing Director, head of the venture capital business and has served as the President of Lehman Brothers Venture Associates since 1999. Mr. Odrich holds a B.A. from Stanford University and received an M.B.A. from Columbia University.

    ANTHONY C. PHILLIPS has served as a member of our Board of Directors since 1998. Mr. Phillips has served as President, Chief Executive Officer and a director of Raymedica, Inc. since 1995. From 1991 to 1995, he was Senior Vice President, Worldwide Marketing for CryoLife International, Inc., and from 1989 to 1991, was Vice President, Marketing and Strategic Planning for Organogenesis, Inc. Mr. Phillips holds a B.S. from the University of Tennessee.

    DANIEL L. WEBER has served as a member of our Board of Directors since 1999. He has served as President and Chief Executive Officer of Marley Manufacturing Corporation since 1986.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS


    Our board of directors is comprised of six directors. Upon the completion of this offering, our board of directors will be divided into three classes, with the members of the respective classes serving for staggered three-year terms. The initial terms of our current directors in these classes will expire upon the election and qualification of directors at our 2001, 2002 and 2003 annual meetings of stockholders. At each annual meeting of stockholders, directors will be re-elected or elected for full three-year terms. All executive officers are elected by, and serve at the discretion of, the board of directors. There are no family relationships among any of our executive officers or directors.


COMMITTEES OF THE BOARD OF DIRECTORS

    The audit committee of our board of directors is charged with the responsibility of reviewing our audited financial statements and accounting practices, and considering and recommending the appointment of independent accountants for both audit functions and for advisory and other consulting services. The audit committee is comprised of Messrs. Chapman, Phillips and Gearen.

    The compensation committee of our board of directors is charged with reviewing and approving the compensation and benefits for our key executive officers, administering our employee benefit plans and making recommendations to the full board of directors regarding these matters. The compensation committee is comprised of Messrs. Chapman and Phillips.

DIRECTOR COMPENSATION

    Our directors who are also our employees or officers do not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred relating to their attendance at meetings of the board of directors. Our directors who are not also our employees are eligible to receive a stipend of $1,000 per meeting, as well as reimbursement for their expenses incurred relating to their attendance at meetings of the board of directors. Under our Omnibus Stock Option Plan, at the discretion of our board of directors or compensation committee, our directors also are eligible to receive awards of non-qualified stock options. In each of 1998 and 1999, our directors who are not also employees received a grant of an option to purchase 14,400 shares of our common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of our compensation committee has been an employee of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or our compensation committee.

EMPLOYMENT AGREEMENTS

    We entered into an employment agreement with Mr. Grooms in February 1998. Mr. Grooms' current annual base salary is $225,000. The agreement expires in February 2003. The agreement provides for Mr. Grooms' reimbursement for automobile expenses and a $1,000,000 life insurance policy for Mr. Grooms' beneficiaries. Under the employment agreement, Mr. Grooms agreed to devote 100% of his working time to our business and affairs. Mr. Grooms also received 108,730 shares of our common stock. If we terminate Mr. Grooms' employment without "cause," within the meaning of the employment agreement, he will be entitled to severance pay in an amount equal to his then-current annual salary and will be precluded from competing with us for a period of one year following the termination of employment. If we terminate Mr. Grooms' employment for "cause," he will not be entitled to any severance pay, but still will be precluded from competing with us for the same one year period.

    We entered into an employment agreement with Mr. Allen in February 1998. Mr. Allen's current annual base salary is $150,000. The agreement expires in February 2003. Under the employment agreement, Mr. Allen agreed to devote 100% of his working time to our business and affairs. Under the agreement, Mr. Allen also received 576,000 shares of our common stock. These shares are subject to a stock restriction agreement. If we terminate Mr. Allen's employment without "cause," within the meaning of the employment agreement, he will be precluded from competing with us in the southeastern United States for a period of one year following the termination. If we terminate Mr. Allen's employment for "cause," Mr. Allen will be precluded from competing with us for a period of two years following the termination.

    We entered into an employment agreement with Mr. Abraham in November 1998. Mr. Abraham's current annual base salary is $150,000. Mr. Abraham is eligible to receive an annual bonus in an amount to be determined by the board of directors provided we achieve certain specified revenue levels. The agreement expires in November 2003. Under the employment agreement, Mr. Abraham agreed to devote 100% of his working time to our business and affairs. When he entered into the employment agreement with us, Mr. Abraham received an option to purchase 84,000 shares of our common stock. The option is subject to a stock option restriction agreement under which one fifth of the options vest on each anniversary of the date of the grant. If we terminate Mr. Abraham's employment without "cause," within the meaning of the employment agreement he will be entitled to receive severance pay in an amount equal to one-half of his then-current annual salary and will be precluded from competing with us for a period of one year following the termination. In the event of termination for "cause," Mr. Abraham will not be entitled to severance pay, but will be precluded from competing with us for three years following the termination.

    We entered into an employment agreement with Mr. Brewer in June 1998. Mr. Brewer's current annual base salary is $155,400. The agreement expires in June 2003. Under the employment agreement, Mr. Brewer agreed to devote 100% of his working time to our business and affairs. Mr. Brewer received an option to purchase 216,000 shares of our common stock at the time he entered into the employment agreement. This option is subject to a stock option agreement under which one fifth of the options vest on each anniversary of the date of the grant. If we terminate Mr. Brewer's employment without "cause," within the meaning of the employment agreement, he will be entitled to severance pay in an amount equal to one-half his then-current annual salary and he will be precluded from competing with us for a period of two years following the termination. In the event of termination for "cause," Mr. Brewer will not be entitled to severance pay but will be precluded from competing with us for the two years following the termination.

    We entered into an employment agreement with Mr. Preiss in November 1998. Mr. Preiss' current annual base salary is $150,000 for serving as our Vice President of Operations. The agreement expires in November 2003. Under the employment agreement, Mr. Preiss agreed to devote 100% of his working time to our business and affairs. We awarded Mr. Preiss an option to purchase 84,000 shares of our common stock at the time he entered into his employment agreement with us. If we terminate Mr. Preiss' employment without "cause," within the meaning of the employment agreement, he will be entitled to severance pay in an amount equal to one-half of his then-current annual salary, to be paid out monthly, and he will be precluded from competing with us for a period of one year following the termination. If we terminate Mr. Preiss' employment with us for "cause," Mr. Preiss will not be entitled to severance pay but will be precluded from competing with us for a period of three years following the termination.

EXECUTIVE COMPENSATION

    The following table sets forth for the periods indicated salary and certain other compensation paid or accrued by us for our Chief Executive Officer and the four other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered to us during 1999.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION               LONG-TERM COMPENSATION AWARDS
                                   --------------------------------   ---------------------------------------
                                                                                         NUMBER OF SECURITIES
                                                                      RESTRICTED STOCK        UNDERLYING
NAME AND PRINCIPAL POSITION        YEAR(1)    SALARY($)   BONUS ($)      AWARDS($)            OPTIONS(#)
---------------------------        --------   ---------   ---------   ----------------   --------------------
James M. Grooms..................
  President, Chief Executive         1999     $202,304          --              --                  --
  Officer and Chairman               1998      164,770          --        $ 19,254                  --
Richard R. Allen.................
  Chief Financial Officer,           1999      131,733          --              --                  --
  Secretary and Treasurer            1998      113,114          --        $102,000                  --
James P. Abraham.................    1999      150,000     $56,362              --                  --
  Vice President of Sales            1998       18,697          --              --              84,000
Thomas E. Brewer.................    1999      155,400          --              --                  --
  Vice President of Marketing        1998      105,029          --              --             216,000
Frederick C. Preiss..............    1999      131,733          --              --             132,000
  Vice President of Operations       1998           --          --              --              84,000

------------------------

(1) Compensation for 1998 is for the period from February 12, 1998, the date we began operations, through December 31, 1998.

STOCK OPTION GRANTS

    The following table sets forth information concerning the grant of options to purchase shares of our common stock during 1999 to each of the persons named in the summary compensation table above.

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                  PERCENT OF                                   ANNUAL RATES OF STOCK
                                    NUMBER OF    TOTAL OPTIONS                                  PRICE APPRECIATION
                                    SECURITIES    GRANTED TO                                    FOR OPTION TERM(3)
                                    UNDERLYING     EMPLOYEES     EXERCISE PRICE   EXPIRATION   ---------------------
NAME                                OPTIONS(1)      IN 1999        ($/SH)(2)         DATE         5%          10%
----                                ----------   -------------   --------------   ----------   ---------   ---------
James M. Grooms...................        --           --                 --             --          --          --
Richard R. Allen..................        --           --                 --             --          --          --
James P. Abraham..................        --           --                 --             --          --          --
Thomas E. Brewer..................        --           --                 --             --          --          --
Frederick C. Preiss...............   132,000           21%          $   3.13           9/09    $259,419    $657,419

------------------------

(1) Options vest and become exercisable 20% per year over the five-year period beginning on the date of grant.

(2) The exercise price for each option was equal to the fair market value of our common stock as determined by the board of directors on the date of grant. In determining the fair market value of our common stock on the date of grant, our board of directors considered many factors, including:

    -  valuations prepared by an independent appraiser;

    - the fact that option grants involved illiquid securities in a non-reporting company;

    - the prices of shares of our preferred stock issued by us to third party investors in arm's-length transactions;

    - the rights, preferences and privileges of the preferred stock over the common stock;

    -  our performance and operating results at the time of grant;

    -  our stage of development and business strategy; and

    - the likelihood that our common stock underlying these options would ever become liquid such as through an initial public offering or a sale of our company.

(3) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5.0% and 10.0% compounded annually from the date the respective options were granted to their expiration dates. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. If we used the proposed initial public offering price of $13.00 per share as the base to compute the potential option values assuming annual rates of stock price appreciation of 5.0% and 10.0%, the hypothetical gain that could be achieved would be $2,382,600 and $4,037,800, respectively.

    The following table sets forth at December 31, 1999 the number of options held by each of the executive officers named in the summary compensation table. In the year ended December 31, 1999, none of the officers named in the summary compensation table exercised any options.

                                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                             UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                     SHARES ACQUIRED          VALUE            OPTIONS AT YEAR END           AT YEAR END($)
NAME                                  OR EXERCISED          REALIZED        EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                                -----------------   -----------------   -------------------------   -------------------------
James M. Grooms...................             --                     --             --/--                       --/--
Richard R. Allen..................             --                     --             --/--                       --/--
James P. Abraham..................             --                     --         16,800/67,200              $ 42,000/168,000
Thomas E. Brewer..................             --                     --         43,200/172,800             108,000/432,000
Frederick C. Preiss...............             --                     --         16,800/199,200              42,000/257,375

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

    - for any transaction from which the director derived an improper personal benefit.

    Our Certificate of Incorporation also provides that:

    - we must indemnify our directors, officers, other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and

    - we must pay expenses of our directors, and may pay expenses of our officers, other employees, agents or trustees, incurred in their capacity as a directors, officer, employees, agent or trustee in connection with a legal proceeding before the final disposition of such proceeding.

    These provisions are permitted under the Delaware General Corporation Law. In addition, our Bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

    We intend to enter into indemnification agreements with each of our directors and executive officers in order to give them additional contractual rights regarding the scope of our indemnification obligations and to provide additional procedural protections. In addition, we maintain directors' and officers' insurance providing indemnification for our directors, officers and management employees for liabilities arising as a result of their employment with us. We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

    The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers under indemnification provisions.

    Except as otherwise described in this prospectus, there is at present no pending litigation or proceeding involving any of our directors, officers, or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

OMNIBUS STOCK OPTION PLAN

    In July 1998, our board of directors and stockholders adopted the Regeneration Technologies, Inc. Omnibus Stock Option Plan. A maximum of 4,406,400 shares have been authorized for issuance pursuant to the plan. Through June 30, 2000, we issued options to purchase 1,825,166 shares of our common stock to our directors, officers, employees and various third parties who provide services to us. Of these options, 167,408 currently are exercisable. The exercise prices of the options granted under the Omnibus Stock Option Plan range from $1.30 to $13.54. The exercise price for each option grant was set at the fair market value of the shares of our common stock on the date of grant, as determined by our board of directors. The purposes of the plan are to promote our long-term growth and profitability by providing key personal with incentives to improve stockholder value and to enable us to attract, retain and reward skilled employees. There are an additional 2,581,234 shares of common stock available for issuance under the plan.

    The plan allows for the discretionary grant of restricted stock, non-qualified stock options, incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986 and other stock-based awards. Any award of an incentive stock option is limited to our employees and the employees of our subsidiaries. The exercise price per share may not be less than 100% of the fair market value of such shares on the date the option is granted.

    The plan is administered by our board of directors or any committee it may designate for this purpose. The board makes the determinations with respect to awards under the plan, including which eligible individuals are to receive awards under the plan and the specific terms, vesting conditions, if any, and number of shares of stock to which each award related. Additionally, the board may grant awards with different terms and conditions and also may accelerate the vesting of outstanding awards and options at any time. At the time the options are granted, the board will set the price at which options can be exercised.

    Option holders do not and will not have any rights as stockholders until they have exercised their options. The number of shares of our common stock covered by awards will be adjusted in the event of any stock split, merger, recapitalization or similar corporate event. This plan has a term of ten years, expiring in July 2009.

YEAR 2000 INCENTIVE COMPENSATION PLAN

    In January 2000, our board of directors and stockholders adopted the Regeneration Technologies, Inc. Year 2000 Incentive Compensation Plan. If we achieve certain profit levels, the plan allows for the creation of an incentive pool and eligible employees receive cash awards from the pool on the basis of individual and departmental goals. The board of directors reviews and approves the Incentive Compensation Plan annually and our Chief Financial Officer administers the plan.

                           RELATED PARTY TRANSACTIONS

LEGAL RELATIONSHIPS WITH THE UNIVERSITY OF FLORIDA TISSUE BANK

    SEPARATION FROM UFTB

    We began operations on February 12, 1998 when the University of Florida Tissue Bank or UFTB, contributed to us its allograft manufacturing and processing operations, related equipment and technologies, distribution arrangements, research and development activities and certain other assets. We also assumed certain liabilities of UFTB that were related to the transferred business. Various agreements relating to the transferred business to which UFTB was a party also were assigned to us at that time, including one of our two current management services agreements with Medtronic Sofamor Danek. At approximately the same time, we sold shares of our preferred stock to a number of unrelated investors and issued additional shares of our preferred stock to UFTB in exchange for the assets it contributed to us. Immediately prior to this offering, UFTB beneficially owned approximately 16.4% of our outstanding voting equity securities. Dr. Peter F. Gearen, one of our directors, presently is an Associate Professor at the University of Florida, which controls UFTB.

    At approximately the same time as our separation from UFTB, James M. Grooms, our Chief Executive Officer, President and Chairman, who served as an officer of UFTB prior to our separation, contributed his royalty rights in certain intellectual property to us in exchange for shares of our preferred stock. We recorded the assets acquired from UFTB and Mr. Grooms and the liabilities assumed from UFTB at their historical cost basis since these were deemed to be transactions between entities under common control.

    UFTB is our largest tissue supply source. The tax-exempt status of UFTB requires our relationship with UFTB to be conducted at arm's length. For this reason, our relationship with UFTB is pursuant to a Tissue Recovery Agreement which is designed to provide for arm's-length charges for services between the two companies. Under the agreement, UFTB supplies certain of its tissues exclusively to us. Additionally, we have a right of first refusal on other tissues which UFTB is not currently providing to us. We pay UFTB recovery fees as reimbursement for expenses it incurs in tissue recovery procedures. The amount of the recovery fee depends upon the type and amount of tissue recovered. We incurred charges of approximately $2.4 million during 1998 and $5.3 million during 1999 under this agreement. This agreement expires in April 2009.

    Nancy R. Holland, our Vice President of Donor Services, currently serves as the Chief Executive Officer and a director UFTB. Ms. Holland delivered a notice of her resignation from UFTB effective July 2000. Ms. Holland recuses herself from decisions by UFTB's board of directors with respect to UFTB's relationship with us. We paid Ms. Holland $70,756 in 1998 and $75,000 in 1999. UFTB paid
Ms. Holland $90,276 in 1998 and $75,000 in 1999.

    ASSUMPTION OF CONVENTIONAL ALLOGRAFT DISTRIBUTION BUSINESS OF UFTB

    On April 15, 1999, we entered into a Programs Transfer Agreement with UFTB under which UFTB transferred to us its recovery operations outside of Florida and Georgia, conventional allograft distribution services, and its interests in agreements with various tissue recovery programs in exchange for the offset of amounts owed to us by UFTB. Also on that date, we entered into a Tissue Recovery Agreement with UFTB under which UFTB functions as one of our tissue recovery agencies, supplying to us the majority of the tissue it recovers. As of April 15, 1999, the total amounts owed to us by UFTB was approximately
$5.0 million. Under the terms of the agreements, UFTB transferred to us its unprocessed donor tissue and conventional tissue with a fair value of approximately $3.0 million and equipment and fixtures with a fair value of approximately $0.1 million as a partial offset against the existing amounts owed to us by UFTB. UFTB paid us the remaining amounts by offsetting recovery fees from April 15, 1999 through June 30, 1999 against the outstanding balance, which fees, net of administrative costs, were approximately $0.7 million, and made monthly payments through the end of 1999 to repay the remaining balance of approximately
$1.2 million. Prior to this transfer to us of UFTB's tissue recovery operations, we charged UFTB approximately $3.5 million during 1998 and approximately
$2.6 million during 1999 for tissue processing services.

    We also share facilities, overhead and various personnel with UFTB, the terms of which we believe are no less favorable than those we would obtain in an arms-length relationship.

LEGAL RELATIONSHIP WITH MEDTRONIC SOFAMOR DANEK

    The two management services agreements between us and Medtronic Sofamor Danek grant to that company exclusive worldwide rights to provide management services to assist in the distribution of our bone pastes for spinal uses and our current line of spinal allografts, including our MD-Series threaded and non-threaded dowels, tapered dowels and other spinal allografts. We pay to Medtronic Sofamor Danek management services fees as a percentage of the amount charged to customers for the allografts we distribute into these markets. We incurred charges under these agreements aggregating approximately $24.1 million during 1998 and approximately $40.0 million during 1999. These agreements terminate in May 2018 and July 2021. During 1999, Medtronic Sofamor Danek purchased shares of our preferred stock for an aggregate purchase price of $5.0 million. Upon the completion of this offering, these shares will represent approximately 4.2% of our outstanding voting equity securities. E. Ronald Pickard, one of our former directors, served as President of Medtronic Spinal and Neurological Group, a division of Medtronic Sofamor Danek until July 2000. Prior to the merger of Sofamor Danek Group and Medtronics, Mr. Pickard served in various executive capacities at Sofamor Danek Group, including as Chairman of the Board and Chief Executive Officer.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2000, and adjusted to give to the offering, by: (i) each person known to beneficially own more than 5% of the outstanding shares of our common stock; (ii) each of our directors; (iii) each executive officer named in the summary compensation table; and (iv) all executive officers and directors as a group. Unless indicated otherwise, the address of the beneficial owners is: c/o Regeneration Technologies, Inc., One Innovation Drive, Alachua, Florida 32615.



                                                SHARES BENEFICIALLY
                                                   OWNED PRIOR TO                  SHARES BENEFICIALLY
                                                    OFFERING(1)        NUMBER OF   OWNED AFTER OFFERING
                                                --------------------    SHARES     --------------------
NAME OF BENEFICIAL OWNER                         NUMBER     PERCENT     OFFERED     NUMBER     PERCENT
------------------------                        ---------   --------   ---------   ---------   --------
James M. Grooms...............................  1,608,000      9.2        --       1,608,000      7.5
Richard R. Allen..............................    480,000      2.7        --         480,000      2.3
James P. Abraham(2)...........................     16,800        *        --          16,800        *
Thomas E. Brewer(2)...........................     86,400        *        --          86,400        *
Frederick C. Preiss(2)........................     16,800        *        --          16,800        *
Philip R. Chapman(3)..........................     41,827        *        --          41,827        *
Peter F. Gearen(2)............................      4,800        *        --           4,800        *
Michael J. Odrich(4)..........................  1,619,885      9.3        --       1,619,885      7.6
Anthony C. Philips(2).........................      4,800        *        --           4,800        *
Daniel L. Weber(2)............................      4,800        *        --           4,800        *
Nancy R. Holland..............................    997,018      5.7        --         997,018      4.7
The University of Florida Tissue Bank, Inc....  2,880,000     16.4        --       2,880,000     13.5
  One Innovation Drive
  Alachua, Florida 32615(5)
The University of Florida Research              2,880,000     16.4     1,900,000     980,000      4.6
  Foundation..................................
  P.O. Box 100215
  Gainesville, Florida 32610(6)
LB I Group Inc................................  1,619,885      9.3        --       1,619,885      7.6
  Lehman Brothers Inc.
  3 World Financial Center
  New York, New York 10285(4)
Euro-America-II, L.P..........................    965,246      5.5        --         965,246      4.5
  Venad Administrative Services, Inc.
  342 Madison Avenue, Suite 807
  New York, New York 10173(7)
Stephens-Regeneration LLC.....................  1,016,880      5.8        --       1,016,880      4.7
  111 Center Street, Suite 2500
  Little Rock, Arkansas 72201(8)
Medtronic Asset Mgt., Inc.....................    996,274      5.7        --         996,274      4.7
  7000 Central Avenue, N.E.
  Minneapolis, Minnesota 55402(9)
All executive officers and directors as a
  group (11 persons)(10)......................  4,881,130     27.7        --       4,881,130     22.8


------------------------

*   Represents beneficial ownership of less than 1%.

(SEE FOOTNOTES ON NEXT PAGE)

(1) Percentage ownership is based on 17,508,562 shares outstanding as of June 30, 2000. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2000 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.



(2) Represents options to purchase shares of common stock.



(3) Includes an option to purchase 768 shares of common stock.



(4) Includes an option to purchase 4,800 shares of common stock. We have been advised that Michael J. Odrich has investment control with respect to shares of our stock held by LB I Group Inc., a wholly-owned subsidiary of Lehman Brothers Holdings Inc. Mr. Odrich disclaims beneficial ownership of all shares other than those held in his name.



(5) The University of Florida Tissue Bank, Inc. is a not-for-profit corporation that exists as a direct support organization for the benefit of the University of Florida. The University of Florida appoints the board of directors of the University of Florida Tissue Bank, Inc.



(6) The University of Florida Research Foundation is a charitable foundation operated on behalf of the University of Florida to maintain investments of gifts and bequests to the University of Florida.



(7) The general partner of Euro-America-II, L.P. is Euro-America Venture Partners, LLC. The members of Euro-America Venture Partners, LLC are
    (1) SIGEFI, a French entity, (2) EuroCal Venture Management, LLC, an entity controlled by Jacques Vallee and (3) Adler Partners, L.P., a partnership whose partners are Frederick R. Adler, Philip R. Chapman and Jay S. Nickse.



(8) We have been advised that Stephens Group Inc. is the sole manager of Stephens-Regeneration LLC and that Jon E.M. Jacoby has investment control with respect to shares of our stock held by that entity.



(9) We have been advised that Michael D. Ellwein has investment control with respect to shares of our stock held by Medtronic Asset Mgt., Inc.



(10) Includes options to purchase 139 shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the completion of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value.

COMMON STOCK


    As of June 30, 2000, 17,508,562 shares of our common stock were outstanding and held of record by 102 stockholders after giving effect to the conversion of all outstanding shares of preferred stock upon the completion of this offering. Following the issuance of the 3,800,000 shares of our common stock offered we are offering under this prospectus, there will be 21,308,562 shares of common stock outstanding and no shares of preferred stock upon the completion of this offering, assuming no exercise of the underwriter's over-allotment option.


    Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Holders of our common stock are not entitled to preemptive rights and our common stock is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders shall be distributed ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.

    There is currently no public market for our common stock. We have filed an application to have our common stock approved for quotation on the Nasdaq National Market under the symbol "RTIX."

PREFERRED STOCK

    Upon the completion of this offering, we will not have any shares of preferred stock outstanding. Our 5,000,000 authorized shares of preferred stock may by issued in one or more series without further stockholder authorization, and our board of directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to fix and determine the variations between these series. If we issue preferred stock, it would have priority over our common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation, and we may be obligated to repurchase or redeem our preferred stock. Our board of directors can issue preferred stock without the further approval of our common stockholders. Any preferred stock we issue may have voting and conversion rights which could adversely affect the rights of holders of our common stock. In addition to having a preference with respect to dividends or liquidation proceeds, if preferred stock is issued, it may be entitled to the allocation of capital gains from the sale of our assets. We do not have any present plans to issue any shares of preferred stock.

WARRANTS


    As of June 30, 2000 we had outstanding warrants to purchase an aggregate of 226,930 shares of our common stock at a weighted average exercise price of $5.65.

REGISTRATION RIGHTS

    Under the terms of an agreement between us and certain of our stockholders, these stockholders are entitled to certain rights with respect to the registration of these shares under the Securities Act of 1933 commencing
180 days after the completion of this offering. If we receive from the required number of holders of these shares a written request to effect a registration with respect to all or a part of their shares, we must use our best efforts to effect a registration, provided the offering price for these shares in the aggregate is at least $5,000,000. We are obligated to effect only two of these registrations.

    When we become eligible to use a registration statement on Form S-3, our stockholders may request that we file a registration statement on Form S-3 covering all or a portion of their shares, provided that the aggregate public offering price is at least $500,000.

    In addition, these and certain of our other stockholders have "piggyback" registration rights. If we propose to register any common stock under the Securities Act, other than pursuant to the registration rights described above, these stockholders may require us to include all or a portion of their securities in that registration.

    We would bear all registration expenses incurred in connection with any of the above registrations. Each of these stockholders participating in any registration would pay their own underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of their securities.

STOCKHOLDERS' AGREEMENT

    We have entered into a stockholders' agreement with our current stockholders. The stockholders have agreed to vote their shares of our voting capital stock so as to cause the board of directors to consist of seven persons, five of which are to be approved by holders of our preferred stock outstanding prior to this offering. This agreement terminates upon the closing of this offering.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    Under Section 203, certain "business combinations" between a Delaware corporation with shares that generally are publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

    - the corporation has elected in its certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law;

    - the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

    - upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction, excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan; or

    - the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes beneficial owner of 15% or more of a Delaware corporation's voting stock. We have not elected in our certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law. Section 203 could have the effect of delaying, deferring or preventing a change in control of Regeneration Technologies.

    Our certificate of incorporation provides for the division of our board of directors into three classes, as nearly equal in size as possible, with each class beginning its three-year term in different years. Any director may be removed only for cause by the vote of a majority of the shares entitled to vote for the election of directors.

    In addition, provisions of our certificate of incorporation and bylaws summarized in the following paragraphs may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

    Our bylaws provide that our stockholders may not take action by written consent, but only at an annual or special meeting of stockholders. Our bylaws further provide that special meetings of our stockholders may be called only by the chairman of our board of directors or a majority of our board of directors.

SUPERMAJORITY VOTING PROVISIONS

    Our certificate of incorporation provides that the affirmative vote of at least 66 2/3% of our stockholders is required to amend the provisions of our certificate of incorporation and bylaws relating to the election of our board of directors, stockholder action by written consent and the calling of special meetings.

AUTHORIZED BUT UNISSUED SHARES

    The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    We intend to enter into indemnification agreements with our current directors and executive officers. These agreements may have the practical effect in some cases of eliminating our stockholders' ability to collect monetary damages from our directors. We believe that these contractual agreements and the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares or the availability of any shares for sale will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock and our ability to raise capital through a sale of our securities.


    Upon completion of this offering, we will have 21,308,562 shares of common stock outstanding (or 22,163,562 shares if the underwriters over-allotment option is exercised in full) of which 15,608,562 will be "restricted shares." These shares will be eligible for sale in the public market as follows:



NUMBER OF SHARES                                                 DATE
----------------             ----------------------------------------------------------------------------
0..........................  After 90 days from the date of this prospectus

15,608,562.................  After 180 days from the date of this prospectus (subject, in some cases, to volume limitations)


    The 5,700,000 shares (or up to 6,555,000 shares if the underwriters' over-allotment option is exercised in full) of common stock sold in this offering will be freely tradable without further restriction or further registration under the Securities Act, except for shares purchased by an affiliate (as this term is defined in the Securities Act) of ours, which will be subject to the limitations of Rule 144 under the Securities Act. Subject to certain contractual limitations, holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration either pursuant to Rule 144 or any other applicable exemption under the Securities Act.

    In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year, and including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. Any person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. An "affiliate" is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, an issuer.


    Within approximately 180 days after the date of this prospectus, we intend to file one or more registration statements on Form S-8 under the Securities Act to register 4,406,400 shares of common stock subject to outstanding stock options or reserved for issuance under our equity compensation plans. Upon completion of this offering, options to purchase approximately 1,825,166 shares will be outstanding under our equity compensation plans.


    Our directors and officers and some of our stockholders who hold 19,368,380 shares in the aggregate (including options and warrants to purchase common stock) have entered into lock-up agreements pursuant to which they have agreed that they will not sell other than in connection with this offering, directly or indirectly, any shares of common stock without the prior written consent of Banc of America Securities LLC for a period of 180 days from the date of this prospectus.

    Under the terms of an agreement between us and the holders of shares of our preferred stock, the preferred stockholders are entitled to certain rights with respect to the registration of these Shares under the Securities Act commencing 180 days after the completion of this offering. If we receive from the holders of at least 40% of any class of preferred stock a written request to effect a registration with respect to all or a part of their shares, we must use our best efforts to effect such a registration, provided the shares owned by the requesting stockholders cover at least 33% of the then outstanding class of security of the offering price in the aggregate is at least $5,000,000. We are only obligated to effect two of these registrations.

    When we become eligible to utilize a registration statement on Form S-3 to register an offering of our securities, these stockholders may request that we file a registration statement on Form S-3 covering all or a portion of their shares, provided that the aggregate public offering price is at least $500,000.

    In addition, certain of our stockholders have certain "piggyback" registration rights. If we propose to register any common stock under the Securities Act, other than pursuant to the registration rights above, these stockholders may require us to include all or a portion of their securities in such registration. We are obligated to use our best efforts to effect this registration.

                                  UNDERWRITING

    Regeneration Technologies and the selling stockholder are offering the shares of common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC, Lehman Brothers Inc., and Stephens Inc. are the representatives of the underwriters. Regeneration Technologies and the selling stockholder have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, Regeneration Technologies and the selling stockholder have agreed to sell to the underwriters, and the underwriters have each agreed to purchase the number of shares of common stock listed next to its name in the following table:

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Banc of America Securities LLC..............................
Lehman Brothers Inc.........................................
Stephens Inc................................................
                                                                 ---------
  Total.....................................................     5,700,000
                                                                 =========

    The underwriters initially will offer shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to
some dealers a concession of not more than $           per share. The
underwriters also may allow, and any dealers may reallow, a concession of not
more than $   per share to some other dealers. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

    - receipt and acceptance of our common stock by the underwriters; and

    - the right to reject orders in whole or in part.

    The underwriters have an option to buy up to 855,000 additional shares of common stock from Regeneration Technologies to cover sales of shares by the underwriters which exceed the number of shares specified in the table above, and will be sold by Regeneration Technologies in the event that the option is not exercised in full. The underwriters have 30 days to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above. Regeneration Technologies will pay the expenses associated with the exercise of the overallotment option.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase 855,000 additional shares.

                                                          PAID BY REGENERATION
                                                              TECHNOLOGIES
                                                       ---------------------------
                                                       NO EXERCISE   FULL EXERCISE
                                                       -----------   -------------
Per share............................................  $              $
Total................................................  $              $

                                                       PAID BY SELLING STOCKHOLDER
                                                       ----------------------------
                                                       NO EXERCISE    FULL EXERCISE
                                                       ------------   -------------
Per share............................................   $              $
Total................................................   $              $

    Regeneration Technologies and substantially all holders of its stock prior to this offering, as well as substantially all holders of stock options and warrants, have entered into lock-up agreements with the underwriters. Under those agreements, Regeneration Technologies and those holders of stock, options and warrants may not dispose of or hedge any Regeneration Technologies common stock or securities convertible into or exchangeable for shares of Regeneration Technologies common stock unless permitted to do so by Banc of America Securities LLC. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements.

    Regeneration Technologies and the selling stockholder will indemnify the underwriters against liabilities, including liabilities under the Securities Act. If Regeneration Technologies and the selling stockholder are unable to provide this indemnification, they will contribute to payments the underwriters may be required to make in respect of those liabilities.

    In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include:

    - short sales;

    - stabilizing transactions; and

    - purchases to cover positions created by short sales.

    Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

    The underwriters may also impose a penalty bid. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

    The underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the common stock, including:

    - over-allotment;

    - stabilization;

    - syndicate covering transactions; and

    - imposition of penalty bids.

    As a result of these activities, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter-market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by this prospectus.

    Prior to this offering, there has been no public market for the common stock of Regeneration Technologies. The initial public offering price will be negotiated between Regeneration Technologies, the selling stockholder and the representatives. Among the factors to be considered in such negotiations are:

    - the history of, and prospects for, Regeneration Technologies and the industry in which it competes;

    - the past and present financial performance of Regeneration Technologies;

    - an assessment of Regeneration Technologies' management;

    - the present state of Regeneration Technologies' development;

    - the prospects for future earnings of Regeneration Technologies;

    - the prevailing market conditions of the applicable United States securities market at the time of this offering;

    - market valuations of publicly traded companies that Regeneration Technologies and the representatives believe to be comparable to Regeneration Technologies; and

    - other factors deemed relevant.

    An affiliate of Banc of America Securities LLC is the lender under our $6.0 million revolving line of credit facility and our $2.8 million 20-year mortgage, and also provides to us services related to treasury management, derivative transactions and institutional investments. In addition, affiliates of Lehman Brothers Inc. and Stephens Inc., representatives of the underwriters, beneficially own approximately 1,615,085 and 1,016,880 shares of our common stock, respectively.

    The underwriters, at our request, have reserved for sale to our employees, affiliates and strategic partners at the initial public offering price up to five percent of the shares being offered by this prospectus. The sale of shares to our employees, affiliates and strategic partners will be made by Banc of America Securities LLC. We do not know if our employees, affiliates or strategic partners will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. If all of these reserved shares are not purchased, the underwriters will offer the remainder to the general public on the same terms as the other shares offered by this prospectus.

                                 LEGAL MATTERS


    Fulbright & Jaworski L.L.P., New York, New York will pass on the validity of the common stock offered by this prospectus for us. Frederick R. Adler, of counsel to Fulbright & Jaworski L.L.P., may be deemed to beneficially own an aggregate of 1,451,160 shares of our common stock directly, through one or more trusts or by virtue of Mr. Adler's indirect control of Euro-America-II, L.P., one of our stockholders. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon certain legal matters in connection with this offering for the underwriters.

                                    EXPERTS

    The Consolidated Financial Statements of Regeneration Technologies, Inc. and Subsidiary and the Statements of Revenues and Direct Costs of the Predecessor Business of Regeneration Technologies, Inc. included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

    We intend to furnish our stockholders with annual reports containing financial statements audited by an independent accounting firm, and to make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

    You can read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these documents at prescribed rates by calling the Public Reference Section of the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
     CONSOLIDATED FINANCIAL STATEMENTS OF REGENERATION
              TECHNOLOGIES, INC. AND SUBSIDIARY

Independent Auditors' Report................................     F-2
Consolidated Balance Sheets--December 31, 1998 and 1999.....     F-3
Consolidated Statements of Operations--Period from February
  12, 1998 to
  December 31, 1998 and Year Ended December 31, 1999........     F-4
Consolidated Statements of Stockholders' (Deficiency)
  Equity--Period from
  February 12, 1998 to December 31, 1998 and Year Ended
    December 31, 1999.......................................     F-5
Consolidated Statements of Cash Flows--Period from February
  12, 1998 to
  December 31, 1998 and Year Ended December 31, 1999........     F-6
Notes to Consolidated Financial Statements..................     F-7

       UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF
            REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheet--June 30,
  2000......................................................    F-24
Unaudited Condensed Consolidated Statements of
  Operations--Six Months Ended June 30, 1999 and 2000.......    F-25
Unaudited Condensed Consolidated Statement of Stockholders'
  Equity--Six Months Ended June 30, 2000....................    F-26
Unaudited Condensed Consolidated Statements of Cash
  Flows--Six Months Ended June 30, 1999 and 2000............    F-27
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................    F-28

                  CONSOLIDATED SUPPLEMENTAL SCHEDULE

Independent Auditors' Report................................    F-31
Supplemental Schedule.......................................    F-32

 STATEMENTS OF REVENUES AND DIRECT COSTS OF THE PREDECESSOR BUSINESS
                  OF REGENERATION TECHNOLOGIES, INC.

Independent Auditors' Report................................    F-33
Statements of Revenues and Direct Costs for the Year Ended
  December 31, 1997 and the Period from January 1, 1998 to
  February 11, 1998.........................................    F-34
Notes to Statements of Revenues and Direct Costs............    F-35

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Regeneration Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of Regeneration Technologies, Inc. and subsidiary (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' (deficiency) equity and cash flows for the period from February 12, 1998 (date operations began) to December 31, 1998 and for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from February 12, 1998 (date operations began) to December 31, 1998 and for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

/S/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
March 22, 2000
  (April 27, 2000 as to Note 18
  and June 16, 2000 as to Note 19)

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              -----------   -----------
                                        ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 3,925,880   $ 7,536,287
  Accounts receivable--less allowance of $38,500 in 1998 and
    $335,087 in 1999........................................    5,901,870    15,506,750
  Product inventories.......................................    4,111,432    15,639,329
  Supply inventories........................................      245,417       592,780
  Prepaid and other current assets..........................      661,237     1,174,644
  Deferred tax asset........................................      164,738       747,997
                                                              -----------   -----------
      Total current assets..................................   15,010,574    41,197,787
Property, plant and equipment--net..........................    4,125,988     5,812,783
Deferred tax asset--net of valuation allowance of $1,534,183 in
  1998 and $0 in 1999.......................................       53,033     1,229,613
Other assets--net...........................................       77,935       298,131
                                                              -----------   -----------
                                                              $19,267,530   $48,538,314
                                                              ===========   ===========
                   LIABILITIES AND STOCKHOLDERS' (DEFICIENCY) EQUITY
Current Liabilities:
  Accounts payable..........................................  $13,290,436   $21,056,808
  Accrued expenses..........................................    1,122,997     2,178,191
  Current portion of deferred revenue (Note 2)..............      225,000       225,000
  Line of credit............................................           --     2,787,475
  Current portion of long-term debt.........................      384,647       898,735
                                                              -----------   -----------
      Total current liabilities.............................   15,023,080    27,146,209
Long-term debt--less current portion........................    1,482,249     2,026,796
Deferred revenue (Note 2)...................................    4,153,000     3,928,000
Other liabilities...........................................       40,000            --
                                                              -----------   -----------
      Total liabilities.....................................   20,698,329    33,101,005
                                                              -----------   -----------
Commitments and contingencies (Notes 13, 15 and 18)
Stockholders' (deficiency) equity:
  Series A Preferred stock, $.001 par value; 1,777,348
    shares
    authorized, issued and outstanding......................        1,777         1,777
  Series B Preferred stock, $.001 par value; 748,152 shares
    authorized, issued and outstanding; at liquidation
      value.................................................    6,580,000     6,580,000
  Series C Preferred stock, $.001 par value; 368,990 shares
    authorized, issued and outstanding; at liquidation
      value.................................................           --    10,000,000
  Common stock, $.001 par value; 6,000,000 shares
    authorized; 3,699,130 shares issued; 3,674,410 and
    3,665,530 shares outstanding, respectively                      3,699         3,699
  Additional paid-in capital................................      457,188       444,224
  Accumulated deficit.......................................   (4,141,947)   (1,182,454)
  Deferred compensation.....................................     (531,351)     (399,907)
  Note receivable from stockholder..........................   (2,136,741)           --
  Due from stockholder--net of due to stockholder...........   (1,658,961)       (4,332)
  Less treasury stock--24,720 and 33,600 shares,
    respectively............................................       (4,463)       (5,698)
                                                              -----------   -----------
      Total stockholders' (deficiency) equity...............   (1,430,799)   15,437,309
                                                              -----------   -----------
                                                              $19,267,530   $48,538,314
                                                              ===========   ===========

                See notes to consolidated financial statements.

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  PERIOD FROM         YEAR ENDED
                                                               FEBRUARY 12, 1998     DECEMBER 31,
                                                              TO DECEMBER 31, 1998       1999
                                                              --------------------   ------------
Revenues from core operations:
  Fees from tissue distribution.............................      $31,892,098        $ 70,783,005
  Other revenues from core operations.......................        3,365,387           2,237,051
                                                                  -----------        ------------
    Total revenues..........................................       35,257,485          73,020,056
Management services fees....................................       24,129,406          39,994,069
                                                                  -----------        ------------
    Net revenues............................................       11,128,079          33,025,987
Costs of processing and distribution........................        9,844,771          19,172,398
                                                                  -----------        ------------
    Gross profit............................................        1,283,308          13,853,589
                                                                  -----------        ------------

Expenses:
  Marketing, general and administrative.....................        3,986,946           9,739,790
  Research and development..................................        1,472,410           1,675,019
                                                                  -----------        ------------
    Total expenses..........................................        5,459,356          11,414,809
                                                                  -----------        ------------
Operating (loss) income.....................................       (4,176,048)          2,438,780
                                                                  -----------        ------------

Interest (expense) income:
  Interest expense..........................................         (152,631)           (285,166)
  Interest income...........................................          186,732             187,017
                                                                  -----------        ------------
    Total interest income (expense)--net....................           34,101             (98,149)
                                                                  -----------        ------------
(Loss) income before income tax benefit.....................       (4,141,947)          2,340,631
Income tax benefit..........................................               --             618,862
                                                                  -----------        ------------
Net (loss) income...........................................      $(4,141,947)       $  2,959,493
                                                                  ===========        ============
Net (loss) income per common share--basic...................      $     (1.12)       $       0.81
                                                                  ===========        ============
Net (loss) income per common share--diluted.................      $     (1.12)       $       0.18
                                                                  ===========        ============
Weighted average shares outstanding--basic..................        3,686,770           3,669,970
Weighted average shares outstanding--diluted................        3,686,770          16,636,791
Pro forma net income per common share--basic................                         $       0.18
                                                                                     ============
Pro forma net income per common share--diluted..............                         $       0.18
                                                                                     ============
Pro forma weighted average shares outstanding--basic........                           16,161,269
Pro forma weighted average shares outstanding--diluted......                           16,636,791

                See notes to consolidated financial statements.

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIENCY) EQUITY

                                              PREFERRED STOCK                        ADDITIONAL
                                    -----------------------------------    COMMON     PAID-IN     ACCUMULATED     DEFERRED
                                       A           B             C         STOCK      CAPITAL       DEFICIT     COMPENSATION
                                    --------   ----------   -----------   --------   ----------   -----------   ------------
Balance, February 12, 1998........   $   --    $       --   $        --    $   --    $      --    $       --     $      --
  Net liabilities assumed in
    separation from UFTB..........       --            --            --        --      (39,643)           --            --
  Issuance of Series A Preferred
    stock to related parties......    1,777            --            --        --       (1,777)           --            --
  Sale of Series B Preferred
    stock.........................       --     6,580,000            --        --           --            --            --
  Stock issuance costs............       --            --            --        --     (152,790)           --            --
  Issuance of common stock to
    employees.....................       --            --            --     3,699      651,398            --      (655,097)
  Forfeited treasury stock........       --            --            --        --           --            --         4,463
  Vested deferred compensation....       --            --            --        --           --            --       119,283
  Amounts advanced to
    stockholder...................       --            --            --        --           --            --            --
  Payments received from
    stockholder...................       --            --            --        --           --            --            --
  Net loss........................       --            --            --        --           --    (4,141,947)           --
                                     ------    ----------   -----------    ------    ---------    -----------    ---------
Balance, December 31, 1998........    1,777     6,580,000            --     3,699      457,188    (4,141,947)     (531,351)
  Purchased and forfeited treasury
    stock.........................       --            --            --        --         (639)           --         1,620
  Stock options granted in lieu of
    director and consulting
    fees..........................       --            --            --        --       20,428            --            --
  Settlement of amounts due from
    stockholder by transfer of
    assets........................       --            --            --        --           --            --            --
  Amounts advanced to
    stockholder...................       --            --            --        --           --            --            --
  Payments received from
    stockholder...................       --            --            --        --           --            --            --
  Sale of Series C Preferred
    stock.........................       --            --    10,000,000        --           --            --            --
  Stock issuance costs............       --            --            --        --      (32,753)           --            --
  Vested deferred compensation....       --            --            --        --           --            --       129,824
  Net income......................       --            --            --        --           --     2,959,493            --
                                     ------    ----------   -----------    ------    ---------    -----------    ---------
Balance, December 31, 1999........   $1,777    $6,580,000   $10,000,000    $3,699    $ 444,224    $(1,182,454)   $(399,907)
                                     ======    ==========   ===========    ======    =========    ===========    =========

                                       NOTE
                                    RECEIVABLE
                                       FROM        DUE FROM     TREASURY
                                    STOCKHOLDER   STOCKHOLDER    STOCK        TOTAL
                                    -----------   -----------   --------   -----------
Balance, February 12, 1998........  $        --   $        --   $    --    $        --
  Net liabilities assumed in
    separation from UFTB..........           --            --        --        (39,643)
  Issuance of Series A Preferred
    stock to related parties......           --            --        --             --
  Sale of Series B Preferred
    stock.........................           --            --        --      6,580,000
  Stock issuance costs............           --            --        --       (152,790)
  Issuance of common stock to
    employees.....................           --            --        --             --
  Forfeited treasury stock........           --            --    (4,463)            --
  Vested deferred compensation....           --            --        --        119,283
  Amounts advanced to
    stockholder...................   (2,136,741)   (4,045,335)       --     (6,182,076)
  Payments received from
    stockholder...................           --     2,386,374        --      2,386,374
  Net loss........................           --            --        --     (4,141,947)
                                    -----------   -----------   -------    -----------
Balance, December 31, 1998........   (2,136,741)   (1,658,961)   (4,463)    (1,430,799)
  Purchased and forfeited treasury
    stock.........................           --            --    (1,235)          (254)
  Stock options granted in lieu of
    director and consulting
    fees..........................           --            --        --         20,428
  Settlement of amounts due from
    stockholder by transfer of
    assets........................    2,136,741       983,255        --      3,119,996
  Amounts advanced to
    stockholder...................           --    (7,404,149)       --     (7,404,149)
  Payments received from
    stockholder...................           --     8,075,523        --      8,075,523
  Sale of Series C Preferred
    stock.........................           --            --        --     10,000,000
  Stock issuance costs............           --            --        --        (32,753)
  Vested deferred compensation....           --            --        --        129,824
  Net income......................           --            --        --      2,959,493
                                    -----------   -----------   -------    -----------
Balance, December 31, 1999........  $        --   $    (4,332)  $(5,698)   $15,437,309
                                    ===========   ===========   =======    ===========

                See notes to consolidated financial statements.

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  PERIOD FROM         YEAR ENDED
                                                               FEBRUARY 12, 1998     DECEMBER 31,
                                                              TO DECEMBER 31, 1998       1999
                                                              --------------------   ------------
Cash flows from operating activities:
  Net (loss) income.........................................      $(4,141,947)       $ 2,959,493
  Adjustments to reconcile net (loss) income to net cash
    provided by (used in) operating activities:
    Depreciation and amortization expense...................          360,336            801,094
    Bad debt expense........................................           38,500            171,587
    Amortization of deferred revenue........................         (122,000)          (225,000)
    Deferred income taxes...................................         (217,771)        (1,759,839)
    Deferred compensation and nonqualified option...........          119,283            151,872
    Loss on disposal of property, plant, and equipment......               --              4,526
    Changes in assets and liabilities--cash provided by
      (used in) (excluding effects of acquisition):
      Accounts receivable...................................       (2,404,808)        (9,417,525)
      Product and supply inventories........................       (3,082,972)        (6,715,835)
      Prepaid and other current assets......................         (555,265)          (240,032)
      Other assets..........................................          (40,435)          (230,196)
      Accounts payable......................................        7,760,983          7,391,042
      Accrued expenses......................................        1,122,997            673,468
      Deferred revenue......................................        4,500,000                 --
      Other liabilities.....................................           40,000            (40,000)
                                                                  -----------        -----------
        Net cash provided by (used in) operating
          activities........................................        3,376,901         (6,475,345)
                                                                  -----------        -----------
Cash flows from investing activities:
  Cash paid for purchase of assets--net of cash received....               --           (484,725)
  Purchase of property, plant, and equipment................       (1,870,385)        (2,380,808)
                                                                  -----------        -----------
        Net cash used in investing activities...............       (1,870,385)        (2,865,533)
                                                                  -----------        -----------
Cash flows from financing activities:
  Payments on capital lease and note obligations............         (212,144)          (472,936)
  Stock issuance costs......................................         (152,790)           (32,753)
  Amounts advanced to stockholder...........................       (4,045,335)        (7,404,149)
  Payments received from stockholder........................        2,386,374          8,075,523
  Increase in note receivable from stockholder..............       (2,136,741)                --
  Line of credit borrowings--net............................               --          2,787,475
  Purchase of treasury stock................................               --             (1,875)
  Proceeds from sales of Series B Preferred stock...........        6,580,000                 --
  Proceeds from sales of Series C Preferred stock...........               --         10,000,000
                                                                  -----------        -----------
        Net cash provided by financing activities...........        2,419,364         12,951,285
                                                                  -----------        -----------
Net increase in cash and cash equivalents...................        3,925,880          3,610,407
Cash and cash equivalents, beginning of period..............               --          3,925,880
                                                                  -----------        -----------
Cash and cash equivalents, end of period....................      $ 3,925,880        $ 7,536,287
                                                                  ===========        ===========

                See notes to consolidated financial statements.

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

1. ORGANIZATION

    Regeneration Technologies, Inc. ("RTI"), was incorporated in Florida on August 22, 1997, and began operations on February 12, 1998, following a contribution of assets to RTI by the University of Florida Tissue Bank, Inc. ("UFTB"). At the time of the separation, UFTB contributed certain assets (including certain intellectual property) to RTI and RTI assumed certain related liabilities in exchange for 1,200,000 shares of Series A Preferred stock (see
Note 10). In addition, an officer of UFTB contributed his royalty rights in certain intellectual property to RTI in exchange for 577,348 shares of Series A Preferred stock. RTI recorded the assets acquired and the liabilities assumed from UFTB and the assets acquired from the officer of UFTB at their historical cost basis as these were deemed to be transactions between entities under common control. As such, the $39,643 of net liabilities assumed resulted in a charge to additional paid-in capital. The historical costs of the individual assets acquired and liabilities assumed by RTI at the date of the separation from UFTB are presented below:

Accounts receivable.........................................  $ 3,535,562
Inventories and supplies....................................    1,273,877
Prepaid expenses............................................      105,972
Property, plant, and equipment..............................    1,732,777
Intangible assets...........................................       50,000
Accounts payable............................................   (5,529,455)
Capital lease obligations...................................   (1,208,376)
                                                              -----------
Net liabilities assumed.....................................  $   (39,643)
                                                              ===========

    Simultaneous with the separation of RTI from UFTB, certain third parties invested approximately $6.6 million in exchange for 748,152 shares of Series B Preferred stock.

    During 1999, RTI's wholly owned subsidiary, Georgia Tissue Bank ("GTB"), acquired the net assets of the National Tissue Bank Network, Georgia Tissue Bank, Inc. ("NTBN") along with certain equipment owned by a director of NTBN (see Note 6).

    RTI and GTB (collectively, the "Company") process human musculoskeletal tissue received from various tissue recovery agencies. The processing transforms the tissue into either conventional or precision tooled allografts, some of which are patented. These allografts are distributed domestically and internationally, for use in spinal vertebrae repair, musculoskeletal reconstruction and fracture repair. The processed tissue includes cortical dowels, cervical implants, cortical bone interference screws, and bone paste grafts.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of RTI and its wholly owned subsidiary GTB (see Note 6). All material intercompany balance and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS--The Company considers all funds in banks and overnight sweep accounts with an original maturity of three months or less to be cash and cash equivalents.

    PRODUCT AND SUPPLY INVENTORIES--Product and supply inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out method. The Company estimates the amount of

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

   PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) inventory that will not pass the quality control process based upon the Company's historical rejection percentages and, accordingly, records a writedown of inventory. Any inventory deemed to be obsolete is written off at the time the determination is made.

    PROPERTY, PLANT, AND EQUIPMENT--Property, plant, and equipment are stated at cost less accumulated depreciation and amortization. The cost of equipment under capital leases and leasehold improvements is amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Depreciation is computed on the straight-line method over the following estimated useful lives of the assets:

Production equipment                                          8 to 10 years
Leasehold improvements                                        8 to 10 years
Office equipment, furniture, and fixtures                      5 to 7 years
Computer hardware and software                                      3 years

    OTHER ASSETS--Other assets consist of patents and trademarks. Patents and trademarks are amortized on the straight-line method over the shorter of the remaining protection period or estimated useful life.

    RESEARCH AND DEVELOPMENT COSTS--Research and development costs are expensed as incurred. Research and development costs for the periods ended December 31, 1998 and 1999 were $1,472,410 and $1,675,019, respectively.

    REVENUE RECOGNITION--On December 3, 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), that summarizes the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The accounting and disclosure requirements that are described in SAB 101 apply to all registrants. The Company has adopted the requirements of SAB 101.

    Revenue is recognized at the time the Company ships the processed tissue. Revenues are reported gross of any management services fees the Company incurs related to the distribution of its products. Any other revenues directly related to the Company's core operations are recognized when all significant contractual obligations have been satisfied.

    The Company permits returns of tissue in accordance with the terms of contractual agreements with customers if the tissue is returned in a timely manner, in unopened packaging and from the normal channels of distribution. Allowances for returns are provided for based upon analysis of the Company's historical patterns of returns matched against the sales from which they originated. Historical product returns have been within the amounts reserved.

    A $4,500,000 nonrefundable, up-front fee received from Sofamor Danek Group in the period ended December 31, 1998 is being deferred and recognized as revenue over the 20 year life of the exclusive management services agreement with Sofamor Danek Group on a straight-line basis. This revenue is shown in the consolidated statements of operations in other revenues from core operations.

    INCOME TAXES--The Company accounts for income taxes under the asset and liability approach specified by Statement of Financial Accounting Standards ("SFAS") No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

   PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns by applying enacted statutory rates applicable to future years to differences between financial statement carrying amounts and the tax basis of existing assets and liabilities.

    STOCK-BASED COMPENSATION PLANS--In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which is effective for fiscal years beginning after December 15, 1995. Under SFAS No. 123, the Company may elect to recognize stock-based compensation expense based on the fair value of the awards or to account for stock-based compensation under Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and disclose in the consolidated financial statements the effects of SFAS No. 123 as if the recognition provisions were adopted. The Company has adopted the recognition provisions of APB Opinion No. 25.

    EARNINGS PER SHARE--Basic earnings per share ("EPS") is computed by dividing earnings available to common shareholders by the weighted average number of common shares outstanding for the periods. Diluted EPS reflects the potential dilution of securities that could share in the earnings. Pro forma basic and diluted EPS assumes the conversion of all preferred stock to common stock that will occur upon the closing of an underwritten offering and distribution of common stock to the general public pursuant to a Registration Statement filed with and declared effective by the Securities and Exchange Commission (a "Qualified Offering"). A reconciliation of the number of common shares used in calculation of basic and diluted EPS is presented below:

                                  PERIOD FROM                                PRO FORMA
                              FEBRUARY 12, 1998 TO      YEAR ENDED          YEAR ENDED
                               DECEMBER 31, 1998     DECEMBER 31, 1999   DECEMBER 31, 1999
                              --------------------   -----------------   -----------------
                                                                            (UNAUDITED)
Basic shares................       3,686,770             3,669,970          16,161,269
Effect of dilutive
  securities:
  Stock options.............              --               475,522             475,522
  Conversion of preferred
    stock...................              --            12,491,299                  --
                                   ---------            ----------          ----------
Diluted shares..............       3,686,770            16,636,791          16,636,791
                                   =========            ==========          ==========

    The conversion of preferred stock to common stock was not included in the computation of diluted EPS for the period ended December 31, 1998 as the inclusion would be antidilutive. Options to purchase approximately 576,283 shares of common stock at prices ranging from $3.80 to $5.65 per share were outstanding as of December 31, 1999 but were not included in the computation of diluted EPS for the year ended December 31, 1999 because the options' exercise price was greater than the average market price of the common shares.

    USE OF ESTIMATES--The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    IMPAIRMENT OF LONG-LIVED ASSETS--Periodically, the Company evaluates the recoverability of the net carrying value of its property, plant and equipment and its intangible assets by comparing the carrying

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

   PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) values to the estimated future undiscounted cash flows. A deficiency in these cash flows relative to the carrying amounts is an indication of the need for a write-down due to impairment. The impairment write-down would be the difference between the carrying amounts and the fair value of these assets. A loss on impairment would be recognized by a charge to earnings.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The estimated fair value of amounts reported in the consolidated financial statements has been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature. The fair value of capital lease obligations approximates the carrying value, based on current market prices.

    NEW ACCOUNTING STANDARDS--The Financial Accounting Standards Board recently issued SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF EFFECTIVE DATE OF FASB STATEMENT NO. 133 ("SFAS
No. 137"). SFAS No. 137 defers for one year the effective date of SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS No. 133"). The rule now will apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 137 permits early adoption as of the beginning of any fiscal quarter after its issuance. SFAS No. 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, of firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not completed its evaluation of the impact of SFAS No. 133, if any, on the financial statements.

    RECLASSIFICATION--Certain 1998 amounts have been reclassified to conform to the 1999 presentation.

3. PRODUCT INVENTORIES

    Product inventories by stage of completion are as follows:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1998         1999
                                                      ----------   -----------
Unprocessed donor tissue............................  $  459,263   $ 2,341,998
Tissue in process...................................   2,305,805     3,453,513
Implantable donor tissue............................   1,346,364     9,744,493
Nontissue inventory for resale......................          --        99,325
                                                      ----------   -----------
                                                      $4,111,432   $15,639,329
                                                      ==========   ===========

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

   PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant, and equipment are as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1998         1999
                                                       ----------   ----------
Leasehold improvements...............................  $  640,796   $1,116,467
Production equipment.................................   1,821,159    3,170,518
Office equipment, furniture, and fixtures............     385,180      517,860
Computer hardware and software.......................     261,639    1,038,959
Equipment under capital lease........................   1,365,050    1,107,909
                                                       ----------   ----------
                                                        4,473,824    6,951,713
Less accumulated depreciation and amortization.......     347,836    1,138,930
                                                       ----------   ----------
                                                       $4,125,988   $5,812,783
                                                       ==========   ==========

5. OTHER ASSETS

    Other assets are as follows:

                                                              DECEMBER 31,
                                                           -------------------
                                                             1998       1999
                                                           --------   --------
Patents and trademarks...................................  $50,000    $223,971
Other....................................................   40,435      96,660
                                                           -------    --------
                                                            90,435     320,631
Less accumulated amortization............................   12,500      22,500
                                                           -------    --------
                                                           $77,935    $298,131
                                                           =======    ========

6. ASSET PURCHASE

    On November 1, 1999, GTB acquired the assets and existing liabilities of NTBN and certain equipment owned by Dr. Charles Garrison, a director of NTBN. The purpose of the transaction was to expand the Company's ability to produce conventional tissue grafts and expand donor recovery and tissue distribution in areas outside of the Company's existing network for donor recovery and tissue distribution.

    The acquisition was recorded under the purchase method of accounting and, accordingly, the purchase price was allocated to the assets and liabilities on the basis of estimated fair market value on

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

   PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

6. ASSET PURCHASE (CONTINUED)
the date of purchase. The fair value of the assets and liabilities at the date of acquisition recorded in conjunction with the transaction is as follows:

Accounts receivable.........................................  $  358,942
Inventories.................................................   2,129,429
Property, plant, and equipment..............................       3,410
Accounts payable............................................    (375,330)
Accrued liabilities.........................................    (381,726)
                                                              ----------
Net assets acquired, excluding cash.........................   1,734,725
Cash........................................................      15,275
                                                              ----------
Net assets acquired.........................................  $1,750,000
                                                              ==========
Purchase financed by:
Cash payment................................................  $  500,000
Notes payable--stated rate of 6.50% due November 2002
  (effective rate of 9.25%).................................     680,753
Note payable--9.25% due November 2002 convertible to common
  stock (see Note 18).......................................     500,000
Note payable--9.25% due November 2002.......................      69,247
                                                              ----------
Total financing.............................................  $1,750,000
                                                              ==========

    The unaudited pro forma results assuming GTB had been acquired on February 12, 1998 are approximately as follows:

                                                 PERIOD FROM
                                             FEBRUARY 12, 1998 TO      YEAR ENDED
                                              DECEMBER 31, 1998     DECEMBER 31, 1999
                                             --------------------   -----------------
Total revenues.............................      $39,900,000           $77,000,000
Net (loss) income..........................       (3,700,000)            3,200,000
Net (loss) income per share--basic.........      $     (1.00)          $      0.87

    The pro forma information does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined companies.

7. LONG-TERM DEBT

    Long-term debt is as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1998         1999
                                                       ----------   ----------
Notes payable, 6.5%..................................  $       --   $  663,577
Note payable, 9.25%..................................          --      487,896
Note payable, 9.25%..................................          --       67,571
Capital leases.......................................   1,866,896    1,706,487
                                                       ----------   ----------
Total................................................   1,866,896    2,925,531
Less current portion.................................     384,647      898,735
                                                       ----------   ----------
Long-term portion....................................  $1,482,249   $2,026,796
                                                       ==========   ==========

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

   PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

7. LONG-TERM DEBT (CONTINUED)
    Contractual maturities of long-term debt are as follows:

2000........................................................  $  898,735
2001........................................................     983,733
2002........................................................     753,013
2003........................................................     150,467
2004........................................................      48,054
Thereafter..................................................      91,529
                                                              ----------
                                                              $2,925,531
                                                              ==========

    The notes payable relate to the assets purchased from NTBN and are collateralized by the assets purchased. All notes are due in November 2002 (see
Note 6). The $487,896 note payable is convertible into common stock of the Company at the Series C Preferred stock price, as if converted, of $5.65 (see
Note 18).

    The capital leases have interest rates ranging from 9.05% to 10% and are collateralized by the related equipment and are due from 2002 through 2006 (see
Note 13).

8. LINE OF CREDIT

    In March 1999, the Company entered into a revolving line of credit for an amount not to exceed $2,000,000 expiring in March 2000. This line of credit was subsequently replaced in September 1999 with a new line not to exceed $6,000,000 expiring in September 2000. The line of credit is to be utilized for the purpose of supporting accounts receivable, with accounts receivable also serving as the collateral for the line of credit. The interest rate associated with this line of credit is the 30-day LIBOR rate plus 150 basis points. At December 31, 1999, the interest rate of the line of credit is 7.97%.

    The credit line agreement contains various restrictive covenants, which limit among other things, indebtedness, loans, acquisitions, dividends and stock purchases. In addition, the Company must satisfy certain financial ratios including a fixed charge ratio of 1.10 to 1.00 or greater and funded debt to earnings before interest, taxes, depreciation and amortization of not greater than 4.00 to 1.00. The Company was in compliance with all covenants and financial ratios at December 31, 1999.

    The total amount outstanding on the line of credit December 31, 1999 was $2,787,475.

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

   PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

9. INCOME TAXES

    The income tax expense consisted of the following components:

                                                            DECEMBER 31,
                                                       -----------------------
                                                         1998         1999
                                                       ---------   -----------
Current:
  Federal............................................  $ 179,055   $   966,623
  State..............................................     38,716       174,354
                                                       ---------   -----------
Total current........................................    217,771     1,140,977
                                                       ---------   -----------
Deferred:
  Federal............................................   (179,055)   (1,590,075)
  State..............................................    (38,716)     (169,764)
                                                       ---------   -----------
Total deferred.......................................   (217,771)   (1,759,839)
                                                       ---------   -----------
Total provision......................................  $      --   $  (618,862)
                                                       =========   ===========

    The components of the deferred tax assets and liabilities consisted of the following at December 31:

                                                           1998                     1999
                                                   DEFERRED INCOME TAX      DEFERRED INCOME TAX
                                                  ----------------------   ----------------------
                                                    ASSET      LIABILITY     ASSET      LIABILITY
                                                  ----------   ---------   ----------   ---------
Current:
  Uniform capitalization of inventory cost......  $  170,419   $      --   $  611,576   $      --
  Inventory reserve.............................       9,563          --       74,738          --
  Accrued reserves..............................      74,160          --      164,882          --
  State taxes...................................          --     (89,404)          --    (103,199)
                                                  ----------   ---------   ----------   ---------
Total current...................................     254,142     (89,404)     851,196    (103,199)
                                                  ==========   =========   ==========   =========
Noncurrent:
  Depreciation..................................          --    (145,826)          --    (412,108)
  Amortization..................................       3,731          --        1,285          --
  Unearned revenue..............................   1,729,311          --    1,640,436          --
  Valuation allowance...........................  (1,534,183)         --           --          --
                                                  ----------   ---------   ----------   ---------
Total noncurrent................................     198,859    (145,826)   1,641,721    (412,108)
                                                  ----------   ---------   ----------   ---------
Total...........................................  $  453,001   $(235,230)  $2,492,917   $(515,307)
                                                  ==========   =========   ==========   =========

    The valuation allowance for deferred tax assets was $1,534,183 and $0, respectively, for the periods ended December 31, 1998 and 1999. The net change in the total valuation allowance was a decrease of $1,534,183 for the year ended December 31, 1999. The reduction was attributable to projections of future taxable income whereby management believes it is more likely than not that the Company will recognize the benefits of the net deductible temporary differences, which generated the deferred tax asset.

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

   PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

9. INCOME TAXES (CONTINUED)
    The Company established a valuation allowance in the period ended
December 31, 1998 of $1,534,183. Management determined that it was more likely than not that the deferred tax asset in excess of the amount of current taxes paid in that year would not be realized.

    The effective tax rate differs from the statutory federal income tax rate for the following reasons:

                                                                1998       1999
                                                              --------   --------
Statutory federal rate......................................   (34.00)%    34.00 %
State income taxes--net of federal tax benefit..............    (3.57)      4.10
Meals and entertainment.....................................     0.53       1.00
Stock compensation expense..................................     1.13       1.89
Research and experimentation credit.........................    (1.14)     (2.30)
Change in valuation allowance...............................    37.05     (65.55)
Miscellaneous...............................................       --       0.42
                                                               ------     ------
Effective tax rate..........................................       -- %   (26.44)%
                                                               ======     ======

10. STOCKHOLDERS' EQUITY

    PREFERRED STOCK--Series A and B Preferred stocks are on parity with each other regarding dividends and liquidation, and are senior to the Company's common stock. Dividends, when and if declared by the Board of Directors, are cumulative and accrue at 6% of the preferred stock face value of $13,934,408 for the Series A Preferred stock (1,777,348 shares at $7.84 per share) and $6,580,000 for the Series B Preferred stock (748,152 shares at $8.80 per share). The Series A Preferred stock has been recorded at its par value rather than its face and liquidation value because the issuance of the Series A Preferred stock resulted from a transaction between entities under common control (see Note 1). The aggregate amount of cumulative Preferred dividends in arrears as of December 31, 1998 and 1999 is $1,090,453 and $2,321,317, respectively.
Liquidation cannot occur unless approved by 75% of the Series A Preferred stockholders and 75% of the Series B Preferred stockholders, in which event, the Series A Preferred stockholders would receive the intellectual property rights originally contributed to the Company in exchange for the Series A Preferred shares, and the Series B Preferred stockholders would receive the $6,580,000 originally paid to the Company (see Note 1).

    Series A and B Preferred stocks have voting rights equal to the number of whole shares of common stock into which the preferred stocks can be converted. Series A Preferred stock is convertible at any time into common shares at a price of $1.63 per share and Series B Preferred stock is convertible at any time into common shares at a price of $1.83 per share.


    Series C Preferred stock is senior to the Series A and B Preferred stocks and common stock as to dividends and upon liquidation. Dividends, when and if declared by the Board of Directors, are cumulative and accrue at 6% of the preferred stock value of $10,000,000 (368,990 shares at $27.10 per share). The aggregate amount of cumulative preferred dividends in arrears as of December 31, 1999 is $135,000. Liquidation cannot occur unless approved by 75% of the Series C Preferred stockholders, in which event, the Series C Preferred stockholders would receive the $10,000,000 originally paid to the Company. Series C Preferred stock has voting rights equal to the number of whole shares of common

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

   PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

10. STOCKHOLDERS' EQUITY (CONTINUED)

stock into which the preferred stock can be converted. Series C Preferred stock is convertible at any time into common shares at a price of $5.65 per share. Holders of Series C Preferred stock were issued warrants to purchase up to 221,395 shares of common stock for a period of one year from the date of issuance at a purchase price of $5.65 per share. Under the Black Scholes model, the fair value of these warrants was determined to be approximately $400,000. The fair value of the warrants is included in Series C Preferred stock in the accompanying consolidated balance sheets.


    The Series A, B and C Preferred stocks automatically convert to common stock at their respective per share prices upon the closing of a Qualified Offering.

    The Company's Board of Directors has not declared, nor do they intend to declare, the cumulative preferred dividends on the Series A, B and C Preferred shares. Upon the closing of a Qualified Offering, the cumulative preferred dividends will be cancelled and will not be paid out. In addition, no adjustment to the price at which the Series A, B and C Preferred shares are to be converted to common shares shall be made for any cumulative preferred dividends.

    COMMON STOCK--The common stock's voting, dividend, and liquidation rights are subject to and qualified by the rights of the holders of the preferred stocks. Common stockholders are entitled to one vote for each share held at all stockholder meetings. Common stock is not redeemable.

    STOCK OPTION PLANS--In July 1998, the Company adopted a stock option plan (the "Plan") which provides for the grant of incentive and nonqualified stock options to key employees, including officers and directors of the Company. The option price per share may not be less than 100% of the fair market value of such shares on the date such option is granted. At December 31, 1999, options to acquire up to 4,406,400 shares of common stock may be granted pursuant to the Plan.

    Stock option activity is summarized as follows at December 31, 1998 and 1999:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                           NUMBER OF   EXERCISE
                                                            SHARES      PRICE
                                                           ---------   --------
Outstanding at February 1998.............................         --
  Granted................................................    705,192    $ 1.30
                                                           ---------
Outstanding at December 31, 1998.........................    705,192      1.30
  Granted................................................    618,768      2.85
  Canceled...............................................    (23,112)     1.30
                                                           ---------
Outstanding at December 31, 1999.........................  1,300,848    $ 2.06
                                                           =========

    Outstanding options under the Plan vest over a three- to five-year period. Options expire ten years from the date of grant. As of December 31, 1999, 154,238 options were exercisable with a weighted-average exercise price of $1.30.

    The weighted average fair value of options granted during the periods ended December 31, 1998 and 1999 was $1.30 and $2.87, respectively.

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

   PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

10. STOCKHOLDERS' EQUITY (CONTINUED)
    The following is a summary of stock options outstanding and exercisable as of December 31, 1999:

                             WEIGHTED AVERAGE
EXERCISE     OPTIONS            REMAINING             OPTIONS
 PRICE     OUTSTANDING   CONTRACTUAL LIFE (YEARS)   EXERCISABLE
--------   -----------   ------------------------   -----------
 $ 1.30       826,800              3.67               154,238
   1.88        60,120              4.32                    --
   3.13       147,600              4.46                    --
   3.80       266,328              4.78                    --
            ---------                                 -------
            1,300,848                                 154,238
            =========                                 =======

    Remaining non-exercisable options as of December 31, 1999 become exercisable as follows:


2000.....................................    278,592
2001.....................................    278,592
2002.....................................    250,992
2003.....................................    231,389
2004.....................................    107,045
                                           ---------
                                           1,146,610
                                           =========

    Since the Company applies APB Opinion No. 25 in accounting for its stock options, no compensation cost has been recognized for the options granted to employees because the exercise price equaled the fair market value on the date of the grant. Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, net income (loss) would have been affected as follows for the periods ended December 31, 1998 and 1999:

                                                         1998          1999
                                                      -----------   ----------
Net (loss) income, as reported......................  $(4,141,947)  $2,959,493
Net (loss) income, pro forma........................   (4,290,985)   2,836,759
Net (loss) income per common share--basic, as
  reported..........................................  $     (1.12)  $     0.81
Net (loss) income per common share--basic, pro
  forma.............................................  $     (1.16)  $     0.77
Net (loss) income per common share--dilutive, as
  reported..........................................  $     (1.12)  $     0.18
Net (loss) income per common share--dilutive, pro
  forma.............................................  $     (1.16)  $     0.17

    The fair value of each grant was estimated using the minimum value method with the following weighted-average assumptions used for grants during the year ended December 31, 1999:

Dividend yield..............................................          --
Risk free interest rate.....................................      4.6%-5.92%
Option term.................................................      4.77 years

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

   PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

10. STOCKHOLDERS' EQUITY (CONTINUED)
    STOCK AWARDS--The Company awarded 3,699,130 shares of common stock to various key employees at the beginning of the Company's operations. These shares of common stock, which were valued at $0.18 per share, vest over a five-year period. At the date of issuance, $655,097 in deferred compensation was recorded by the Company. Compensation expense of approximately $119,000 and $131,000 was recognized for these stock awards for the periods ended December 31, 1998 and 1999, respectively.

11. RETIREMENT BENEFITS

    The Company has a qualified 401(k) plan available to all employees who meet certain eligibility requirements. The 401(k) plan allows the employee to contribute 20% of the employee's salary up to the maximum allowed under the Internal Revenue Code. The Company has the discretion to make matching contributions up to 6% of the employee's earnings. For the periods ended December 31, 1998 and 1999, the Company's contributions to the plan were $83,846 and $156,203, respectively.

12. CONCENTRATIONS OF RISK

    The Company's principal concentration of risk is related to its limited distribution channels. In 1998, nearly all of the Company's revenues are related to the distribution efforts of four independent companies, with approximately 95% of its revenues coming from one of the distribution companies. In 1999, the Company expanded to include more revenue from direct distribution. The amount of revenue from direct distribution was approximately 15% with 80% of the remaining revenue coming from one of the distribution channels.

    The Company's operations are dependent on the availability of bone and related connective tissue from human donors. The Company relies on the efforts of independent procurement agencies to educate the public and increase the willingness to donate bone tissue. These procurement agencies may not be able to obtain sufficient donors to meet present or future demands.

13. COMMITMENTS AND CONTINGENCIES

    MANUFACTURING RIGHTS--The Company has licensed manufacturing rights for some of its products. Under the agreement, the Company has agreed to accept and reimburse the processor for items that meet the Company's quality control guidelines.

    PREPAID INVENTORY--In an effort to increase the Company's supply of donor tissue, the Company has agreed to fund several tissue recovery agencies, in exchange for the first right of refusal for any donor tissue recovered. During 1998 and 1999, the Company had advanced $1,249,383 and $2,245,842 respectively to the tissue recovery agencies and recouped $754,750 and $1,988,318 respectively in donor tissue. At December 31, 1998 and 1999, the Company has yet to recover $494,633 and $733,733 respectively of its expenditures through donor tissue recovery. Prepaid inventory is classified in prepaid and other assets in the accompanying balance sheets. The Company has no ownership or control in these agencies, and funding can be discontinued at any time when donor tissue is no longer being supplied.

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

   PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

13. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    FOREIGN INVESTMENT--In August 1998, the Company received a 30% ownership in UFTB-Italia for no consideration and, therefore, recorded a $0 investment in UFTB-Italia. The 30% ownership in UFTB-Italia was given to provide the Company incentive to assist UFTB-Italia in their future efforts to develop a tissue bank business in Italy, which would include recovery, processing and distribution of tissue. UFTB-Italia is an entity created in late 1998, which had no operations as of December 31, 1998. As of December 31, 1999, UFTB-Italia has only distributed tissue and has not begun to recover or process tissue. The Company is required to provide certain training to UFTB-Italia, however UFTB-Italia must reimburse the Company for all costs of travel, housing, meals and related expenses. The Company would bear the salary cost of Company personnel providing the training. As of December 31, 1999, salary costs incurred by the Company for training provided to UFTB-Italia are immaterial. Additionally, the Company has not accrued salary costs for future training to be provided to UFTB-Italia as it is not probable whether any additional training will be provided and the salary costs of such training cannot be reasonably estimated. The Company has recorded this investment on the equity basis. As of December 31, 1998 and 1999, the Company has not recorded its share of the losses from its interest in UFTB-Italia due to the insignificance of such amounts for each of these periods and because such loss recognition would reduce the Company's investment below zero. As of December 31, 1999, the Company had $172,405 of outstanding accounts receivable due from UFTB-Italia. Total tissue distributions to UFTB-Italia in 1999 were $223,704.


    LEASES--The Company leases various buildings, office equipment and fixtures under non-cancelable operating leases for various periods. The Company also leases various equipment under capital leases that are included in property, plant, and equipment in the accompanying balance sheets.

    Future minimum lease commitments under noncancelable leases as of December 31, 1999 are as follows:

                                                        CAPITAL     OPERATING
                                                         LEASES       LEASES
                                                       ----------   ----------
2000.................................................  $  660,534   $  918,981
2001.................................................     660,534      916,464
2002.................................................     385,377      897,966
2003.................................................     172,541      762,327
2004.................................................      59,850      808,977
Thereafter...........................................      99,749    1,526,734
                                                       ----------   ----------
                                                        2,038,585   $5,831,449
                                                                    ==========
Less amounts representing interest...................     332,098
                                                       ----------
Present value of net minimum lease payments..........  $1,706,487
                                                       ==========

    Rent expense for the periods ended December 31, 1998 and 1999 was $262,698 and $748,473, respectively.

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

   PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

13. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    EMPLOYMENT AGREEMENTS--As of December 31, 1999, the Company had employment contracts with six officers of the Company, providing for total annual payments of approximately $815,000 through fiscal year 2003.

14. RELATED PARTIES

    The Company has certain related party transactions with UFTB. Through
April 15, 1999, UFTB recovered whole donor tissue and distributed conventional tissue. The Company processed this tissue for UFTB for a fee and compensated UFTB for the nonconventional tissue retained from the whole donor tissue. On April 15, 1999, the Company entered into two new agreements under which UFTB transferred to the Company all rights to conventional tissue distribution and national recovery programs, permitting UFTB to focus primarily on tissue recovery and UFTB settled amounts due to the Company. As of April 15, 1999, the total due from UFTB and the note receivable from UFTB was $4,963,865. Under the terms of the agreements, UFTB transferred its unprocessed donor tissue and conventional tissue with a fair value of $3,030,154 and equipment and fixtures with a fair value of $89,842 for a total non-cash asset transfer of $3,119,996 to the Company as an offset against the existing due from stockholder and note receivable from stockholder. Additionally, UFTB agreed to repay the remaining balance by (a) offsetting recovery fees from April 15, 1999 through June 30, 1999 against the outstanding balance, which fees, net of administrative costs, were $656,547, and (b) making monthly payments through the end of 1999 to repay the remaining balance of $1,187,322. As of December 31, 1999, UFTB has repaid all amounts owed to the Company in accordance with the terms of the two new agreements entered into on April 15, 1999. Any future UFTB due from/due to amounts will be collected/repaid in a timely manner.

    In addition to these operating transactions, the Company shares facilities, overhead and certain personnel with UFTB. The Company has an employment agreement with Nancy R. Holland, Vice President of Donor Services, under which she is required to devote 50% of her working time to the Company. Ms. Holland also serves as the Chief Executive Officer and as a director of UFTB.
Ms. Holland recuses herself from decisions by UFTB's board of directors with respect to UFTB's relationship with the Company. Annual compensation under the employment agreement was $70,756 in 1998 and $75,000 in 1999. Ms. Holland also received compensation from UFTB of $90,276 in 1998 and $75,000 in 1999.

    The following is a summary of transactions and balances with UFTB as of and for the periods ended December 31, 1998 and 1999:

                                                                 1998         1999
                                                              ----------   ----------
Due from UFTB, net of amounts due to UFTB...................  $1,658,961   $    4,332
Note receivable from UFTB...................................   2,136,741           --
Tissue recovery fees and support services charged by UFTB to
  the Company...............................................   2,386,374    5,344,475
Processing fees, tissue fees, and support services charged
  to UFTB by the Company....................................   3,467,014    2,592,347

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

   PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

14. RELATED PARTIES (CONTINUED)
    In January 1999, a stockholder with a 50% ownership in the Series C Preferred shares acquired Sofamor Danek Group. The following is a summary of transactions and balances with Sofamor Danek Group as of and for the periods ended December 31, 1998 and 1999:

                                                                 1998          1999
                                                              -----------   -----------
Tissue distribution revenue under management services
  Agreement (included in fees from tissue distribution).....  $30,471,573   $57,228,310
Management services fees....................................   24,129,406    39,994,069
Deferred revenue recognized (included in other revenues from
  core operations)..........................................      122,000       225,000
Administrative costs reimbursed by Sofamor Danek Group
  (included in marketing, general and administrative
  expense)..................................................      326,130       435,674
Management services fees payable (included in accounts
  payable)..................................................   10,951,359    17,523,809
Deferred revenue............................................    4,378,000     4,153,000

    In February 2000, Dr. Garrison (see Note 6) exercised his option to convert a portion of the $500,000 9.25% note issued by the Company into common stock of the Company (see Note 18). Dr. Garrison is providing Medical Director services to GTB on a consulting basis under a three-year contract, which ends
November 1, 2002. Annual compensation under the contract is $100,740 in year one, $104,340 in year two and $108,084 in year three. Dr. Garrison also owns the building in which GTB leases space. Monthly rental in year one is $12,365, $12,860 in year two and $13,374 in year three. The following is a summary of transactions and balances with Dr. Garrison as of and for the year ended December 31, 1999.

Payments on GTB leased premises (includes one month
  deposit)..................................................  $   37,095
Payments for Medical Director fees..........................      16,790
Principal and interest payments on notes....................      30,957
Notes payable...............................................   1,219,043

15. LEGAL ACTIONS

    On June 22, 1999, Exactech, Inc. ("Exactech") filed a complaint and petition for injunctive relief in Circuit Court against the Company, UFTB and 19 medical distributors and sales agents of the Company. The complaint alleged the Company was marketing and distributing bone paste allografts in violation of an agreement between UFTB and Exactech, which agreement had been assigned by UFTB to the Company. The Company denied the charges in the Exactech complaint, and the court has remanded all counts listed in the lawsuit to binding arbitration. The arbitration is ongoing; consequently, management cannot estimate the impact on the Company's business or financial operations.

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

   PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

16. SUPPLEMENTAL CASH FLOW INFORMATION

    Selected cash payments and noncash activities are as follows:

                                                                  PERIOD FROM         YEAR ENDED
                                                               FEBRUARY 12, 1998     DECEMBER 31,
                                                              TO DECEMBER 31, 1998       1999
                                                              --------------------   ------------
Interest paid during the period.............................        $152,631          $  285,166
Noncash capital lease obligations...........................        $870,662          $  281,571
Net liabilities assumed upon start of operations............        $ 39,643          $       --
Issuance of founders' common shares.........................        $650,634          $       --
Issuance of Preferred A stock to related parties............        $  1,777          $       --
Noncash settlement of note receivable and amount due from
  stockholder...............................................        $     --          $3,119,996
Notes payable issued to acquire GTB.........................        $     --          $1,250,000

17. SEGMENT DATA

    The Company processes human musculoskeletal tissue received from various tissue recovery agencies and distributes the tissue through various channels. This one line of business represents 100% of consolidated fees from tissue distribution and is comprised of three primary product lines: spinal allografts, other precision tooled allografts and conventional tissue. The following table presents fees from tissue distribution by each of the Company's three primary product lines:

                                                                PERIOD FROM
                                                             FEBRUARY 12, 1998         YEAR ENDED
                                                           TO DECEMBER 31, 1998    DECEMBER 31, 1999
                                                           ---------------------   ------------------
Fees from tissue distribution:
  Spinal allografts......................................       $30,374,959            $57,073,386
  Other precision tooled allografts......................           404,963              4,683,051
  Conventional tissue....................................         1,112,176              9,026,568
                                                                -----------            -----------
    Total................................................       $31,892,098            $70,783,005
                                                                ===========            ===========

    The Company distributes their products both within and outside the United States. During the periods ended December 31, 1998 and 1999, 100% and 97.4%, respectively, of net revenues came from the United States. Foreign net revenues of 2.6% during the year ended December 31, 1999 came primarily from Europe.

18. SUBSEQUENT EVENTS

    As part of the agreement to purchase the assets of NTBN, Dr. Garrison was given the option to convert a $500,000 note due November 2002 or any portion of the note into Common Stock of the Company at the Series C Preferred stock convertible price of $5.65. The option to convert the $500,000 note was exercisable at any time within ninety (90) days from the approval of the board of directors. The ninety (90) days expired on or about February 22, 2000. On February 15, 2000 Dr. Garrison exercised his option on 44,280 shares equivalent to $250,000. Dr. Garrison received 5,534 warrants to

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

   PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

18. SUBSEQUENT EVENTS (CONTINUED)
purchase common stock for $5.65 per share upon the exercise of his options. The value of the shares is a reduction of the $500,000 note payable, the balance of which at December 31, 1999 was $487,896. The balance of the note on February 15, 2000 was $462,236. After exercising the stock conversion option, the $212,236 remaining balance of the note will be repaid by April 2001, as the monthly payments will remain at the original amount until the note is paid off.

    On March 30, 2000, the Company purchased the buildings and land (6.19 acres) the Company occupied under lease, plus an additional 20.82 acres of land for future expansion. The purchase price for the two buildings and 6.19 acres was $3,600,000 with the additional 20.82 acres priced at $624,600. The Company received a 20 year term loan in the amount of $2,800,000 to finance the purchase of the buildings and the 6.19 acres of land. Interest on the loan is at 30 day LIBOR plus 150 basis points. Simultaneous with entering into the $2,800,000 term loan, the Company entered into a swap agreement with a commercial bank which fixes its interest rate at 8.35%. The interest rate will remain fixed until the 30 day LIBOR is determined to be greater than or equal to 8%, at which time the interest rate will revert to the 30-day LIBOR plus 150 basis points. Payments or receipts on the agreement are recorded as adjustment to interest expense. The effective notional amount of the swap at March 30, 2000 was $2,800,000. The term loan is collateralized by the land and buildings. The term loan agreement contains various restrictive covenants, which limit among other things, leases, indebtedness, loans, and acquisitions. In addition the Company must satisfy certain financial ratios including fixed charge ratio at 1.25 to 1.00 or greater and funded debt to earnings before interest, taxes, depreciation and amortization of not greater than 4.00 to 1.00. The $1,424,600 balance of the amounts due for the building with 6.19 acres and additional 20.82 acres is financed from the $10,000,000 raised from the sale of Series C Preferred stock.

    On April 27, 2000, the Company entered into a definitive agreement to acquire the net assets of a division of the University of Alabama Health Services Foundation, which has been doing business as the Alabama Tissue Center ("ATC"), in Birmingham, Alabama. The acquisition will be financed by a cash payment of $250,000 and the issuance of $3,500,000 in shares of the Company's common stock, valued at the Company's initial public offering price, plus an additional cash payment of $250,000 upon the achievement of certain milestones, with total possible consideration valued at $4,000,000. The acquisition of ATC will be accounted for under the purchase method of accounting.

19. COMMON STOCK SPLIT

    On June 16, 2000, the Company approved a stock split resulting in an exchange of 1 share for 4.8 shares of common stock issued and outstanding. All share and per share amounts have been retroactively adjusted for this split.

20. MERGER INTO DELAWARE CORPORATION (UNAUDITED)

    The Company anticipates that it will merge into a newly formed Delaware corporation prior to the consummation of the offering.

                                     ******

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET


                                                                                PRO FORMA
                           ASSETS                             JUNE 30, 2000    JUNE 30, 2000
                                                               -----------      -----------
Current Assets:
  Cash and cash equivalents.................................   $   762,902
  Accounts receivable--less allowance of $359,102...........    19,297,240
  Product inventories.......................................    19,693,859
  Supply inventories........................................       911,579
  Prepaid and other current assets..........................     2,450,564
  Deferred tax asset........................................       984,120
                                                               -----------
    Total current assets....................................    44,100,264
Property, plant and equipment--net..........................    10,560,483
Deferred tax asset..........................................     1,129,863
Other assets--net...........................................       550,044
                                                               -----------
                                                               $56,340,654
                                                               ===========

                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................   $23,272,600
  Accrued expenses..........................................     3,110,327
  Current portion of deferred revenue.......................       225,000
  Line of credit............................................     3,860,946
  Current portion of long-term debt.........................     1,031,084
                                                               -----------
    Total current liabilities...............................    31,499,957
Long-term debt--less current portion........................     3,912,262
Deferred revenue............................................     3,815,500
                                                               -----------
    Total liabilities.......................................    39,227,719
                                                               -----------
Commitments and contingencies

Stockholders' equity:
  Series A Preferred stock, $.001 par value; 1,777,348
    shares authorized, issued and outstanding...............         1,777               --
  Series B Preferred stock, $.001 par value; 748,152 shares
    authorized, issued and outstanding; at liquidation
    value...................................................     6,580,000               --
  Series C Preferred stock, $.001 par value; 368,990 shares
    authorized, issued and outstanding; at liquidation
    value...................................................    10,000,000               --
  Common stock, $.001 par value; 6,000,000 shares
    authorized; 3,743,410 shares issued; 3,615,010 shares
    outstanding.............................................         3,744           17,637
  Additional paid-in capital................................     3,292,387       19,860,271
  Retained earnings.........................................        36,927           36,927
  Deferred compensation.....................................    (2,607,020)      (2,607,020)
  Due from stockholder--net of due to stockholder...........      (180,132)        (180,132)
  Less treasury stock--128,400 shares.......................       (14,748)         (14,748)
                                                               -----------      -----------
    Total stockholders' equity..............................    17,112,935       17,112,935
                                                               -----------      -----------
                                                               $56,340,654
                                                               ===========


      See notes to unaudited condensed consolidated financial statements.

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              SIX MONTHS ENDED JUNE 30,
                                                              -------------------------
                                                                 1999          2000
                                                              -----------   -----------
Revenues from core operations:
  Fees from tissue distribution.............................  $30,174,870   $53,215,515
  Other revenues from core operations.......................    1,386,421       862,988
                                                              -----------   -----------
    Total revenues..........................................   31,561,291    54,078,503
Management services fees....................................   17,461,975    28,934,549
                                                              -----------   -----------
    Net revenues............................................   14,099,316    25,143,954
Costs of processing and distribution........................    8,989,720    13,119,202
                                                              -----------   -----------
    Gross profit............................................    5,109,596    12,024,752
                                                              -----------   -----------
Expenses:
  Marketing, general and administrative.....................    3,856,062     8,538,982
  Research and development..................................      802,264     1,201,078
                                                              -----------   -----------
    Total expenses..........................................    4,658,326     9,740,060
                                                              -----------   -----------
Operating income............................................      451,270     2,284,692
Equity in income of unconsolidated subsidiary...............           --         4,693
Interest (expense) income:
  Interest expense..........................................     (113,178)     (266,940)
  Interest income...........................................       90,306       131,128
                                                              -----------   -----------
    Total interest expense--net.............................      (22,872)     (135,812)
                                                              -----------   -----------
Income before income tax expense............................      428,398     2,153,573
Income tax expense..........................................     (273,387)     (934,192)
                                                              -----------   -----------
Net income..................................................  $   155,011   $ 1,219,381
                                                              ===========   ===========
Net income per common share--basic..........................  $      0.04   $      0.34
                                                              ===========   ===========
Net income per common share--diluted........................  $      0.01   $      0.07
                                                              ===========   ===========
Weighted average shares outstanding--basic..................    3,672,790     3,629,400
Weighted average shares outstanding--diluted................   15,936,747    18,312,307



Pro forma net income per common share--basic................  $      0.07
                                                              ===========
Pro forma net income per common share--diluted..............  $      0.07
                                                              ===========
Pro forma weighted average shares outstanding--basic........   17,522,952
Pro forma weighted average shares outstanding--diluted......   18,312,307


      See notes to unaudited condensed consolidated financial statements.

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY
       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                                  (ACCUMULATED
                                              PREFERRED STOCK                        ADDITIONAL     DEFICIT)
                                    -----------------------------------    COMMON     PAID-IN       RETAINED       DEFERRED
                                       A           B             C         STOCK      CAPITAL       EARNINGS     COMPENSATION
                                    --------   ----------   -----------   --------   ----------   ------------   ------------
Balance, December 31, 1999........   $1,777    $6,580,000   $10,000,000    $3,699    $  444,224   $(1,182,454)   $  (399,907)
  Issuance of stock options.......       --            --            --        --     2,603,925            --     (2,603,925)
  Purchase and forfeited treasury
    stock.........................       --            --            --        --        (3,400)           --          8,387
  Conversion of note to Common
    Stock.........................       --            --            --        45       249,962            --
  Amounts advanced to
    stockholder...................       --            --            --        --            --            --             --
  Payments received from
    stockholder...................       --            --            --        --            --            --             --
  Stock issuance costs............       --            --            --        --        (2,324)           --             --
  Vested deferred compensation....       --            --            --        --            --            --        388,425
  Net income......................       --            --            --        --            --     1,219,381             --
                                     ------    ----------   -----------    ------    ----------   -----------    -----------
Balance June 30, 2000.............   $1,777    $6,580,000   $10,000,000    $3,744    $3,292,387   $    36,927    $(2,607,020)
                                     ======    ==========   ===========    ======    ==========   ===========    ===========


                                     DUE FROM     TREASURY
                                    STOCKHOLDER    STOCK        TOTAL
                                    -----------   --------   -----------
Balance, December 31, 1999........  $    (4,332)  $ (5,698)  $15,437,309
  Issuance of stock options.......           --         --            --
  Purchase and forfeited treasury
    stock.........................           --     (9,050)       (4,063)
  Conversion of note to Common
    Stock.........................           --         --       250,007
  Amounts advanced to
    stockholder...................   (3,472,278)        --    (3,472,278)
  Payments received from
    stockholder...................    3,296,478         --     3,296,478
  Stock issuance costs............           --         --        (2,324)
  Vested deferred compensation....           --         --       388,425
  Net income......................           --         --     1,219,381
                                    -----------   --------   -----------
Balance June 30, 2000.............  $  (180,132)  $(14,748)  $17,112,935
                                    ===========   ========   ===========


      See notes to unaudited condensed consolidated financial statements.

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               SIX MONTHS ENDED JUNE 30,
                                                              ---------------------------
                                                                  1999           2000
                                                              ------------   ------------
Cash flows from operating activities:
  Net income................................................  $   155,011    $ 1,219,381
  Adjustments to reconcile net income to net cash used in
    operating activities:
    Depreciation and amortization expense...................      348,912        693,285
    Bad debt expense........................................       62,264        147,159
    Amortization of deferred revenue........................     (112,500)      (112,500)
    Deferred income taxes...................................      (68,569)      (136,373)
    Deferred compensation...................................       65,063        401,624
    Equity in income of unconsolidated subsidiary...........           --         (4,693)
    Changes in assets and liabilities--cash (used in)
      provided by:
      Accounts receivable...................................   (3,612,203)    (3,937,649)
      Product and supply inventories........................   (3,038,102)    (4,373,329)
      Prepaid and other current assets......................      276,115       (845,730)
      Other assets..........................................      (13,255)      (252,473)
      Accounts payable......................................    1,585,450      2,215,792
      Accrued expenses......................................    1,240,943        726,935
      Other liabilities.....................................      (40,000)            --
                                                              -----------    -----------
        Net cash used in operating activities...............   (3,150,871)    (4,258,571)
                                                              -----------    -----------

Cash flows from investing activities--
  Purchase of property, plant, and equipment................     (825,757)    (2,926,789)
                                                              -----------    -----------
Cash flows from financing activities:
  Payments on capital lease and note obligations............     (207,213)      (466,110)
  Stock issuance costs......................................         (125)        (2,324)
  Amounts advanced to stockholder...........................   (3,868,296)    (3,472,278)
  Payments received from stockholder........................    2,997,685      3,296,478
  Line of credit borrowings--net............................    1,129,010      1,073,471
  Purchase of treasury stock................................         (313)       (17,262)
                                                              -----------    -----------
        Net cash provided by financing activities...........       50,748        411,975
                                                              -----------    -----------
Net decrease in cash and cash equivalents...................   (3,925,880)    (6,773,385)

Cash and cash equivalents, beginning of period..............    3,925,880      7,536,287
                                                              -----------    -----------
Cash and cash equivalents, end of period....................  $         0    $   762,902
                                                              ===========    ===========


      See notes to unaudited condensed consolidated financial statements.

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                    SIX MONTHS ENDED JUNE 30, 1999 AND 2000


1. ORGANIZATION

    Regeneration Technologies, Inc. ("RTI") and its wholly owned subsidiary, Georgia Tissue Bank ("GTB") (collectively, the "Company") process human musculoskeletal tissue received from various tissue recovery agencies. The processing transforms the tissue into either conventional or precision tooled allografts, some of which are patented. These allografts are distributed domestically and internationally, for use in spinal vertebrae repair, musculoskeletal reconstruction and fracture repair. The processed tissue includes cortical dowels, cervical implants, cortical bone interference screws, and bone paste grafts.

2. BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission relating to interim financial statements. These unaudited condensed consolidated financial statements do not include all disclosures provided in the annual consolidated financial statements. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the consolidated financial statements for the year ended December 31, 1999 as presented in this document and filed with the Securities and Exchange Commission. All adjustments of a normal recurring nature, which, in the opinion of management, are necessary to present a fair statement of results for the interim periods, have been made. Results of operations are not necessarily indicative of the results to be expected for the full year.

    The consolidated financial statements include the accounts of RTI and its wholly owned subsidiary GTB. All material intercompany balances and transactions have been eliminated in consolidation.

3. PRODUCT INVENTORIES

    Product inventories by stage of completion are as follows:


Unprocessed donor tissue....................................  $ 2,760,408
Tissue in process...........................................    6,249,936
Implantable donor tissue....................................   10,491,515
Nontissue inventory for resale..............................      192,000
                                                              -----------
                                                              $19,693,859
                                                              ===========


4. EARNINGS PER SHARE

    Basic earnings per share ("EPS") is computed by dividing earnings available to common shareholders by the weighted average number of common shares outstanding for the periods. A reconciliation of the number of common shares used in calculation of basic and diluted EPS and pro

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

                    SIX MONTHS ENDED JUNE 30, 1999 AND 2000


4. EARNINGS PER SHARE (CONTINUED)
forma basic and diluted EPS (assuming the conversion of all preferred stock to common stock that will occur upon a Qualified Offering) is presented below:


                                                                       PRO FORMA
                                                                      SIX MONTHS
                                                                         ENDED
                                         SIX MONTHS ENDED JUNE 30,     JUNE 30,
                                         --------------------------   -----------
                                            1999           2000          2000
                                         -----------   ------------   -----------
Basic shares...........................   3,672,790      3,629,400     17,522,952
Effect of dilutive securities:
  Stock options........................     141,557        789,355        789,355
  Conversion of preferred stock........  12,122,400     13,893,552             --
                                         ----------    -----------    -----------
Diluted shares.........................  15,936,747     18,312,307     18,312,307
                                         ==========    ===========    ===========
Net income.............................  $  155,011    $ 1,219,381    $ 1,219,381
                                         ==========    ===========    ===========
Basic EPS..............................  $     0.04    $      0.34    $      0.07
                                         ==========    ===========    ===========
Diluted EPS............................  $     0.01    $      0.07    $      0.07
                                         ==========    ===========    ===========


5. SUPPLEMENTAL CASH FLOW INFORMATION


                                                          SIX MONTHS ENDED
                                                              JUNE 30,
                                                        ---------------------
                                                          1999        2000
                                                        --------   ----------
Interest paid during the period.......................  $113,178   $  266,940
Noncash capital lease obligations.....................  $167,822   $  216,532
Conversion of note payable to common stock............  $     --   $  250,007
Notes payable issued to acquire land and buildings....  $     --   $2,800,000
Reduction in capital lease obligation upon purchase of
  building............................................  $     --   $  282,600
Reduction in straight-line rent accrual upon purchase
  of building.........................................  $     --   $  224,989
Noncash insurance financing...........................  $406,859   $  430,189
Issuance of stock options.............................  $     --   $2,603,925


6. SEGMENT DATA

    The Company processes human musculoskeletal tissue received from various tissue recovery agencies and distributes the tissue through various channels. This one line of business represents 100% of consolidated fees from tissue distribution and is comprised of three primary product lines: spinal

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY

                    SIX MONTHS ENDED JUNE 30, 1999 AND 2000


6. SEGMENT DATA (CONTINUED)
allografts, other precision tooled allografts and conventional tissue. The following table presents fees from tissue distribution by each of the Company's three primary product lines:


                                                      SIX MONTHS ENDED JUNE 30,
                                                     ---------------------------
                                                         1999           2000
                                                     ------------   ------------
Fees from tissue distribution:
  Spinal allografts................................  $24,640,568    $42,458,296
  Other precision tooled allografts................    1,902,403      3,860,955
  Conventional tissue..............................    3,631,899      6,896,264
                                                     -----------    -----------
    Total..........................................  $30,174,870    $53,215,515
                                                     ===========    ===========


7. SIGNIFICANT EVENTS


    On March 30, 2000, the Company purchased the buildings and land (6.19 acres) the Company occupied under lease, plus an additional 20.82 acres of land for future expansion. The purchase price for the two buildings and 6.19 acres was $3,600,000 with the additional 20.82 acres priced at $624,600. The Company received a 20-year term loan in the amount of $2,800,000 to finance the purchase of the buildings and the 6.19 acres of land. Interest on the loan is at the 30-day LIBOR plus 150 basis points. Simultaneous with entering into the $2,800,000 term loan, the Company entered into a swap agreement with a commercial bank which fixes its interest rate at 8.35%. The interest rate will remain fixed until the 30-day LIBOR is determined to be greater than or equal to 8%, at which time the interest rate will revert to the 30-day LIBOR plus 150 basis points. The effective notional amount of the swap at March 30, 2000 was $2,800,000. The term loan is collateralized by the land and buildings. The term loan agreement contains various restrictive covenants, which limit among other things, leases, indebtedness, loans, and acquisitions. In addition the Company must satisfy certain financial ratios including fixed charge ratio at 1.25 to
1.00 or greater and funded debt to earnings before interest, taxes, depreciation and amortization of not greater than 4.00 to 1.00. The $1,424,600 balance of the amount due for the building with 6.19 acres and additional 20.82 acres is financed from the $10,000,000 raised from the sale of Series C Preferred stock in late 1999.


    On April 27, 2000, the Company entered into a definitive agreement to acquire the net assets of a division of the University of Alabama Health Services Foundation, which has been doing business as the Alabama Tissue Center ("ATC"), in Birmingham, Alabama. The acquisition will be financed by a cash payment of $250,000 and the issuance of $3,500,000 in shares of the Company's common stock, valued at the Company's initial public offering price, plus an additional cash payment of $250,000 upon the achievement of certain milestones, with total possible consideration valued at $4,000,000. The acquisition of ATC will be accounted for under the purchase method of accounting.


    On June 7, 2000 the Company started construction of new manufacturing and administrative buildings on the land purchased on March 30, 2000. Total estimated cost to construct and equip the new facilities is $25.2 million. The Company intends to finance $16.2 million of the cost with additional long-term debt and the balance of $9.0 million from the initial public offering proceeds.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Regeneration Technologies, Inc.:

We have audited the consolidated financial statements of Regeneration Technologies, Inc. and subsidiary (the "Company") as of December 31, 1998 and 1999, and for the period from February 12, 1998 (date operations began) to December 31, 1998 and for the year ended December 31, 1999, and have issued our report thereon dated March 22, 2000 (April 27, 2000 as to Note 18 and June 16, 2000 as to Note 19) (included elsewhere in this Registration Statement). Our audits also included the accompanying consolidated financial statement schedule. The consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
CERTIFIED PUBLIC ACCOUNTANTS

Tampa, Florida
March 22, 2000
  (April 27, 2000 as to Note 18
  and June 16, 2000 as to Note 19)

                 REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARY
                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
             PERIOD FROM FEBRUARY 12, 1998 (DATE OPERATIONS BEGAN)
           TO DECEMBER 31, 1998 AND THE YEAR ENDED DECEMBER 31, 1999

                                         BALANCE AT   CHARGED TO   CHARGED TO                   BALANCE AT
                                         BEGINNING    COSTS AND      OTHER                        END OF
DESCRIPTION                              OF PERIOD     EXPENSES     ACCOUNTS       DEDUCTIONS     PERIOD
-----------                              ----------   ----------   ----------      ----------   ----------
Period Ended December 31, 1998:
  Allowance for doubtful accounts......    $    --     $ 38,500     $     --          $ --       $ 38,500

Year Ended December 31, 1999:
  Allowance for doubtful accounts......     38,500      171,587      125,000(a)         --        335,087

------------------------

(a) Represents allowance for doubtful accounts on accounts receivable acquired from National Tissue Bank Network, Georgia Tissue Bank, Inc.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Regeneration Technologies, Inc.:

We have audited the accompanying statements of revenues and direct costs of the predecessor business of Regeneration Technologies, Inc. (the "Company"), a part of the University of Florida Tissue Bank, Inc., for the year ended December 31, 1997 and for the period from January 1, 1998 through February 11, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct costs is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct costs. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statements of revenues and direct cost presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements of revenues and direct costs present fairly, in all material respects, the revenues and direct costs of the Company for the year ended December 31, 1997 and for the period from January 1, 1998 through February 11, 1998, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 2 to the statements of revenues and direct costs, the Company was operated as a part of the University of Florida Tissue Bank, Inc. As a result, certain expense allocations have not been made in the accompanying statements of revenues and direct costs.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
April 17, 2000

            PREDECESSOR BUSINESS OF REGENERATION TECHNOLOGIES, INC.

             (PART OF THE UNIVERSITY OF FLORIDA TISSUE BANK, INC.)

                    STATEMENTS OF REVENUES AND DIRECT COSTS

                                                                                     PERIOD FROM
                                                                YEAR ENDED         JANUARY 1, 1998
                                                             DECEMBER 31, 1997   TO FEBRUARY 11, 1998
                                                             -----------------   --------------------
Revenues from core operations:
  Fees from tissue distribution............................     $11,074,265           $2,416,260
  Other revenues from core operations......................       2,434,499              410,244
                                                                -----------           ----------
    Total revenues.........................................      13,508,764            2,826,504
Management services fees...................................       8,875,067            1,932,056
                                                                -----------           ----------
    Net revenues...........................................       4,633,697              894,448
Costs of processing and distribution.......................       3,344,136              590,742
                                                                -----------           ----------
    Gross profit...........................................       1,289,561              303,706
                                                                -----------           ----------
Expenses:
  Direct marketing, general and administrative expenses....      (1,356,949)            (207,438)
  Research and development expenses........................        (478,473)             (68,237)
                                                                -----------           ----------
    Total expenses.........................................      (1,835,422)            (275,675)
                                                                -----------           ----------
Revenues (less than) in excess of direct costs.............     $  (545,861)          $   28,031
                                                                ===========           ==========

             See notes to statements of revenues and direct costs.

            PREDECESSOR BUSINESS OF REGENERATION TECHNOLOGIES, INC.

             (PART OF THE UNIVERSITY OF FLORIDA TISSUE BANK, INC.)

                NOTES TO STATEMENTS OF REVENUES AND DIRECT COSTS

                          YEAR ENDED DECEMBER 31, 1997
              AND PERIOD FROM JANUARY 1, 1998 TO FEBRUARY 11, 1998

1. ORGANIZATION

    Regeneration Technologies, Inc., was incorporated in Florida on August 22, 1997, and began operations on February 12, 1998, following a contribution of assets by the University of Florida Tissue Bank, Inc. ("UFTB") of the Predecessor Business of Regeneration Technologies, Inc. (the "Company"). The Company processed human musculoskeletal tissue received from various tissue recovery agencies. The Company's processing transformed the tissue into either conventional or precision tooled allografts, some of which were patented. These allografts were distributed domestically and internationally, for use in spinal vertebrae repair, musculoskeletal reconstruction and fracture repair. The processed tissue included cortical dowels, cervical implants, cortical bone interference screws, and bone paste grafts.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--The accompanying statements of revenues and direct costs reflect the operations of the Company, operating as a part of UFTB, and may not necessarily be indicative of the financial results had the Company been operating as a separate entity. Allocations for interest and income taxes incurred by UFTB are not included in these statements, as a reasonable methodology for allocation could not be made, and any allocation may not be indicative of the actual costs incurred by the Company.

    INVENTORIES--Product and supply inventories were stated at the lower of cost or market, with cost determined by the first-in, first-out method.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment were stated at cost less accumulated depreciation and amortization. The cost of equipment under capital leases and leasehold improvements was amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Depreciation was computed on the straight-line method over the following estimated useful lives of the assets:

Production equipment........................................  8 to 10 years
Leasehold improvements......................................  8 to 10 years
Office equipment, furniture, and fixtures...................   5 to 7 years
Computer hardware and software..............................        3 years

Depreciation and amortization expense was approximately $252,447 for the year ended December 31, 1997 and $48,272 for the period from January 1, 1998 to February 11, 1998.

    RESEARCH AND DEVELOPMENT COSTS--Research and development costs were expensed as incurred.

    REVENUE RECOGNITION--Revenue was recognized at the time the Company shipped the processed tissue. Revenues were reported gross of any management services fees the Company incurred to distribute its products. Any other revenues directly related to the Company's core operations were recognized when all significant contractual obligations were satisfied.

    USE OF ESTIMATES--The preparation of the accompanying statements of revenues and direct costs in conformity with generally accepted accounting principles required management to make estimates and

            PREDECESSOR BUSINESS OF REGENERATION TECHNOLOGIES, INC.

             (PART OF THE UNIVERSITY OF FLORIDA TISSUE BANK, INC.)

          NOTES TO STATEMENTS OF REVENUES AND DIRECT COSTS (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1997
              AND PERIOD FROM JANUARY 1, 1998 TO FEBRUARY 11, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) assumptions that affected the reported amounts of revenues and direct expenses during the reporting period. Actual results could differ from those estimates.

3. CONCENTRATIONS OF RISK

    The Company's principal concentration of risk was related to its limited distribution channels. During 1997 and the period from January 1, 1998 to February 11, 1998, approximately 90% of the Company's revenues came from one of the distribution companies.

4. COMMITMENTS AND CONTINGENCIES

    CAPITAL LEASE OBLIGATIONS--Future minimum lease payments on capital lease obligations as of December 31, 1997 were as follows:

1998........................................................  $  342,942
1999........................................................     342,942
2000........................................................     342,942
2001........................................................     147,214
                                                              ----------
Total.......................................................   1,176,040
Less amount representing interest...........................    (272,130)
                                                              ----------
                                                              $  903,910
                                                              ==========

Future minimum lease payments on capital lease obligations as of February 11, 1998 approximated those represented by the schedule above.

    OPERATING LEASE OBLIGATIONS--The Company leased office equipment under various operating leases expiring through 2001. On January 1, 1998, the Company entered into an additional operating lease for office equipment.

    Future minimum operating lease payments required under noncancelable operating lease agreements as of December 31, 1997 and February 11, 1998 were not significant. Rent expense relating to operating leases for the year ended December 31, 1997 and for the period from January 1, 1998 through February 11, 1998 were approximately $2,900 and $375, respectively.

    MANUFACTURING RIGHTS--The Company licensed manufacturing rights for some of its products. Under the agreement, the Company agreed to accept and reimburse the processor for items that met the Company's quality control guidelines.

                                  * * * * * *

Regeneration Technologies, Inc.
Product Families

    [Photograph of spinal allografts]

    Spinal allografts

    [Photograph of sports medicine allografts]

    Sports medicine allografts

    [Photograph of oral/maxillofacial allografts]

    Oral/Maxillofacial allografts

    [Photograph of urological allografts]

    Urological allografts

    [Photograph of conventional tissue]

    Conventional tissue

    [Photograph of cardiovascular allograft]

    Cardiovascular allograft

------------------------------------------------------------
------------------------------------------------------------

                                5,700,000 Shares

                                     [LOGO]

                                  ------------

                                   Prospectus
                                          , 2000

                              -------------------

                         Banc of America Securities LLC
                                Lehman Brothers
                                 Stephens Inc.

    Until       , 2000, all dealers that buy, sell or trade our common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Regeneration Technologies in connection with the sale of the common stock being registered hereby. All the amounts shown are estimated, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC Registration Fee........................................  $   22,770
NASD Filing Fee.............................................  $    9,125
Nasdaq National Market Listing Fee..........................  $   90,000
Printing Expenses...........................................  $  125,000
Legal Fees and Expenses.....................................  $  425,000
Accounting Fees and Expenses................................  $  300,000
Blue Sky Expenses and Counsel Fees..........................  $   12,500
Transfer Agent and Registrar Fees...........................  $    3,000
Miscellaneous...............................................  $   12,605
                                                              ----------
    Total...................................................  $1,000,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145(a) of the General Corporation Law of the State of Delaware ("DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein:

    - he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith;

    - that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled;

    - and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

    Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

    - for any breach of the director's duty of loyalty to the corporation or its stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the DGCL; or

    - for any transaction from which the director derived an improper personal benefit.

    Article Ninth of Regeneration Technologies's Certificate of Incorporation contains substantially the same provisions for indemnification as those contained in Section 145 of the DGCL. Additionally, Article Ninth provides that in any judicial proceeding in which a person seeks indemnification pursuant to Article Ninth, the burden of proving that such person is not entitled to indemnification shall be on Regeneration Technologies. Article Ninth further provides that any person who successfully establishes a right to indemnification, in whole or in part, under Article Ninth in any such proceeding shall be indemnified by Regeneration Technologies against expenses incurred (including attorneys' fees) in establishing such right to indemnification. Finally, Article Ninth provides that in the event the DGCL is amended to expand further the indemnification permitted to the persons covered by Article Ninth, Regeneration Technologies shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended. Reference is made to the Regeneration Technologies' Amended Certificate of Incorporation and By-Laws filed as Exhibits
3.1 and 3.2, respectively.

    Article Tenth of Regeneration Technologies's Certificate of Incorporation, states that to the fullest extent permitted by the DGCL, no director of Regeneration Technologies shall be personally liable to Regeneration Technologies, any of its stockholders or any other person or entity for monetary damages for breach of fiduciary duty owed to Regeneration Technologies, its stockholders or such other person or entity owing to such director's position as a director of Regeneration Technologies.

    Regeneration Technologies intends to enter into indemnification agreements with its current directors and executive officers. Regeneration Technologies intends to insure its directors and officers against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

    Under Section 8 of the Underwriting Agreement, the underwriters are obligated, under certain circumstances, to indemnify officers, directors and controlling persons of Regeneration Technologies against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since inception, Regeneration Technologies has sold unregistered securities in the amounts, at the times, and for the aggregate amounts of consideration listed as follows:

        DATE                   CLASS                 SHARES              PURCHASER        CONSIDERATION
---------------------   --------------------  --------------------  --------------------  -------------
February 1998           Series A Preferred    600,000               UFTB                   $   (39,643)
                        Stock                 600,000               UFRF
                                              577,348               James M. Grooms

February 1998           Series B Preferred    748,152               16 individuals and     $ 6,580,000
                        Stock                                       entities

February 1998           Common stock          3,699,130             124 individuals                  0

October 1999            Series C Preferred    368,990 and warrants  Stephens-              $10,000,000
                        Stock Warrants        to purchase 221,395   Regeneration LLC
                                              shares of common      Medtronic Asset
                                              stock                 Management, Inc.

February 2000           Common stock          44,280                Charles                $   250,000
                                                                    Garrison, M.D.

Inception through       Common stock          1,300,848             347 individuals                  0
12/31/99                underlying options

    No underwriters were engaged in connection with the foregoing offers and sales of securities. Such offers and sales of common stock and preferred stock were made in reliance upon the exemption from registration set forth in
Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering, and all purchasers were accredited investors as such term is defined in Rule 501(a) of Regulation D. Issuances of options to Regeneration Technologies's employees, directors and consultants were made pursuant to Rule 701 promulgated under the Securities Act of 1933.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


         NO.            DESCRIPTION
---------------------   -----------
         1.1            Underwriting Agreement*

         2.1            Asset Purchase Agreement by and among University of Alabama
                        Health Services Foundation, P.C., Alabama Tissue Center,
                        Inc. and Regeneration Technologies, Inc., dated April 27,
                        2000.**+

         3.1            Certificate of Incorporation of Regeneration Technologies,
                        Inc.**

         3.2            Bylaws.**

         4.1            Amended and Restated Registration Rights Agreement dated as of October 11, 1999, by and among Regeneration Technologies,
                        Inc., the investors set forth on Exhibit A to the Class C
                        Preferred Stock and Warrant Purchase Agreement dated as of
                        October 11, 1999 and the Stockholders listed on Exhibits A and B thereto.**

         4.2            Stockholder's Agreement dated as of October 11, 1999, by and among Regeneration Technologies, Inc., the investors set
                        forth on Exhibit A to the Class C Preferred Stock and
                        Warrant Purchase Agreement dated as of October 11, 1999 and the Stockholders listed on exhibits A, B and C thereto.**

         4.3            Specimen Stock Certificate.

         5.1 Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the shares.**

        10.1            Program Transfer Agreement between Regeneration
                        Technologies, Inc. and the University of Florida Tissue
                        Bank, Inc. dated April 15, 1999.**+

        10.2            Tissue Recovery Agreement between Regeneration Technologies,
                        Inc. and the University of Florida Tissue Bank, Inc. dated
                        April 15, 1999.**+

        10.3            Exclusive Distributorship Agreement between Regeneration
                        Technologies, Inc. and C.R. Bard, Inc., dated June 6,
                        1998.**+

        10.4            Exclusive License Agreement between Regeneration
                        Technologies, Inc., as successor in interest to the
                        University of Florida Tissue Bank, Inc. and Exactech, Inc.,
                        dated April 22, 1997, as amended.**+

        10.5            Management Services Agreement between Regeneration
                        Technologies, Inc., as successor in interest to the University of Florida Tissue Bank, Inc. and Sofamor Danek
                        Group, dated July 23, 1996.**+

        10.6            Management Services Agreement between Regeneration
                        Technologies, Inc., as successor in interest to the University of Florida Tissue Bank, Inc., and Sofamor Danek
                        Group, dated May 11, 1998.**+

        10.7            Master Lease Agreement between Regeneration Technologies,
                        Inc., as successor in interest to the University of Florida
                        Tissue Bank, Inc., and American Equipment Leasing, dated
                        January 23, 1998.**

        10.8            Purchase Contract between Regeneration Technologies, Inc.
                        and Echelon International Corp., dated January 31, 2000, as amended.**

        10.9            Lease between Echelon International Corp. and Regeneration
                        Technologies, Inc., dated February 4, 2000.**

        10.10           Sublease between Regeneration Technologies, Inc. and the
                        University of Florida Tissue Bank, Inc., dated February 12,
                        1998.**

        10.11           Lease between Regeneration Technologies, Inc. and First
                        Street Group L.C., dated June 14, 1999.**

        10.12           Lease agreement between Georgia Tissue Bank Inc. and Charles
                        P. Garrison, dated November 1, 1999.**

        10.13           Employment Agreements between Regeneration Technologies,
                        Inc. and James M. Grooms, dated February 9, 1998.**

        10.14           Employment Agreements between Regeneration Technologies,
                        Inc. and Richard R. Allen, dated February 13, 1998.**

        10.15           Employment Agreements between Regeneration Technologies,
                        Inc. and Frederick C. Preiss, dated November 25, 1998.**

        10.16           Employment Agreements between Regeneration Technologies,
                        Inc. and Thomas Brewer, dated June 15, 1998.**

        10.17           Employment Agreements between Regeneration Technologies,
                        Inc. and James P. Abraham, dated November 28, 1998.**

        10.18           Employment Agreements between Regeneration Technologies,
                        Inc. and Nancy R. Holland, dated February 13, 1998.**

        10.19           Omnibus Stock Option Plan.**

        10.20           Year 2000 Compensation Plan.**

        10.21           Form of Indemnification Agreement between Regeneration
                        Technologies, Inc. and its directors and executive officers.

        10.22           Line of Credit Agreement, dated September 1999.**

        10.23           Mortgage between Regeneration Technologies, Inc. and Bank of
                        America, N.A., dated March 30, 2000.**

        10.24           Promissory Note between Regeneration Technologies, Inc. and
                        Bank of America, N.A., dated March 30, 2000.**
        10.25           Management Services Agreement between Regeneration
                        Technologies, Inc. and Allograft Resources of Wisconsin,
                        Inc., dated June 15, 1998.**+
        10.26           Shaft Recovery and Service Reimbursement Agreement between
                        Regeneration Technologies, Inc. and Tutogen Medical, Inc.,
                        dated September 29, 1998.**+
        21              Subsidiaries of the Registrant.
        23.1            Consent of Fulbright & Jaworski L.L.P. (included in Exhibit
                        5.1)**
        23.2            Consent of Deloitte & Touche LLP to the consolidated
                        financial statements and supplemental schedule of
                        Regeneration Technologies, Inc. and subsidiary.
        23.3            Consent of Deloitte & Touche LLP to the Statements of
                        Revenues and Direct Costs of the predecessor business of
                        Regeneration Technologies, Inc.
        24.1            Power of attorney**
        27.1            Financial Data Schedule


------------------------

*   To be filed by amendment

**  Previously filed

+ Confidentiality requested, confidential portions have been omitted and filed separately with the Commission, as required by Rule 406(b) of the Securities Act of 1933.

    (b) Consolidated Financial Statement Schedule.

                SCHEDULE II--VALUATIONS AND QUALIFYING ACCOUNTS

    All other schedules are omitted because they are not required or are not applicable or the information is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 5 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alachua, State of Florida, on August 2, 2000.


                                                       REGENERATION TECHNOLOGIES, INC.

                                                       By:             /s/ JAMES M. GROOMS
                                                            -----------------------------------------
                                                                         James M. Grooms
                                                                    CHAIRMAN OF THE BOARD AND
                                                                     CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to its Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                                                       Chairman of the Board
                 /s/ JAMES M. GROOMS                     (principal executive
     -------------------------------------------         officer) and Chief Executive  August 2, 2000
                   James M. Grooms                       Officer

                /s/ RICHARD R. ALLEN                   Chief Financial Officer
     -------------------------------------------         (principal financial and      August 2, 2000
                  Richard R. Allen                       accounting officer)

                          *                            Director
     -------------------------------------------                                       August 2, 2000
                  Philip R. Chapman

                          *                            Director
     -------------------------------------------                                       August 2, 2000
                   Peter F. Gearen

                          *                            Director
     -------------------------------------------                                       August 2, 2000
                  Michael J. Odrich

                          *                            Director
     -------------------------------------------                                       August 2, 2000
                 Anthony C. Phillips

                          *                            Director
     -------------------------------------------                                       August 2, 2000
                   Daniel L. Weber


*By:  /s/ RICHARD R. ALLEN
      ---------------------------------------
      Richard R. Allen
      as Attorney-in-Fact

                               INDEX TO EXHIBITS


      EXHIBITS                                                                          PAGE
---------------------                                                                 --------
         1.1            Underwriting Agreement*
         2.1            Asset Purchase Agreement by and among University of Alabama
                          Health Services Foundation, P.C., Alabama Tissue Center,
                          Inc. and Regeneration Technologies, Inc., dated April 27,
                          2000.**+

         3.1            Certificate of Incorporation of Regeneration Technologies,
                          Inc.**

         3.2            Bylaws.**

         4.1            Amended and Restated Registration Rights Agreement dated as of October 11, 1999, by and among Regeneration
                          Technologies, Inc., the investors set forth on Exhibit A
                          to the Class C Preferred Stock and Warrant Purchase
                          Agreement dated as of October 11, 1999 and the
                          Stockholders listed on Exhibits A and B thereto.**

         4.2            Stockholder's Agreement dated as of October 11, 1999, by and among Regeneration Technologies, Inc., the investors set
                          forth on Exhibit A to the Class C Preferred Stock and
                          Warrant Purchase Agreement dated as of October 11, 1999
                          and the Stockholders listed on exhibits A, B and C
                          thereto.**

         4.3            Specimen Stock Certificate.

         5.1            Opinion of Fulbright & Jaworski L.L.P. regarding the
                          legality of the shares.**

        10.1            Program Transfer Agreement between Regeneration
                          Technologies, Inc. and the University of Florida Tissue
                          Bank, Inc. dated April 15, 1999.**+

        10.2            Tissue Recovery Agreement between Regeneration Technologies,
                          Inc. and the University of Florida Tissue Bank, Inc. dated
                          April 15, 1999.**+

        10.3            Exclusive Distributorship Agreement between Regeneration
                          Technologies, Inc. and C.R. Bard, Inc., dated June 6,
                          1998.**+

        10.4            Exclusive License Agreement between Regeneration
                          Technologies, Inc., as successor in interest to the University of Florida Tissue Bank, Inc. and Exactech,
                          Inc., dated April 22, 1997, as amended.**+

        10.5            Management Services Agreement between Regeneration
                          Technologies, Inc., as successor in interest to the
                          University of Florida Tissue Bank, Inc. and Sofamor Danek
                          Group, dated July 23, 1996.**+

        10.6            Management Services Agreement between Regeneration
                          Technologies, Inc., as successor in interest to the
                          University of Florida Tissue Bank, Inc., and Sofamor Danek
                          Group, dated May 11, 1998.**+

        10.7            Master Lease Agreement between Regeneration Technologies,
                          Inc., as successor in interest to the University of
                          Florida Tissue Bank, Inc., and American Equipment Leasing,
                          dated January 23, 1998.**

        10.8            Purchase Contract between Regeneration Technologies, Inc.
                          and Echelon International Corp., dated January 31, 2000, as amended.**

        10.9            Lease between Echelon International Corp. and Regeneration
                          Technologies, Inc., dated February 4, 2000.**

        10.10           Sublease between Regeneration Technologies, Inc. and the
                          University of Florida Tissue Bank, Inc., dated February
                          12, 1998.**

        10.11           Lease between Regeneration Technologies, Inc. and First
                          Street Group L.C., dated June 14, 1999.**

        10.12           Lease agreement between Georgia Tissue Bank Inc. and Charles
                          P. Garrison, dated November 1, 1999.**

      EXHIBITS                                                                          PAGE
---------------------                                                                 --------
        10.13           Employment Agreements between Regeneration Technologies,
                          Inc. and James M. Grooms, dated February 9, 1998.**

        10.14           Employment Agreements between Regeneration Technologies,
                          Inc. and Richard R. Allen, dated February 13, 1998.**

        10.15           Employment Agreements between Regeneration Technologies,
                          Inc. and Frederick C. Preiss, dated November 25, 1998.**

        10.16           Employment Agreements between Regeneration Technologies,
                          Inc. and Thomas Brewer, dated June 15, 1998.**

        10.17           Employment Agreements between Regeneration Technologies,
                          Inc. and James P. Abraham, dated November 28, 1998.**

        10.18           Employment Agreements between Regeneration Technologies,
                          Inc. and Nancy R. Holland, dated February 13, 1998.**

        10.19           Omnibus Stock Option Plan.**

        10.20           Year 2000 Compensation Plan.**

        10.21           Form of indemnification agreement between Regeneration
                          Technologies, Inc. and its directors and executive officers.

        10.22           Line of Credit Agreement, dated September 1999.**

        10.23           Mortgage between Regeneration Technologies, Inc. and Bank of
                          America, N.A., dated March 30, 2000.**

        10.24           Promissory Note between Regeneration Technologies, Inc. and
                          Bank of America, N.A., dated March 30, 2000.**

        10.25           Management Services Agreement between Regeneration
                          Technologies, Inc. and Allograft Resources of Wisconsin,
                          Inc., dated June 15, 1998.**+

        10.26           Shaft Recovery and Service Reimbursement Agreement between
                          Regeneration Technologies, Inc. and Tutogen Medical, Inc.,
                          dated September 29, 1998.**+

        21              Subsidiaries of the Registrant.

        23.1            Consent of Fulbright & Jaworski L.L.P. (included in Exhibit
                          5.1)**

        23.2            Consent of Deloitte & Touche LLP to the consolidated
                          financial statements and supplemental schedule of Regeneration Technologies, Inc. and subsidiary.

        23.3            Consent of Deloitte & Touche LLP to the Statements of
                          Revenues and Direct Costs of the predecessor business of Regeneration Technologies, Inc.

        24.1            Power of attorney**

        27.1            Financial Data Schedule


------------------------

*   To be filed by amendment

**  Previously filed

+ Confidentiality requested, confidential portions have been omitted and filed separately with the Commission, as required by Rule 406(b) of the Securities Act of 1933.